Exhibit 10.10(a)

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 10, 2011

among

WIRECO WORLDGROUP INC.

and

WRCA (LUXEMBOURG) HOLDINGS SARL,

as Borrowers,

WIRECO WORLDGROUP (CAYMAN) INC.,

as Parent,

and

WIRECO WORLDGROUP LIMITED,

as Holdings,

The Lenders Party Hereto,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC

and

DEUTSCHE BANK AG, LONDON BRANCH,

as Joint Lead Arrangers and Joint Book Managers with respect to certain amendments of the

Term Facility hereunder,

and

DEUTSCHE BANK AG, LONDON BRANCH,

as Sole Lead Arranger with respect to the Revolving Facility

i

v

SCHEDULES:

Schedule 1.01A	—	Luxembourg Equity Arrangements
Schedule 1.01B	—	Existing Liens
Schedule 1.01C	—	Original Parties
Schedule 1.01D	—	Mandatory Costs
Schedule 1.01E	—	Pledge Agreements
Schedule 1.01F	—	Security Agreements
Schedule 1.01G	—	Conditions Precedent
Schedule 1.01H	—	Group Structure Chart
Schedule 3.03	—	Filings and Consents
Schedule 3.05(c)(i)	—	Owned Real Property
Schedule 3.05(c)(ii)	—	Mortgaged Property
Schedule 3.05(c)(iii)	—	Leased Real Property
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.16(d)	—	Mortgage Filing Offices
Schedule 5.11	—	Agreed Security Principles
Schedule 6.01(a)(viii)	—	Scheduled Indebtedness
Schedule 6.04	—	Scheduled Investments
Schedule 6.08	—	Affiliate Agreements
Schedule 6.09	—	Scheduled Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Perfection Certificate
Exhibit C-l	—	Form of U.S. Security Agreement
Exhibit C-2	—	Form of U.S. Pledge Agreement
Exhibit C-3	—	Form of Cyprus Pledge Agreement
Exhibit C-4	—	Form of Cayman Islands Share Pledge Agreement
Exhibit C-5	—	Form of LuxFinCo Share Pledge Agreement
Exhibit C-6	—	Form of LuxHoldCo Share Pledge Agreement
Exhibit C-7	—	Form of LuxSub Share Pledge Agreement
Exhibit C-8	—	Form of Collateral Assignment of Contracts
Exhibit D	—	Form of Mortgage
Exhibit E	—	Form of Guarantee Agreement
Exhibit F	—	Form of Note
Exhibit G	—	Form of Intercompany Subordination Agreement
Exhibit H	—	Form of Intercreditor Agreement
Exhibit I	—	Form of Lender Addendum
Exhibit J	—	Form of Requests and Notices
Exhibit K	—	Form of Transfer Certificate
Exhibit L	—	Form of Assignment Agreement
Exhibit M	—	Form of Letter of Credit
Exhibit N	—	Form of Increase Confirmation
Exhibit O	—	Form of Borrowing Request
Exhibit P	—	Form of Interest Election Request
Exhibit Q	—	Form of Joinder Agreement
Exhibit R	—	Form of Notice of Incremental Revolving Facility

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 10, 2011, among WIRECO WORLDGROUP INC., a Delaware corporation, WRCA (LUXEMBOURG) HOLDINGS S.AR.L., a société à responsabilité limitée organized under the laws of Luxembourg, WIRECO WORLDGROUP (CAYMAN) INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands, WIRECO WORLDGROUP LIMITED, a company organized under the laws of Cyprus, the several banks and other financial institutions or entities from time to time party hereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent.

WITNESSETH:

(1) WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

(2) WHEREAS, the U.S. Borrower, Parent, Holdings, Canadian Imperial Bank of Commerce, acting through its New York Agency, as Administrative Agent and as Collateral Agent (in such capacities the “Existing Agent”) and the other lenders party thereto from time to time are parties to that certain Credit Agreement dated as of February 8, 2007, as amended by that certain Amendment No. 1 to Credit Agreement dated as of April 13, 2007, and as further amended by that certain Amendment No. 2 to Credit Agreement dated as of May 3, 2010 (as further amended, supplemented or otherwise modified from time to time prior to the Restatement Effective Date, the “Existing Credit Agreement”);

(3) WHEREAS, pursuant to the Existing Credit Agreement, the U.S. Borrower borrowed the Delayed Draw Term Loans on February 26, 2007 in an aggregate principal amount of $20,000,000 and on August 7, 2007 in an aggregate principal amount of $30,000,000, and such Delayed Draw Term Loans were coordinated with, and deemed an increase of, all other Term Loans pursuant to Section 2.01(b)(ii)(z) of the Existing Credit Agreement;

(4) WHEREAS, pursuant to the Existing Credit Agreement, the U.S. Borrower, Parent, Holdings, Deutsche Bank AG New York Branch as the New Lender, the Existing Agent and the Subsidiary Loan Parties (as defined therein), entered into that certain Incremental Loan Amendment, dated as of November 24, 2010 (as further amended, supplemented or otherwise modified from time to time prior to the Restatement Effective Date, the “Existing Credit Agreement Incremental Loan Amendment”), pursuant to which the New Lender made a Series A Incremental Loan (as defined in the Existing Credit Agreement Incremental Loan Amendment) to the U.S. Borrower in an aggregate principal amount of $65,000,000, and such Series A Incremental Loans were coordinated with, and deemed an increase of, all other Term Loans pursuant to Section 2.01(c)(v)(z) of the Existing Credit Agreement;

(5) WHEREAS, the Existing Agent desires to resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents;

(6) WHEREAS, the Required Lenders desire to appoint DBTCA as successor Administrative Agent and successor Collateral Agent under this Agreement and the other Loan Documents, the U.S. Borrower desires to approve such appointment, and DBTCA wishes to accept such appointment;

(7) WHEREAS, the U.S. Borrower desires that the Lenders agree to amend and restate the Existing Credit Agreement in its entirety (i) in order to provide (a) a revolving loan facility of the Borrowers in an aggregate principal amount not to exceed €40,000,000 and (b) the ability to incur $150,000,000 of additional senior unsecured notes of the U.S. Borrower and (ii) as otherwise set forth herein, which amendment and restatement shall become effective upon the Restatement Effective Date;

(8) WHEREAS, the Required Lenders, have, on or prior to the Restatement Effective Date, authorized the Administrative Agent to execute this Agreement on their behalf;

(9) WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations outstanding on the Restatement Effective Date as contemplated hereby; and

(10) WHEREAS, it is the intent of the Loan Parties to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral Agent” means HSBC Bank USA, National Association (f/k/a HSBC Business Credit (USA) Inc.), or any replacement therefor, in each case in its capacity as ABL Collateral Agent for the lenders under the ABL Loan Documents.

“ABL Collateral Documents” means the collective reference to the ABL Credit Agreement, the intellectual property security agreements, the collateral assignments of contracts, the mortgages and all other security documents hereafter delivered to the ABL Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any ABL Loan Document.

“ABL Credit Agreement” means the Loan and Security Agreement, dated as of the Closing Date, between Holdings, the U.S. Borrower, certain Subsidiaries of Holdings party thereto as guarantors and pledgors, HSBC Bank USA, National Association (f/k/a HSBC Business Credit (USA) Inc.), as agent and as a lender and the other financial institutions party thereto, as lenders.

“ABL Facility” means the credit facility provided to the U.S. Borrower pursuant to the ABL Credit Agreement and any refinancings, renewals, replacements or extensions thereof in accordance with Section 6.01.

“ABL Loan Documents” means the ABL Credit Agreement, the ABL Collateral Documents and any notes issued pursuant to the ABL Credit Agreement.

“ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABR”, when used in reference to any Term Loan or Borrowing thereof, refers to whether such Term Loan or the Term Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” means a bank or financial institution which has a rating for its long–term unsecured and non credit–enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or A3 or higher by Fitch Ratings Ltd or a comparable rating from an internationally recognized credit rating agency.

“Acquired Loan Party” means a Foreign Subsidiary of Parent that is acquired in, or formed in connection with the consummation of, a Permitted Acquisition.

“Additional Cost Rate” has the meaning given to it in Schedule 1.01E (Mandatory Cost Formula).

“Adjusted EBITDA” means, for any period, for the Parent and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), Consolidated Net Income, adjusted by adding thereto, (a) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) provision for Taxes based on income of the Parent and its Subsidiaries, (iii) depreciation and amortization expense, (iv) Closing Date Transaction Expenses incurred in connection with the Closing Date Transactions, (v) Closing Date Transaction Expenses of the type described in clause (b) of the definition thereof, provided that the amount of Closing Date Transaction Expenses included pursuant to this clause (v) shall not exceed (a) with respect to Closing Date Transaction Expenses paid to the Sponsor, 1.0% of the value of the applicable transaction and (b) with respect to Closing Date Transaction Expenses paid to any other Person, such Closing Date Transaction Expenses as are normal and customary, (vi) non-cash, stock-based compensation expense, (vii) extraordinary, non-recurring or unusual losses or expenses (including extraordinary, non-recurring or unusual losses on permitted sales or dispositions of assets and casualty events), (viii) all other non-cash charges that represent an accrual to the extent no cash is expected to be paid in the next twelve months (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (ix) Permitted Management

Fees paid during such period, (x) non-cash, restricted stock award charges, (xi) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (xii) severance packages payable in connection with the termination of the ten highest paid officers, directors or employees of Parent or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 from the Closing Date until the date of determination, and (xiii) non-cash minority interest expense; minus (b) to the extent included in determining Consolidated Net Income, the sum of (i) extraordinary, non-recurring or unusual gains (including extraordinary, non-recurring or unusual income or gains on permitted sales or dispositions of assets and casualty events), (ii) all other non-cash income to the extent no cash is expected to be received in the next twelve months (excluding any such non-cash item to the extent it represents the reversal of and accrual or reserve for potential cash item in any prior period), (iii) unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP, and (iv) non-cash minority interest income.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, however, that notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than 1.75% per annum.

“Adjusted Total Debt” means, on any date, Total Debt as of such date, minus the amount of unrestricted cash and cash equivalents of the Parent, the Borrowers and the Subsidiaries as at said date not to exceed the lesser of $10,000,000 and actual cash and cash equivalents of the Parent, the Borrowers and the Subsidiaries as at said date.

“Administrative Agent” means (a) with respect to the period commencing on the Closing Date until the Restatement Effective Date, CIBC and (b) on and after the Restatement Effective Date, DBTCA in its capacity as administrative agent for the Lenders hereunder, and any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, collectively, the Administrative Agent and Collateral Agent.

“Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the New York foreign exchange market at or about 10:00 a.m., New York City time, two Business Days prior to the date of the determination.

“Agreed Security Principles” means the principles set out in Schedule 5.11 (Agreed Security Principles).

“Agreement” means, (a) prior to the Restatement Effective Date, the Existing Credit Agreement and (b) on and after the Restatement Effective Date, this Amended and Restated Credit Agreement, dated as of June 10, 2011, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 2.75% per annum. On any day that ABR Loans are outstanding, in no event shall the Alternate Base Rate be less than the sum of (i) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a Eurodollar Loan with a one-month interest period plus (ii) the difference between the Applicable Rate for Eurodollar Loans and the Applicable Rate for ABR Loans.

“Alternative Market Disruption Event” has the meaning given to that term in Section 2.83 (Market Disruption).

“Alternative Reference Bank Rate” has the meaning given to that term in Section 2.83 (Alternative Reference Bank Rate).

“Alternative Reference Banks” means, in relation to a Revolving Facility Loan in a currency other than euro, the principal London offices of the banks listed in Part A of Schedule 1.01C (Alternative Reference Banks) and, in relation to a Revolving Facility Loan in euro, the principal office in London of the banks listed in Part B of Schedule 1.01C (Alternative Reference Banks).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorized as such under Sections 2.53 through 2.61 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Sections 2.53 through 2.61 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Sections 2.53 through 2.61 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a) the principal amount under each overdraft facility and on–demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Applicable Prepayment Percentage” means (a) in respect of Excess Cash Flow, 50%, provided that if the Total Leverage Ratio as at the last day of the most recent fiscal year shall be less than 3.50 to 1.00, then such percentage shall be reduced to 25% and (b) in respect of issuances of Equity Interests, 50%.

“Applicable Rate” means, (I) for any day prior to the Existing Credit Agreement Second Amendment Effective Date, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the second full fiscal quarter ended after the Closing Date, (i) 1.25% per annum, in the case of an ABR Loan, or (ii) 2.25% per annum, in the case of a Eurodollar Loan and (b) thereafter, a percentage, per annum, determined by reference to the Senior Secured Leverage Ratio in effect from time to time as set forth below:

Senior Secured Leverage Ratio	Applicable Rate (Eurodollar Loans)	Applicable Margin (ABR Loan)
≥ 1.00: 1.00	2.25%	1.25%
< 1.00:1.00	2.00%	1.00%

No change in the Applicable Rate shall be effective until one Business Day after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01 calculating the Senior Secured Leverage Ratio. At any time and so long as the Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.01, the Applicable Rate shall be determined as if the Senior Secured Leverage Ratio were in excess of 1.00:1.00. Within one Business Day of receipt of the applicable information under Section 5.01, Administrative Agent shall give each Lender telefacsimile notice of the Applicable Rate in effect from such date.

In the event that any financial statement delivered pursuant to Section 5.1 or certificate delivered pursuant to Section 5.1(d) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the U.S. Borrower shall immediately deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Senior Secured Leverage Ratio was greater than 1.00:1.00 for such Applicable Period, and (iii) the U.S. Borrower shall promptly pay to the Administrative Agent the accrued additional interest that would have been due and payable at such time as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.1(d).

(II) On and after the Existing Credit Agreement Second Amendment Effective Date, (x) until the U.S. Borrower has obtained a public corporate family rating from Moody’s and a public corporate credit rating from S&P in accordance with Section 5.13, 3.25% per annum in the case of Eurodollar Loans and 2.25% per annum in the case of ABR Loans and (y) thereafter, a percentage, per annum, determined by reference to the U.S. Borrower’s public corporate family rating from Moody’s and the public corporate credit rating from S&P in effect from time to time as set forth below:

Rating	Applicable Rate (Eurodollar Loans)	Applicable Margin (ABR Loan)
Ba3 or better by Moody’s and BB-or better by S&P	3.00%	2.00%
Bl by Moody’s and B+ by S&P	3.25%	2.25%
B2 by Moody’s and B by S&P	3.75%	2.75%
B3 by Moody’s and B- by S&P	5.00%	4.00%
Caal or lower by Moody’s and CCC+ or lower by S&P	5.50%	4.50%

In the event of a split rating the midpoint of the Applicable Rates corresponding to the two ratings will determine the Applicable Rate. Within one Business Day of receipt of the applicable ratings by the Administrative Agent from the U.S. Borrower, the Administrative Agent shall give each Lender telefacsimile notice of the Applicable Rate in effect from such date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” or “Arrangers” means, collectively, (a) with respect to the Closing Date, CIBC World Markets Corp. and Jefferies Finance LLC, (b) with respect to certain amendments of the Term Facility effectuated on the Restatement Effective Date, Deutsche Bank and GS Lending Partners and (c) with respect to the Revolving Facility, Deutsche Bank.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ assets.

“Assignment Agreement” means an agreement substantially in the form set out in Exhibit L (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and reasonably satisfactory to the U.S. Borrower.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority necessary in connection with the execution, delivery or performance of this Agreement and the other Loan Documents or in connection with the operation of the business of the Parent, the Borrowers and the Subsidiaries.

“Availability Period” means in relation to the Revolving Facility, the period from and including the Restatement Effective Date to and including the date that is one month prior to the Termination Date.

“Available Commitment” means, in relation to the Revolving Facility, a Lender’s Commitment under that Facility minus (subject to Section 2.60 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a) the Base Currency Amount of its participation in any outstanding Utilizations under the Revolving Facility and the Base Currency Amount of the aggregate of its or its Affiliate’s Ancillary Commitments; and

(b) in relation to any proposed Utilization, the Base Currency Amount of its participation in any other Utilizations that are due to be made under the Revolving Facility on or before the proposed Utilization Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilization Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilization under the Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s participation in any Revolving Facility Utilizations that are due to be repaid or prepaid on or before the proposed Utilization Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilization Date.

“Available Credit” means, with respect to the amount of Permitted Acquisitions, Capital Expenditures permitted under Section 6.13 or Investments in any Unrestricted Subsidiary permitted under Section 6.04(q) as at any date of determination (a) the sum of (i) the aggregate amount of net cash proceeds received by Parent or Holdings from the sale or issuance of Equity Interests (other than Disqualified Stock, the Equity Contribution and the net cash proceeds sale or issuance of Equity Interests in connection with the Specified Acquisition) during the period from the Closing Date to and including such date of determination plus (ii) the aggregate amount of net cash proceeds received by any Loan Party from the sale of its Equity Interests in the Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary during the period from the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of the Available Credit applied to make Permitted Acquisitions from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the Available Credit applied to make Capital Expenditures from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the Available Credit applied to make Investments in the Unrestricted Subsidiaries from the Closing Date and on or prior to such date of determination.

“Available Facility” means, in relation to the Revolving Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Product Obligations” means all obligations, liabilities and indebtedness owing to Administrative Agent, any Lender or any Affiliate thereof in respect of cash management or related services, including controlled disbursement services, overdrafts and automated clearing house transfer of funds for the account of the Parent or any of its Subsidiaries.

“Bank Product Obligation Agreement” means any agreement with respect to Bank Product Obligations entered into with any counterparty that was Administrative Agent, a Lender or Arranger or an Affiliate of a Lender or Arranger at the time such Bank Product Obligations was entered into (unless such counterparty agrees with the Borrowers not to be secured by the Collateral under the Loan Documents).

“Base Capital Expenditure Amount” has the meaning assigned to such term in Section 6.13.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections for the fiscal year ending December 31, 2011 in agreed form relating to the Group, each prepared by U.S. Borrower.

“Base Currency” means Euro.

“Base Currency Amount” means:

(a) in relation to a Utilization, the amount specified in the Utilization Request delivered by a Borrower for that Utilization (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilization Date or, if later, on the date the Administrative Agent receives the Utilization Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Section 2.43 (Revaluation of Letters of Credit) at six–monthly intervals; and

(b) in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Administrative Agent by the Loan Parties’ Agent pursuant to Section 2.54 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Administrative Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilization, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Base Reference Banks:

(a) in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b) in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of Deutsche Bank and HSBC Bank and, in relation to EURIBOR, the principal office in London of Deutsche Bank and HSBC Bank or such other banks as may be appointed by the Parent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of directors, managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowers” means, collectively, the U.S. Borrower and the Lux Borrower.

“Borrowing” means Term Loans and Incremental Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable (other than customary ineligible accounts receivable for ABL Facility of the relevant type) owned by the U.S. Borrower and its Subsidiaries as of the end of the most recent measurement date reported under the ABL Facility preceding such date; plus

(2) 60% of the book value of all inventory (other than customary ineligible inventory for ABL Facility of the relevant type), net of reserves, owned by the U.S. Borrower and its Subsidiaries as of the end of the most recent measurement date reported under the ABL Facility preceding such date.

“Borrowing Request” means a request by the U.S. Borrower for a Borrowing of Term Loans or Incremental Loans in accordance with Section 2.03, in substantially the form set forth in Exhibit O.

“Break Costs” means the amount (if any) by which:

(a) the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum under the Revolving Facility to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum under the Revolving Facility received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that,

(a) when used in connection with a Eurodollar Loan under the Term Facility, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) when used in connection with the Revolving Facility, the term “Business Day” shall also exclude (i) (in relation to any date for payment or purchase of a currency other than euro) any day that is not a Saturday, Sunday or other day on which commercial banks in the principal financial centre of the country of that currency are authorized or required by law to remain closed; or (ii) (in relation to any date for payment or purchase of euro) any TARGET Day.

“Camesa” means Aceros Camesa, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico, together with its subsidiaries.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows (if one were to be prepared) of such Person, provided that Capital Expenditures shall not include:

(a) expenditures made with the proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are reinvested or committed to be reinvested to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and the Subsidiaries within 270 days of receipt of such proceeds (or, if committed to be so reinvested, actually reinvested within 365 days),

(b) interest capitalized during such period,

(c) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary thereof) and for which neither the Parent, the Borrowers nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(d) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(e) Investments in respect of a Permitted Acquisition,

(f) the Closing Date Transactions, and

(g) the purchase of property, plant or equipment made or committed to be made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale (or, if committed to be so made, actually made within 365 days).

“Capital Lease Obligations” of any Person means the obligations of such Person, which at the time any determination is to be made would, at that time, be required to be capitalized on a balance sheet of such Person under GAAP. The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment or a penalty.

“Cash Interest Expense” means, for any period, for the Parent, the Borrowers and the Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP, the excess of (a) the sum of (i) Consolidated Interest Expense plus (ii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in Consolidated Interest Expense for such period minus (b) the sum of (i) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period (including deferred Closing Date Transaction Expenses and other non-cash interest expense), plus (ii) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) any other non-cash amounts included in the determination of clause (a) above for such period.

“Cayman Distributor” means WRCA Distributor (Cayman) Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Cayman Islands Share Pledge Agreement” means the Charge Over Shares dated as of the Closing Date between Holdings and the Collateral Agent for the benefit of the Secured Parties pledging the Equity Interests of the Cayman Distributor, substantially in the form of Exhibit C-4.

“CFC” means a “controlled foreign corporation” under section 957 of the Code.

“Change in Control” means (a) at any time, either Borrower ceases, directly or indirectly, to be a Wholly Owned Subsidiary of the Parent; (b) prior to such time as there shall have been consummated an Initial Public Offering, Sponsor ceases to beneficially own and control at least 51% on a fully diluted basis of the economic and voting Equity Interests of the Parent; (c) from and after the time that there shall have been consummated an Initial Public Offering, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date ) other than the Sponsor, of Equity Interests representing more than 35% on a fully diluted basis of the aggregate ordinary voting power for the election of directors of the Parent; (d) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (i) nominated by the Board of Directors of the Parent, (ii) appointed by directors so nominated nor (iii) designated or nominated by the Sponsor; or (e) the occurrence of a “Change of Control”, “Change in Control” or similar occurrence under any Material Indebtedness of the Parent or any of the Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charged Property” means all of the assets of the Loan Parties which from time to time are, or are expressed to be, the subject of the Collateral.

“Chinese Joint Venture” means WISCO WireCo Wire Rope Co., Ltd., a limited liability equity joint venture organized under the laws of the Peoples Republic of China pursuant to the joint venture contract between WRCA Hong Kong Holding Company Limited, a limited liability company incorporated under the laws of Hong Kong and Jiangbei Steel Processing and Logistics Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term Loans or Incremental Loans. Each Series of Incremental Loan Commitments, Incremental Loan Borrowings or Incremental Loans shall be deemed a separate Class of Commitments, Borrowings or Loans, respectively, hereunder, unless such Series is deemed an increase to the Term Commitment (as contemplated by Section 2.01(b)(v)), in which case the Incremental Loan Commitments, Incremental Loan Borrowings and Incremental Loans of such Series shall constitute part of the Term Commitments, Term Borrowings or Term Loans, as applicable.

“CIBC” means Canadian Imperial Bank of Commerce.

“Closing Date” means February 8, 2007, the date on which the initial Term Loans were made.

“Closing Date Transaction Expenses” means actual out-of-pocket costs and expenses (including cash compensation payments and transaction fees) (a) associated with the Closing Date Transactions, (b) associated with any Permitted Acquisition permitted hereunder, including any debt or equity offering related to such Permitted Acquisition (whether or not such Permitted Acquisition or related transaction is consummated), or (c) for all purposes except the definition of “Adjusted EBITDA”, associated with any other offering of debt or equity securities, or acquisition permitted hereunder in each case, with respect to acquisitions, whether incurred by or attributed to the Parent and its Subsidiaries or a Person or business being acquired in the applicable transaction.

“Closing Date Transactions” means, collectively, (a) the entering into of this Agreement and the Term Loans made hereunder on the Closing Date, (b) the Equity Contribution, (c) the Merger, (d) the entering into of the ABL Facility, (e) the entering into of the Senior Unsecured Notes and (f) the repayment of all obligations under the Existing Credit Agreements (as defined in the Existing Credit Agreement) (and the termination of the commitments and security interests created thereunder).

“CMS” means Closer Merger Sub Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property, assets or revenue of the Loan Parties subject to the Lien of any Security Documents or in respect of which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” means (a) with respect to the period commencing on the Closing Date until the Restatement Effective Date, CIBC and (b) on and after the Restatement Effective Date, DBTCA in its capacity as collateral agent for the Lenders hereunder, and any successor thereto in such capacity.

“Collateral Assignment of Contracts” means the Collateral Assignment of Contracts, dated as of the Closing Date, among the U.S. Borrower, certain Subsidiaries of the U.S. Borrower and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-8 of the Existing Credit Agreement.

“Commitment” means a Revolving Facility Commitment, Term Commitment, Ancillary Commitment or Incremental Loan Commitment, or any combination thereof (as the context requires).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Permitted Investments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and accrued interest payable.

“Consolidated Interest Expense” means, for any period, the sum (for the Parent, the Borrowers and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP), of all interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period. For purposes of the foregoing, Consolidated Interest Expense shall be determined taking into account (i) any net income or expense of the Parent, the Borrowers and the Subsidiaries under Hedging Agreements, (ii) amortization of debt discounts, (iii) amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with Indebtedness to the extent included in interest expense, (iv) that portion of any payments and accruals with respect to Capital Lease Obligations allocable to interest expense, and (v) capitalized interest.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (a) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries or directors’ or other de minimis qualifying shares required under local law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, (c) the income of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions (in the case of Subsidiaries of the U.S. Borrower) or Investments in the U.S. Borrower (in the case of Subsidiaries of the Parent excluding the U.S. Borrower and its Subsidiaries) of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash (or any Investment that could be made in cash, as applicable) by such Subsidiary during such period to (or in) the U.S. Borrower or another Subsidiary Loan Party of the U.S. Borrower as a dividend or (if such Subsidiary is a Loan Party) other transfer (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution or transfer which could have been made or transferred to another Subsidiary, to the limitations contained in this clause (c) with respect to such Subsidiary), (d) any non-cash adjustment required to adjust Consolidated Net Income from a first-in-first-out to a last-in-first-out basis shall be excluded, (e) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any pension plan, (f) the net income (or loss) of the Parent or any Subsidiary of the Parent to the extent attributable to the receipt of proceeds from the sale or issuance of the Equity Interests of Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary and (g) (to the extent not included in clauses (a) through (f) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent and (b) the effects of purchase accounting.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cyprus Pledge Agreement” means the Debenture dated as of the Closing Date between Holdings and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-3.

“DBTCA” means Deutsche Bank Trust Company Americas.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a) which has failed, within two Business Days of the date such Loans were required to be funded hereunder, to make its participation in a Loan available or has notified the Administrative Agent that it will not make its participation in a Loan available by the Utilization Date of that Loan in accordance with Section 2.33 (Lenders’ Participations) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Section 2.47(Cash Collateral by Non–Acceptable L/C Lender);

(b) which has otherwise rescinded or repudiated a Loan Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of clause (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event,

and payment is made within three Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question; or

(d) that has failed, within three Business Days after request by the Administrative Agent or a Loan Party (and the Administrative Agent has received a copy of such request), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (assuming that the conditions precedent to funding have been satisfied).

“Delayed Draw Term Lender” means a Lender with a Delayed Draw Term Loan Commitment (as defined in the Existing Credit Agreement) or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means a Loan made pursuant to clause (b) of Section 2.01 of the Existing Credit Agreement.

“Delayed Draw Term Loan Credit Date” means each date of funding of Delayed Draw Term Loans.

“Delegate” means any delegate, agent, attorney or co–trustee appointed by the Collateral Agent.

“Designated Gross Amount” has the meaning given to that term in Section 2.54 (Availability).

“Designated Net Amount” has the meaning given to that term in Section 2.54 (Availability).

“Deutsche Bank” means Deutsche Bank AG, London Branch.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder (other than solely for Qualified Stock) in each case on or prior to the 180th day following the Latest Maturity Date; provided, however, that (w) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, (x) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased or redeemed by any Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination (whether by the employee, the Parent or a Subsidiary), death or disability, (y) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock, and (z) any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the 180th day following the Latest Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “Change of Control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the “asset sale” provisions and the “Change of Control” provisions, customarily contained in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Revolving Facility (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems–related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Loan Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Loan Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” has the meaning specified in Section 2.17(f).

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any State thereof.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) that is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business and is approved by, unless an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Sponsor, the Parent, the Borrowers or any of the Parent’s Subsidiaries.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or final and legally enforceable agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of the Parent, the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, license or other authorization of a Governmental Authority required under any Environmental Law.

“Equity Contribution” means (i) the capital contribution of an aggregate amount of not less than $160,000,000 in cash to the common Equity Interests of Holdings by the Sponsor and other investors and (ii) the rollover of up to an aggregate of $8,000,000 of existing Equity Interests of the Management Investors into common equity of U.S. Holdings and Holdings.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers or any other Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice of termination of any Plan or Plans or any notice of appointment of a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Parent or any of its ERISA Affiliates of any Withdrawal Liability; (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability to a Plan subject to Section 4063 of ERISA as a result of a complete or partial withdrawal from such Plans; (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) there exists any fact or circumstance that would reasonably be expected to result in the imposition of Lien or security interest under Section 430 of the Code or under ERISA.

“EURIBOR” means, in relation to any Revolving Facility Loan in euro:

(a) the applicable Screen Rate; or

(b)(if no Screen Rate is available for the Interest Period of that Revolving Facility Loan) the Base Reference Bank Rate,

as of approximately 11:00 a.m., London time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan.

“Euro” or “€”means the lawful currency of the Participating Member States.

“Eurodollar” means, when used in reference to any Term Loan or Borrowing thereof, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Revolver Priority Collateral” means, with respect to each Loan Party that is a Foreign Subsidiary organized and/or incorporated under the laws of the European Union or any member state thereof or the laws of any other European jurisdiction all such Loan Party’s now existing or hereinafter arising, to the extent constituting Collateral, (i) Inventory, (ii) Receivables, (iii) any and all Instruments, Documents, Chattel Paper (including Electronic Chattel Paper) and other contracts, in each case evidencing or substituted for any Receivable, (iv) guarantees, Supporting Obligations, Letter-of-Credit Rights, security and other credit enhancements for the Receivables, (v) Documents with respect to Inventory, (vi) claims and causes of action in any way relating to any of the Receivables or Inventory, (vii) Deposit Accounts, including lockbox and securities accounts, into which any proceeds of Receivables or Inventory are deposited (including all cash, Cash Equivalents, Financial Assets and other funds on deposit therein or credited thereto) but only with respect to and including such Proceeds of European Revolver Priority Collateral, (viii) rights to any Goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed Goods, (ix) reserves and credit balances arising in connection with or pursuant thereto, (x) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom, (xi) insurance policies or rights relating to any of the foregoing, (xii) General Intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), (xiii) promissory notes, deposits or property of Account Debtors securing the obligations of any such Account Debtors to the Grantors or any one of them and (xiv) all books and records (and any electronic media and software related thereto) pertaining to any of the foregoing, and all substitutions, replacements, Accessions, products or Proceeds (including, without limitation, insurance proceeds, cash and Cash Equivalents) of any of the foregoing; provided, however, that, as certified by the chief financial officer of the Parent, any Collateral, regardless of type, received in exchange for European Revolver Priority Collateral pursuant to the terms of this Agreement shall be treated as European Revolver Collateral under this Agreement and the Security Documents; provided, further, that as certified by the chief financial officer of the Parent, any Collateral of the type that constitutes European Revolver Priority Collateral, if received in exchange for European Term Loan Priority Collateral pursuant to the terms of this Agreement, shall be treated as European Term Loan Priority Collateral under this Agreement and the Security Documents; and, provided, further, that European Revolver Priority Collateral shall exclude, however, all European Term Loan Priority Collateral (other than European Term Loan Priority Collateral which is treated as European Revolver Priority Collateral as set forth in the first proviso above), it being understood and agreed that the Lenders under the Revolving Facility remain entitled to be secured by Liens having pari passu priority with the Term Loans and Incremental Loans in any such European Term Loan Priority Collateral. Capitalized terms used in this definition and not otherwise defined in this Agreement shall have the meaning assigned thereto in the Uniform Commercial Code as from time to time in effect in the State of New York or the equivalent foreign law to the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“European Term Loan Priority Collateral” means, with respect to each Loan Party that is a Foreign Subsidiary, all such Loan Party’s Collateral other than European Revolver Priority Collateral.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of:

(a) voluntary and scheduled repayments of Total Debt (excluding (i) repayments of revolving loans under the ABL Facility or other revolving credit facility except to the extent the revolving commitments are permanently reduced in connection with such repayments and (ii) voluntary prepayments of Loans);

(b) Cash Interest Expense, excluding Cash Interest Expense in respect of intercompany debt;

(c) the sum of (i) Capital Expenditures by the Parent, the Borrowers and the Subsidiaries on a consolidated basis during such applicable period (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the applicable period in respect of Permitted Acquisitions;

(d) Taxes paid in cash by the Parent, the Borrowers and the Subsidiaries during such applicable period or that will be paid within six months after the close of such applicable period; provided that, with respect to any such amounts to be paid after the close of such applicable period, (i) any amount so deducted shall not be deducted again in a subsequent applicable period, and (ii) appropriate reserves shall have been established in accordance with GAAP;

(e) amounts paid in cash during such applicable period on account of (A) items that were accounted for as noncash reductions of net income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries in a prior applicable period and (B) reserves or accruals established in purchase accounting,

(f) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; and

(g) any extraordinary or nonrecurring loss realized in cash during such applicable period;

plus, (iii) the sum, without duplication, of the amounts for such period of:

(a) all amounts referred to in clauses (a) and (c) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness), the sale or issuance of any Equity Interests (including any capital contributions), the Available Credit and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above; and

(b) any extraordinary or nonrecurring gain realized in cash during such applicable period (except to the extent such gain consists of Net Proceeds subject to Section 2.13(b);

provided that in no event shall the proceeds of any sale of the Equity Interests in Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary be included in Excess Cash Flow.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” means (a) deposit accounts used solely to fund payroll and payroll taxes and (b) one or more accounts of Loan Parties that in the aggregate for all accounts under this clause (b) do not hold more than $20,000,000 for any consecutive 30 day period after the Closing Date.

“Excluded Taxes” means, with respect to the Administrative Agent, Collateral Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or any other jurisdiction in which it is subject to Tax as a result of any present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such Tax (other than a present or former connection solely as a result of the transactions specifically contemplated by this Agreement), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) of this definition, (c) Taxes imposed by FATCA, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), any United States withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (A) in the case of a designation of a new lending office, such Foreign Lender or (B) in the case of an assignment, the assignor of such Foreign Lender, was entitled, at the time of such designation or assignment (as the case may be), to receive additional amounts from the Borrowers with respect to any withholding Tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), and (e) any Taxes, in the case of a Domestic Lender, attributable to such Lender’s failure to comply with 0.

“Existing Agent” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement Agency Assignment Agreement” means that certain Agency Assignment Agreement dated as of the date of the Existing Credit Agreement Third Amendment, among the U.S. Borrower, CIBC, as the resigning administrative agent and collateral agent, DBTCA, as the new administrative agent and collateral agent.

“Existing Credit Agreement Incremental Loan Amendment” means that certain Second Amendment to the Existing Credit Agreement dated as of May 3, 2010, among the U.S. Borrower, the Parent, Holdings, Administrative Agent, the financial institutions and the Loan Parties listed on the signature pages thereto.

“Existing Credit Agreement Second Amendment Effective Date” means the date of satisfaction of the conditions referred to in clause (B) of Section II of the Second Amendment.

“Existing Credit Agreement Third Amendment” means that certain Third Amendment to the Existing Credit Agreement dated as of May 20, 2011, among the U.S. Borrower, the Parent, Holdings, the Administrative Agent, the financial institutions and the Loan Parties listed on the signature pages thereto.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Facilities” means, collectively, the Term Facility and Revolving Facility.

“Facility Office” means:

(a) in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Administrative Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b) in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the U.S. Borrower (or the Administrative Agent, the Collateral Agent and the U.S. Borrower).

“Finance Party” means the Administrative Agent, the Arranger, the Collateral Agent, a Lender, the Issuing Bank, any counterparty to a Hedging Agreement or any Ancillary Lender.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower, Holdings or the Parent, as applicable.

“Flood Hazard Property” means any Mortgaged Property, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” has the meaning specified in Section 2.17(e).

“Foreign Subsidiary” means any Subsidiary that is organized and/or incorporated under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fortis Line of Credit” means that certain working capital revolving credit facility agreement signed and countersigned as of September 11 and 26, 2007, among Casar Drahtseilwerk Saar GmbH, Fortis Banque Luxembourg, S.A. and the other parties thereto from time to time.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 9.04(k).

“Group” means the Parent and each of its Subsidiaries.

“Group Structure Chart” means the structure chart substantially in the form attached as Schedule 1.01H.

“GS Lending Partners” means Goldman Sachs Lending Partners LLC.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the U.S. Borrower in good faith.

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement dated as of the Restatement Effective Date made by Holdings, U.S. Borrower, the Parent and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all chemicals, materials, pollutants, contaminants, substances or wastes of any nature prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate, interest rate swap, cap or collar agreements, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Parent and the Subsidiaries in the ordinary course of business (and not for speculative purposes) in order to protect against fluctuations in interest rates, currency exchanges, or commodity prices.

“Holdings” means WireCo WorldGroup Limited (formerly known as WRCA (Cyprus) Holdings Limited), a company organized under the laws of the Republic of Cyprus, and its successors in interest.

“Impaired Agent” means the Administrative Agent and Collateral Agent (collectively, the “Agent”) at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Loan Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Loan Document;

(c)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d) an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event,

and payment is made within three Business Days of its due date; or

(ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Exhibit N (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Section 2.21(a)(iii) (Increase of Revolving Facility).

“Incremental Loan” has the meaning assigned to such term in clause (b) of Section 2.01.

“Incremental Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Loan Commitments of any Series are established pursuant to Section 2.01(b).

“Incremental Loan Commitment” means, with respect to each Incremental Loan Lender of any Series, the commitment, if any, of such Lender to make Incremental Loans of such Series hereunder. The initial amount of each Lender’s Incremental Loan Commitment of any Series will be specified in the Incremental Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Loan Commitment of such Series. The aggregate amount of the Incremental Loan Commitments on the Restatement Effective Date is zero and at any time thereafter shall not exceed $35,000,000.

“Incremental Loan Lender” means a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding any of the foregoing, Indebtedness shall not include accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business. The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount of the Indebtedness, in the case of any other Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2007 relating to the U.S. Borrower and the Term Commitments.

“Initial Public Offering” means an underwritten public offering of the Equity Interests of the Parent or Holdings which generates net cash proceeds of at least $75,000,000.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding–up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding–up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding–up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has exercised in respect of it one or more of the stabilization powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g) has a resolution passed for its winding–up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means an intercompany subordination agreement between the Loan Parties and the Administrative Agent, substantially in the form of Exhibit G.

“Intercreditor Agreement” means (a) the Intercreditor Agreement dated as of the Closing Date among the Loan Parties, HSBC Bank USA, National Association (f/k/a HSBC Business Credit (USA) Inc.), as agent under the ABL Credit Agreement, and the Administrative Agent, substantially in the form of Exhibit H or (b) any successor agreement on terms no less favorable to the Administrative Agent and the Lenders than those set forth in the Intercreditor Agreement described in clause (a) of this definition.

“Interest Election Request” means a request by the U.S. Borrower to convert or continue a Borrowing of Term Loans or Incremental Loans in accordance with Section 2.07, in substantially the form set forth in Exhibit P.

“Interest Payment Date” means (a) with respect to any ABR Loan the last Business Day of each March, June, September and December and (b) with respect to any Term Loan that is an Eurodollar Loan and any Revolving Facility Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Term Borrowing or any Revolving Facility Loans, the period commencing on the date of such Eurodollar Term Borrowing or Utilization of Revolving Facility Loans and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class based upon availability of funds for the applicable period, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any such Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means the acquisition of (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of any loans or advances to or capital contributions in, the Guarantee of any obligations of, or the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Issuing Bank” means Deutsche Bank and any other Lender which has notified the Administrative Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and, if more than one Lender has so agreed, they shall be referred to as the “Issuing Bank”, whether acting individually or together) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit Q.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Facility Loan or Revolving Facility Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loans, in each case as extended in accordance with this Agreement from time to time.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender under the Revolving Facility at any time shall be its L/C Proportion of the total L/C Exposure at such time.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Leased Real Property” means each parcel of real property leased or subleased by any Loan Party pursuant to any Real Property Lease.

“Lender” means each financial institution that has become a party hereto (x) on the Closing Date, pursuant to a Lender Addendum and (y) on the Restatement Effective Date, by executing a signature page to this Agreement as a Lender, and each financial institution that becomes a party hereto pursuant to an Assignment and Assumption, an Assignment Agreement, a Transfer Certificate or a Joinder Agreement.

“Lender Addendum” means with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I to be executed and delivered by such Lender on the Closing Date as provided in Section 9.16.

“Letter of Credit” means:

(a) a letter of credit, substantially in the form set out in Exhibit M (Form of Letter of Credit) or in any other form requested by the Parent and agreed by the Administrative Agent as directed by the Supermajority Lenders and with the prior consent of the Issuing Bank; or

(b) any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Administrative Agent as directed by the Supermajority Lenders and agreed to by the Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the page of the Reuters screen which displays an average British Bankers’ Association Interest Settlement Rate (such page currently being LIBOR01) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the arithmetic mean of the rates at which dollar deposits in amounts approximately equal to the amount of each Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London offices of four major banks selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR” means, in relation to any Revolving Facility Loan:

(a) the applicable Screen Rate; or

(b)(if no Screen Rate is available for the currency or Interest Period of that Revolving Facility Loan) the Base Reference Bank Rate,

as of approximately 11:00 a.m., London time on the Quotation Day for the currency of that Loan a period comparable to the Interest Period of that Loan.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, any Ancillary Document and any promissory note executed and delivered pursuant to Section 2.09(d).

“Loan Parties” means the Borrowers, Holdings, the Parent and the Subsidiary Loan Parties.

“Loan Parties’ Agent” means the U.S. Borrower, appointed to act on behalf of each Loan Party in relation to the Loan Documents pursuant to Section 2.23 (Loan Parties’ Agent).

“Loans” means the Revolving Facility Loans, Term Loans and the Incremental Loans.

“Lux Borrower” or “LuxHoldco” means WRCA (Luxemburg) Holdings S.a r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“Luxembourg Equity Arrangements” means the arrangements described on Schedule 1.01A of the Existing Credit Agreement.

“LuxFinCo” means WRCA Finance (Luxembourg) S.a r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“LuxFinCo-U.S. Holdings Note” means the intercompany note evidencing the Indebtedness of U.S. Holdings to the Lux Borrower.

“LuxFinCo Share Pledge Agreement” means the Luxembourg Share and PEC Pledge Agreement dated as of the Closing Date between the Lux Borrower and the Administrative Agent for the benefit of the Secured Parties pledging the Equity Interests of LuxFinCo, substantially in the form of Exhibit C-5.

“LuxHoldCo Share Pledge Agreement” means the Luxembourg Share and PEC Pledge Agreement dated as of the Closing Date between Holdings and the Administrative Agent for the benefit of the Secured Parties pledging the Equity Interests of the Lux Borrower, substantially in the form of Exhibit C-6.

“LuxSub” means WRCA (Luxembourg) S.a r.l., a société à responsabilité limitée organized under the laws of Luxembourg.

“LuxSub Share Pledge Agreement” means the Luxembourg Share Pledge Agreement dated as of the Closing Date between the Lux Borrower and the Administrative Agent for the benefit of the Secured Parties pledging the Equity Interests of LuxSub, substantially in the form of Exhibit C-7.

“Management Agreement” means the letter agreement regarding certain fees payable to Sponsor, among the U.S. Borrower, Holdings and the Sponsor, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date.

“Management Investors” means the natural persons being the current or former members of management, officers and employees of the Parent and/or its Subsidiaries who have been, are or become investors in the Parent.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01E (Mandatory Cost Formula).

“Margin” means:

(a) in relation to any Revolving Facility Loan, 4.50% per annum; and

(b) in relation to any Unpaid Sum relating or referable to the Revolving Facility, the rate per annum specified above for the Revolving Facility.

“Material Adverse Effect” means (a) on the Closing Date, any change or condition that would constitute a “Material Adverse Effect”, as defined in the Merger Agreement and (b) thereafter, a material adverse effect on (i) the business, assets, results of operations, properties or financial condition of the Parent, the Borrowers and the Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any material Loan Document or (iii) the rights of or benefits available to the Lenders under any material Loan Document.

“Material Indebtedness” means Indebtedness (other than the Term Loans, Incremental Loans, Revolving Facility Loans, Letters of Credit and any intercompany Indebtedness among Loan Parties), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrowers or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate net amount (giving effect to any netting agreements) that the Parent, the Borrowers or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means (a) all Mortgaged Property, and (b) all Owned Real Property of a Loan Party with a fair market value in excess of $1,000,000, as determined in good faith by the U.S. Borrower.

“Material Subsidiary” means any Subsidiary (a) which has total revenues equal to or greater than 3% of the total revenues of the Parent and its Subsidiaries on a consolidated basis, or (b) for which the fair market value of its assets is equal to or greater than 3% of the total assets of the Parent and its Subsidiaries on a consolidated basis, or (c) which has Adjusted EBITDA equal to or greater than 3% of the total Adjusted EBITDA of the Parent and its Subsidiaries on a consolidated basis.

“Merger” means the merger of CMS with and into WRCA which occurred on the Closing Date.

“Merger Agreement” means the agreement and plan of merger, dated as of November 2, 2006, among WRCA, CMS and U.S. Holdings.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages and deeds of trust, in substantially in the form of Exhibit D hereto (modified as appropriate for deeds of trust) and otherwise in form and substance reasonably satisfactory to the Administrative Agent (subject to the terms of this Agreement) covering the Mortgaged Properties.

“Mortgage Policies” has the meaning set forth in Section 5.16(b).

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.05(c)(ii) of the Existing Credit Agreement, and after the Closing Date, any New Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which the Borrowers, Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made, been required to make, or been required to accrue, an obligation to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds actually received in respect of such event, including (i) any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees, and out-of-pocket expenses paid by or on behalf of the Parent, the Borrowers and the Subsidiaries (other than to an Affiliate of the Borrowers except for the Sponsor) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent, the Borrowers and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or estimated to be payable) by the Parent, the Borrowers and the Subsidiaries (including, without limitation, sales, VAT and transfer taxes which will be payable by the Parent, the Borrowers and the Subsidiaries), and the amount of any reasonable reserve established by the Parent, the Borrowers and the Subsidiaries in accordance with GAAP against any adjustment (A) to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrowers) and (B) to the sale price or any liabilities (other than taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets or (y) retained by the Borrowers or any of the Subsidiaries, including without limitation, pension and other post-employment indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment with respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction); provided, however, that in the case of taxes that are deductible as estimated taxes under this clause (iii), the Parent, the Borrowers or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for the Parent’s, the Borrowers’ or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which the Parent, the Borrowers or such Subsidiary is indemnified and for which it has received such indemnification payment, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Proceeds” of the type for which such taxes were reserved for all purposes hereunder.

“New Mortgaged Property” has the meaning set forth in Section 5.12(b)(ii).

“New Senior Unsecured Notes (Issued 2010)” means senior unsecured notes issued by the U.S. Borrower on the Existing Credit Agreement Second Amendment Effective Date and related Guarantees and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (a) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 6.11, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Unsecured Notes (Issued 2010).

“New Senior Unsecured Notes (Issued 2011)” means the 9.5% Senior Unsecured Notes due 2017 issued by the U.S. Borrower on the Restatement Effective Date and related Guarantees and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (a) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 6.11, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Unsecured Notes (Issued 2011).

“New Senior Unsecured Notes Net Proceeds Amount” means the aggregate cash proceeds of New Senior Unsecured Notes (Issued 2010) after giving effect to the related redemption of any Senior Unsecured Notes, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Non–Acceptable L/C Lender” means a Lender under the Revolving Facility which:

(a) is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b) is a Defaulting Lender; or

(c) has failed to make (or has notified the Administrative Agent that it will not make) a payment to be made by it under Section 9 (Indemnities) or Section 9.03(c) (Lenders’ Indemnity to the Agent) or any other payment to be made by it under the Loan Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (c) (i) or (ii) of the definition of Defaulting Lender.

“Note” has the meaning set forth in Section 2.09(d).

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent, the Collateral Agent and the Arrangers (including former agents), the Lenders, the Ancillary Lenders or any of them and counterparties to each Secured Hedging Agreement and any Bank Product Obligation Agreement, under any Loan Document, Secured Hedging Agreement (including, without limitation, with respect to a Secured Hedging Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Secured Hedging Agreement was entered into), or Bank Product Obligation Agreement (including, without limitation, with respect to a Bank Product Obligation Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Bank Product Obligation Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding) and payments for early termination of Secured Hedging Agreement, fees, expenses, indemnification or otherwise.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Section 2.28 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a) in relation to the Parent, the audited financial statements for the fiscal year ended December 31, 2010; and

(b) in relation to each Loan Party other than the Parent, its audited financial statements for its fiscal year ended December 31, 2010.

“Original Lender” means each Lender listed on Schedule 1.01C.

“Original Loan Party” means each Loan Party listed on Schedule 1.01C.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or property taxes, or similar governmental charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, and any and all interest and penalties related thereto. Other Taxes shall not include any Taxes imposed on (or measured by reference to) gross income, net income, or gain.

“Owned Real Property” means each parcel of owned real property listed on Schedule 3.05(c)(i) of the Existing Credit Agreement.

“Parent” means WireCo World Group (Cayman), Inc., an exempted company organized under the laws of the Cayman Islands.

“Pari Passu Intercreditor Agreement” means a pari passu intercreditor agreement in a form reasonably acceptable to the Administrative Agent acting at the direction of the Required Lenders (calculated assuming the Term Loans have been paid in full).

“Participant” has the meaning assigned to such term in clause (e) of Section 9.04.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition, to the extent such acquisition occurs after the Closing Date, of all of the shares or other Equity Interests in, or substantially all of the assets of, a Person or division or line of business of a Person, if immediately after giving effect thereto:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions related thereto shall be consummated in accordance with applicable law;

(c) such acquired or newly formed corporation, partnership, association or other business entity shall become a Wholly Owned Subsidiary of the Parent that is either a Loan Party or a Foreign Subsidiary of the U.S. Borrower and all actions required to be taken at such time, if any, with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been taken at such time; and

(d) (i) at least five Business Days prior to such proposed acquisition, the Administrative Agent shall have received a certificate of a Financial Officer to the effect that, after giving effect to such acquisition or formation, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Parent and its Subsidiaries shall have demonstrated a Senior Secured Leverage Ratio on a Pro Forma Basis of no greater than 2.75 to 1:00, (C) the Parent and its Subsidiaries shall have demonstrated a Total Leverage Ratio on a Pro Forma Basis of no greater than 5.25 to 1:00, together with (x) calculations in form and detail reasonably satisfactory to the Administrative Agent demonstrating such compliance and (y) all relevant financial information for such subsidiary or assets reasonably requested by the Administrative Agent, (D) such acquisition shall be accretive to Parent’s Adjusted EBITDA on a Pro Forma Basis for the four-fiscal quarter period most recently ended prior to the date of such acquisition; and (E) the sum of (y) the availability under the ABL Facility plus (z) the aggregate amount of cash and Permitted Investments of Parent and its Subsidiaries at such time, shall not be less than $10,000,000; and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Additional Indebtedness” means Indebtedness of the U.S. Borrower (which may be guaranteed by the Loan Parties, as the case may be), provided that (a) such Indebtedness shall be unsecured, (b) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Indebtedness shall be required prior to the 180th day following the Latest Maturity Date (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (c) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (d) the proceeds of such Indebtedness are applied to finance one or more Permitted Acquisitions and other Investments permitted hereunder; provided that no more than 25% of the outstanding principal amount of such Permitted Additional Indebtedness at any time may be used for Investments that are not Permitted Acquisitions.

“Permitted Encumbrances” means (a) all matters excepted on any owner’s or lender’s title insurance policy delivered in connection with any Mortgages, any state of facts an inspection or accurate survey would disclose on the Closing Date or the date of acquisition of such property, and (b) other survey exceptions, easements, rights-of-way, restrictions (including zoning restrictions and ordinances), regulations, variances, reservations, declarations, conditions, restrictions, covenants, licenses, water rights, plats, planning, development and subdivision restrictions, encroachments, protrusions and other charges, encumbrances, and defects in or exceptions to title on or with respect to any real property, in each case whether now or hereafter in existence, not securing Indebtedness (unless such Indebtedness is permitted under this Agreement), and (c) with respect to matters of the type in (b) which first exist or occur after the Closing Date, or the date of acquisition of such property, with respect to the property in question, not (i) individually or in the aggregate materially impairing the value of such real property or (ii) individually or in the aggregate materially impairing the use of such real property in the operation of the business of the Loan Parties.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and under security documents substantially similar to the Security Documents and is not secured by any property or assets of the Parent, Borrowers or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guarantee Agreement, and (iv) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement and the Intercreditor Agreement.

“Permitted Investments” means:

(a) securities issued by or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, credit ratings of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, Eurodollar time deposits, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof (A) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000 or (B) rated at least A by S&P or A2 by Moody’s as of the date of acquisition;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s, as of the date of acquisition;

(f) money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (e) of this definition;

(g) money market funds that (1) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, in each case, such requirements being measured or calculated as of the date of the acquisition of or investment in such Permitted Investment, or (2) 95% of which constitute Permitted Investments of the kinds described in clauses (a) through (d) and (j) of this definition;

(h) asset backed securities having ratings of at least AAA by S&P or Aaa by Moody’s, as of the date of acquisition;

(i) auction rate securities, corporate bonds, medium term notes and euro notes issued by foreign or domestic entities having ratings of at least A by S&P or A2 by Moody’s, as of the date of acquisition;

(j) United States dollars;

(k) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; and

(1) in the case of any Subsidiary organized or having its principal place of business outside of the United States, investments made in the ordinary course of business denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clause (c) and (j).

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of all Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred and (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and the terms of such guarantee shall be no more favorable to the holders of such Indebtedness than the terms of the Guarantee Agreement.

“Permitted Liens” means:

(a) Liens imposed by law for taxes, assessments, or governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law and landlords’ liens, in each case, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (and Liens to secure bonds or letters of credit issued for such purpose);

(d) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or deposits and other obligations of a like nature, in each case in the ordinary course of business (and Liens to secure bonds or letters of credit issued for such purpose);

(e) judgment liens in respect of judgments, decrees, awards or attachments that do not constitute an Event of Default under clause (k) of Article VII;

(f) Permitted Encumbrances;

(g) Liens existing on the Closing Date and listed on Schedule 1.01B of the Existing Credit Agreement and renewals, extensions and replacements thereof; provided that (i) the property covered thereby is not changed (other than improvements and accessions to, or replacements of, such property or proceeds or distributions thereof), (ii) the obligations secured thereby shall not be increased (other than to include accrued and unpaid interest, premiums, and fees, costs and expenses related thereto), and (iii) any renewal or extension of any Indebtedness secured thereby is permitted by Section 6.01(a)(viii) or Section 6.01(a)(xiv);

(h) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods; and

(i) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent, the Borrowers, or any Subsidiaries, including rights of offset and set-off.

“Permitted Management Fees” means any regular management fees (for purposes of this definition, the “fees”), expense reimbursements and indemnification payments payable to Sponsor in the amounts and at the times specified in the Management Agreement; provided that

(x) in no event shall the fees exceed, during any fiscal year, the greater of (A) $1,500,000 and (B) 2% of the projected Adjusted EBITDA of the Parent and its Subsidiaries for the following fiscal year as budgeted by management and approved by the Board of Directors of the Parent, and (y) any fees not paid to Sponsor in any fiscal year may be carried forward and paid in the following two fiscal years.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and under security documents substantially similar to the Security Documents and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Parent, Borrowers or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and Administrative Agent and Collateral Agent shall be party to the Second Lien Intercreditor Agreement and the Intercreditor Agreement and (iv) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Sponsor Transaction Expenses” means Closing Date Transaction Expenses payable to the Sponsor; provided that with respect to any advisory fee (not including any expense reimbursement) in excess of 1.0% of the applicable transaction value, the Parent, Holdings or the Borrowers shall have received a fairness opinion regarding such fee from a recognized independent outside firm and the Board of Directors of the Parent or Holdings shall have approved such fee.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored and maintained (at the time of determination or at any time within the six years prior thereto) by the U.S. Borrower or any ERISA Affiliate, and (iii) in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4064 or 4069 of ERISA be determined to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the U.S. Pledge Agreement, Cayman Islands Share Pledge Agreement, LuxFinCo Share Pledge Agreement, LuxHoldCo Share Pledge Agreement,

LuxSub Share Pledge Agreement and any other pledge agreement entered into after the Closing Date by the Parent, the Borrowers or any Subsidiary Loan Party (including the security agreements entered into before the Restatement Effective Date and listed on Schedule 1.01E).

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent, the Borrowers or any Subsidiary or other Asset Sale, other than dispositions described in clauses (a) through (f) and (i), (j) and (k) of Section 6.05, but only to the extent that the Net Proceeds therefrom have not been committed to be applied to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent, the Borrowers or the Subsidiaries within 270 days after such event and so applied (or have not commenced to be applied pursuant to contractual commitments for the application thereof) within 365 days after such event; provided that (i) to the extent that any property disposed of pursuant to such Asset Sale constitutes ABL Priority Collateral, only any amount of the Net Proceeds remaining after giving effect to the mandatory prepayments, if any, under the ABL Facility shall be required to be applied toward the prepayment of the Loans pursuant to Section 2.11 and (ii) to the extent that the U.S. Borrower are required to offer to repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any Asset Sale (as used in this clause, such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the U.S. Borrower may apply such proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.11(a) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent, the Borrowers or any Subsidiary in an aggregate principal amount in excess of $2,000,000 in any fiscal year of the Borrowers, but only to the extent that such Net Proceeds have not been committed to be applied to demolish, repair, restore or replace such property or asset or acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent, the Borrowers and the Subsidiaries within 270 days after such event or have not been so applied (or have not commenced to be applied pursuant to contractual commitments for the application thereof) within 365 days after such event; provided that (i) to the extent that any property disposed of pursuant to such casualty or other insured damage constitutes ABL Priority Collateral, only any amount of the Net Proceeds remaining after giving effect to the mandatory prepayments, if any, under the ABL Facility shall be required to be applied toward the prepayment of the Loans pursuant to Section 2.11 and (ii) to the extent that the U.S. Borrower are required to offer to repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any such insurance proceeds (as used in this clause, such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the U.S. Borrower may apply such proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.11(a) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; or

(c) the incurrence by the Parent, the Borrowers or any Subsidiary of any Indebtedness, excluding Indebtedness permitted pursuant to Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced or established from time to time by DBTCA as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective and such Prime Rate may not necessarily be the lowest rate extended to customers.

“Pro Forma Basis” means, in connection with any Asset Sale or Permitted Acquisition that occurs subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event, (i) those demonstrable cost-savings resulting from any restructurings, head count reduction, closure of facilities and similar operational and other cost savings and other adjustments to be achieved in connection with such Asset Sale or Permitted Acquisition that the Parent, the Borrowers, and the Subsidiaries have determined to make or have made that (A) are expected to have a continuing impact, (B) are factually supportable for the twelve-month period following the consummation of such Asset Sale or Permitted Acquisition, (C) are determined in good faith by the Board of Directors of Holdings or the Parent, as of each date of determination prior to the inclusion of the applicable cost-savings and other adjustments in the calculation of Pro Forma Basis and (D) are set forth in a certificate from a Financial Officer of the U.S. Borrower delivered to the Administrative Agent, setting forth such demonstrable operating expense reductions and other operating improvements, synergies, or cost savings and information and calculations supporting them in reasonable detail; (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes issued, incurred, assumed or permanently repaid during the four consecutive fiscal quarter period ended on or before the occurrence of such event (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition”, occurring during the four consecutive fiscal quarter period ended on or before the occurrence of such event, or thereafter and through and including the date upon which the respective Permitted Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities, paid or delivered by the Borrowers and the Subsidiaries in connection with such acquisition plus (b) the aggregate amount of liabilities (including any Indebtedness incurred pursuant to Section 6.01(a)(xiv)) of the acquired business (net of current assets of the acquired business) that would be required to be reflected on a balance sheet (if such were to be prepared) of the Borrowers and the Subsidiaries after giving effect to such Permitted Acquisition.

“Qualified IPO Proceeds” means any proceeds not required to prepay the Loans pursuant to the proviso to Section 2.11(d).

“Qualified Public Offering” means the issuance by the Parent or any direct or indirect parent company of the Parent of its common Equity Interests (and the contribution of any proceeds of such issuance to the U.S. Borrower) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Qualified Stock” means any Equity Interests other than Disqualified Stock.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)(if the currency is sterling) the first day of that period;

(b)(if the currency is euro) two TARGET Days before the first day of that period; or

(c)(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property Leases” means all leases of real property under which any Loan Party is a lessee from time to time.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Refinancing Indebtedness” means (i) Permitted First Priority Refinancing Debt, (ii) Permitted Second Priority Refinancing Debt or (iii) Permitted Unsecured Refinancing Debt in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole, existing Term Loans, existing Incremental Loans or any then existing Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Indebtedness has a later maturity and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) in the case of Permitted First Priority Refinancing Debt, such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) and (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.13.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to a Loan Party: (a) its jurisdiction of incorporation; (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral to be created by it is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Renewal Request” means a written notice delivered to the Administrative Agent in accordance with Section 2.41 (Renewal of a Letter of Credit).

“Required Lenders” means, at any time, Lenders having Revolving Facility Exposure, Term Loans and Incremental Loans and unused Commitments representing more than 50% of the sum of the total Revolving Facility Exposure, outstanding Term Loans and outstanding Incremental Loans and unused Commitments at such time.

“Restatement Effective Date” means June 10, 2011, the date on which the conditions set forth in Section 4.05 shall have been satisfied or waived in accordance with the terms hereof.

“Restatement Effective Date Transactions” means, collectively, (a) the entering into of this Agreement on the Restatement Effective Date, (b) the entering into of the Revolving Facility hereunder, (c) the issuance of the New Senior Unsecured Notes (Issued 2011) and (d) the repayment of the Term Loans contemplated by the Existing Credit Agreement Third Amendment.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrowers or any Subsidiary (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions), any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrowers or any Subsidiary (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring, acquiring, cancelling or terminating such shares), or any management or similar fees payable to Sponsor or any of its Affiliates.

“Restricted Subsidiaries” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Section 2.20 (The Revolving Facility).

“Revolving Facility Commitment” means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1.01C or in the applicable Joinder Agreement and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Section 2.21 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Section 2.21 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Exposure” means, (a) with respect to any Lender holding Revolving Facility Commitments and/or Revolving Facility Loans, at any time, the sum of the outstanding principal amount of such Lender’s Revolving Facility Loans and its L/C Exposure at such time and (b) with respect to all Revolving Facility Lenders at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Facility Loans and L/C Exposure at such time.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilization” means a Revolving Facility Loan or a Letter of Credit.

“Rollover Loan” means one or more Revolving Facility Loans:

(a) made or to be made on the same day that:

(i) a maturing Revolving Facility Loan is due to be repaid; or

(ii) a demand by the Administrative Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b) the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

(c) in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Section 2.51 (Unavailability of a Currency)) or the relevant claim in respect of that Letter of Credit; and

(d) made or to be made to the same Borrower for the purpose of:

(i) refinancing that maturing Revolving Facility Loan; or

(ii) satisfying the relevant claim in respect of that Letter of Credit.

“Royalty Agreement” means that certain Technology License and Support Agreement between WRCA and WISCO WRCA Co., Ltd. as in effect on the Closing Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Subsidiaries than such Royalty Agreement as in effect on the Closing Date.

“Screen Rate” means:

(a) in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” means an intercreditor agreement subordinating the Liens securing the applicable Permitted Second Priority Refinancing Debt to the Obligations in a form reasonably acceptable to the Administrative Agent acting at the direction of the Required Lenders (calculated assuming the Term Loans have been paid in full).

“Secured Hedging Agreements” means (i) each interest rate Hedging Agreement entered into with any counterparty that was a Lender or Arranger or an Affiliate of a Lender or Arranger at the time such Hedging Agreement was entered into (unless such counterparty agrees with the Borrowers not to be secured by the Collateral under the Loan Documents), and (ii) each other type of Hedging Agreement entered into with any counterparty that was a Lender or Arranger or an Affiliate of a Lender or Arranger at the time such Hedging Agreement was entered into that is designated by the Borrowers to be a Hedging Agreement secured by the Collateral created under the Loan Documents.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each counterparty to a Secured Hedging Agreement, (e) each counterparty to a Bank Product Obligation Agreement, (f) each Ancillary Lender and (g) the Affiliates, successors and assigns of each of the foregoing.

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreements” means the U.S. Security Agreement, the Cyprus Pledge Agreement, the Collateral Assignment of Contracts and any other security agreement entered into after the Closing Date by the Parent, the Borrowers or any Subsidiary Loan Party (including the security agreements entered into before the Restatement Effective Date and listed on Schedule 1.01F).

“Security Documents” means the Security Agreements, the Guarantee Agreement, the Pledge Agreements, the Intercompany Subordination Agreement, Mortgages, the Pari Passu Intercreditor Agreement, if executed and effective, the Secondary Lien Intercreditor Agreement, if executed and effective, and each other security agreement, intercreditor agreement, security agency agreement or other instrument or document executed and delivered pursuant to Section 5.11 or Section 5.12 or otherwise to secure, or otherwise providing for collateral security for, any of the Obligations.

“Senior Secured Debt” means, the aggregate principal amount of Total Debt of the Parent, the Borrowers or the Subsidiaries, determined on a consolidated basis, outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Parent, the Borrowers and Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), other than any such Indebtedness that by its terms is unsecured and/or expressly or effectively subordinated to the Obligations of each Loan Party on terms satisfactory to the Administrative Agent.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Secured Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Senior Unsecured Debt Documents” means the indenture and other agreements under which the Senior Unsecured Notes were issued and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Unsecured Notes” means the 11% senior unsecured notes due 2015 issued by the U.S. Borrower pursuant to the Senior Unsecured Debt Documents on the Closing Date.

“Series” has the meaning assigned to such term in Section 2.01(c).

“Solvent” and “Solvency” mean, with respect to the Loan Parties (taken as a whole), on any date of determination, that on such date (a) the present fair saleable value of the present assets of the Loan Parties (taken as a whole) exceeds the sum of their debts (including contingent liabilities); (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Service.

“SPC” has the meaning assigned to such term in Section 9.04(k).

“Specified Acquisition” means the proposed acquisition previously disclosed to the Administrative Agent prior to the Closing Date.

“Sponsor” means Paine & Partners, LLC and its Affiliates (other than Affiliates that are portfolio companies).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (other than any Unrestricted Subsidiary), unless otherwise specified to mean a subsidiary of another Person.

“Subsidiary Loan Party” means any Domestic Subsidiary and any Foreign Subsidiary (other than (i) any Foreign Subsidiary of U.S. Holdings (or another Domestic Subsidiary) that is a CFC and (ii) the Unrestricted Subsidiaries and their subsidiaries); provided any Subsidiary that is not a Wholly Owned Subsidiary shall not be required to be a Subsidiary Loan Party.

“Supermajority Lenders” means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 per cent of the Total Revolving Facility Commitments.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“TARGET2” means the Trans–European Automated Real–time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest and penalties related thereto) imposed by any taxing authority.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Commitment” means, with respect to each Term Lender, the commitment, of such Term Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Term Commitment on the Restatement Effective Date is set forth in the Register or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.

“Term Facility” means the Term Loans (and Incremental Loans) made available under this Agreement as described in Section 2.01.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the date that is seven years after the Closing Date or the first Business Day thereafter, if such date is not a Business Day.

“Termination Date” means in relation to the Revolving Facility, the date that is five years after the Restatement Effective Date; provided that, if by August 8, 2013 the Term Loans and any Incremental Term Loans have not been repaid in full or the Term Loans and any Incremental Term Loans have not been amended as permitted under this Agreement to extend the Term Maturity Date to a date later than the date that is five years after the Restatement Effective Date, the Termination Date shall mean the date that is seven years after the Closing Date or the first Business Day thereafter, if such date is not a Business Day.

“Total Debt” means, with respect to the Parent, the Borrowers and the Subsidiaries as at any date (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money, Indebtedness in respect of the net present value of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, Indebtedness arising out of the Guarantee of any of the foregoing of the Parent, the Borrowers and the Subsidiaries on a consolidated basis at such time and the aggregate redemption price of any Disqualified Stock; provided that to the extent that the net income of any Person is excluded from Consolidated Net Income, in whole or in part, pursuant to the definition thereof, the Indebtedness or Disqualified Stock of such Person shall not be deemed to be included in Total Debt to the same extent.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis accordance with GAAP.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being €40,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Exhibit K (Form of Transfer Certificate) or any other form agreed between the Administrative Agent and the Parent.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b) the date on which the Administrative Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Revolving Facility.

“Unrestricted Subsidiary” means WRCA Hong Kong Co., Ltd. and the Chinese Joint Venture, but only to the extent that such Person: (a) has no Indebtedness other than Indebtedness that is non-recourse to Parent and its Subsidiaries; (b) is not party to any agreement, contract, arrangement or understanding with the Parent, the Borrowers or any other Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, the Borrowers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent or the Borrowers other than any agreement, contract, arrangement or understanding existing on the Closing Date, which is either permitted by Section 6.08 or disclosed by Schedule 6.08 of the Existing Credit Agreement; (c) is a Person with respect to which neither the Parent, the Borrowers nor any of the other Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, the Borrowers or any of the other Subsidiaries. If, at any time, an Unrestricted Subsidiary would fail to meet the foregoing requirements as an

Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of the Parent may at any time decide that such Unrestricted Subsidiary shall be treated as a Subsidiary hereunder following notice to the Administrative Agent; provided (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and (ii) that any designation of an Unrestricted Subsidiary as a Subsidiary shall be deemed to be an incurrence of Indebtedness by a Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary.

“U.S. Borrower” means WireCo WorldGroup Inc., a Delaware corporation.

“U.S. Holdings” means WRCA US Holdings Inc. (formerly known as Closer US Holdings Inc.), a Delaware corporation, the direct parent holding company of the U.S. Borrower.

“U.S. Intellectual Property Security Agreement” means the U.S. Intellectual Property Security Agreement covering Collateral, substantially in the form of Annex 1 to the U.S. Security Agreement.

“U.S. Pledge Agreement” means the U.S. Pledge Agreement dated as of the Closing Date among the U.S. Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-2.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of the Closing Date among the U.S. Borrower, the Subsidiary Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C-l.

“Utilization” means a Loan or a Letter of Credit.

“Utilization Date” means the date of a Utilization, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilization Request” means a notice substantially in the relevant form set out in Part A of Exhibit J (Requests and Notices).

“VAT” means value added tax or any other sales or turnover tax or other tax of a similar nature of any relevant jurisdiction.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary; provided that the ownership by the Management Investors of a portion of up to 10% of the Equity Interests of U.S. Holdings shall not cause U.S. Holdings (or any of its Subsidiaries) to be deemed to not be a Wholly Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“WRCA” means Wire Rope Corporation of America, Inc., a Delaware corporation.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, refinancings or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP.

Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 1.06 Construction.

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the “Administrative Agent”, the “Collateral Agent”, the “Arranger”, any “Loan Party”, any “Issuing Bank”, any “Lender”, any “Party”, any “Secured Party”, the “Collateral Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent or Collateral Agents in accordance with the Loan Documents;

(ii) “assets” includes present and future properties, revenues and rights of every description;

(iii) “guarantee” means (other than the Guarantee Agreement) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(iv) a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(v) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self–regulatory or other authority or organisation;

(vi) a provision of law is a reference to that provision as the same may have been, or may hereafter from time to time be, amended or re–enacted; and

(vii) a time of day is a reference to New York time.

(b) Section, Clause and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

(d) A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest–bearing account in the name of the applicable Borrower and the following conditions being met:

(i) the account is with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(ii) until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Loan Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii) the applicable Borrower has executed a security document over that account, in form and substance satisfactory to the Issuing Bank or Ancillary Lender as the case may be with which that account is held, creating a first ranking security interest for the benefit of the Issuing Bank or Ancillary Lender as the case may be over that account.

(e) A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i) that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii) the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii) the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.

(f) An amount borrowed includes any amount utilized by way of Letter of Credit or under an Ancillary Facility.

(g) A Lender funding its participation in a Utilization includes a Lender participating in a Letter of Credit.

(h) An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

ARTICLE II.

THE LOANS

Section 2.01 Commitments and Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, (i) each Lender party to the Existing Credit Agreement on the Closing Date having a Term Loan Commitment severally agreed to make, and did make, a Term Loan to the U.S. Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Commitment (ii) each Lender having a Delayed Draw Term Loan Commitment (as defined in the Existing Credit Agreement) severally agreed to make, and did make, a Delayed Draw Term Loan to the U.S. Borrower on each Delayed Draw Term Loan Credit Date in an aggregate principal amount not exceeding such Lender’s Delayed Draw Term Loan Commitment (as defined in the Existing Credit Agreement) and (iii) each Lender having an Incremental Loan Commitment pursuant to the Existing Credit Agreement Incremental Loan Amendment severally agreed to make, and did make, an Incremental Loan to the U.S. Borrower on November 26, 2010 in an aggregate principal amount not exceeding such Lender’s Incremental Loan Commitment pursuant to the Existing Credit Agreement Incremental Loan Amendment. Amounts repaid in respect of Term Loans may not be reborrowed. Pursuant to the terms of the Existing Credit Agreement, the Term Loans made on the Closing Date, the Delayed Draw Term Loans, and the Incremental Loan made on November 26, 2010 were coordinated with, deemed an increase of, and constitute a part of the Term Commitments, Term Borrowings or Term Loans, as applicable.

(b) Incremental Loans. At any time and from time to time, the U.S. Borrower may request that the Lenders (or other financial institutions agreed to by the U.S. Borrower) offer to enter into commitments to make additional term loans (each such loan being herein called an “Incremental Loan”) under this paragraph (b). In the event that one or more of the Lenders (or such other financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders (or financial institutions) and the U.S. Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders (or financial institutions) making such offers and the fees (if any) to be payable by the U.S. Borrower in connection therewith, such Lenders (or financial institutions) shall become obligated to make Incremental Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments (and such financial institutions shall become “Incremental Loan Lenders” hereunder). The U.S. Borrower, such Lenders (or financial institutions) and the Administrative Agent shall enter into an agreement (each such agreement being herein called an “Incremental Loan Amendment”) substantially in the same form as the Existing Credit Agreement Incremental Loan Amendment (with such modifications as shall be appropriate to reflect the terms of such Incremental Loans). The Incremental Loans to be made pursuant to any Incremental Loan Amendment between the U.S. Borrower and one or more Lenders (including any such new Lenders) in response to any such request by the U.S. Borrower shall be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement. Nothing contained in this Agreement shall be construed to obligate any Lender to provide any Incremental Loan Commitment or to obligate the U.S. Borrower to request an Incremental Loan

Commitment from any Lender. Incremental Loans will share in the Collateral under the Security Documents and the guarantees under the Guarantee Agreement to the same extent as the Term Loans.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Loans:

(i) the aggregate number of separate Series of Incremental Loans pursuant to all such requests hereunder shall not exceed three, and the minimum aggregate principal amount of Incremental Loan Commitments of any Series entered into pursuant to any single such request (and, accordingly, the minimum aggregate principal amount of Incremental Loans of such Series) shall be at least equal to $10,000,000;

(ii) the aggregate principal amount of all Incremental Loan Commitments and all outstanding Series of Incremental Loans (including any increase in Term Loans as provided in clause (v) below) shall not exceed $35,000,000 after the Restatement Effective Date (and once such limit is reached, no further Incremental Loan Commitments may be established hereunder notwithstanding that the aggregate principal amount of outstanding Incremental Loans shall have subsequently been reduced below such limit);

(iii) the maturity date for the Incremental Loans of any Series as specified in the Incremental Loan Amendment for such Series shall not be earlier than the Latest Maturity Date;

(iv)(a) the scheduled payments or repayments of principal of the Incremental Loans of any Series shall be as specified in the Incremental Loan Amendment for such Series (but Incremental Loans shall be entitled to participate, to the extent provided in Section 2.11, in voluntary and mandatory prepayments on the same basis as existing Term Loans); and (b) the weighted average life to maturity of all Incremental Loans of any Series shall be no shorter than the weighted average life to maturity of any other Incremental Loans or the Term Loans;

(v) any Series of Incremental Loans may be effected through an increase in the Term Loans, in which case (w) any Incremental Loan Lender not already a Term Lender hereunder shall become a Term Lender, (x) anything in Section 2.18(c) to the contrary notwithstanding, the initial Incremental Loans made under the respective Incremental Loan Amendment shall be made solely by the Incremental Loan Lenders executing such Incremental Loan Amendment (but thereafter the provisions of Section 2.18(c) shall be applicable to such Incremental Loans), (y) the initial Incremental Loans made under such Incremental Loan Amendment shall be either ABR Loans or Eurodollar Loans with an Interest Period ending on the last day of the earliest expiring then-outstanding Interest Period for Term Loans (so long as the same is at least one month after the date such Incremental Loans are made) and (z) as promptly as practicable following the making of such Incremental Loans (but in any event not later than the last day of such earliest-expiring then-outstanding Interest Period for Term Loans), such Incremental Loans shall be coordinated with all other Term Loans so that all outstanding

Term Loans (including the portion thereof represented by Incremental Loans) of each Type are allocated ratably among the Term Lenders (including any Incremental Loan Lenders that have become Term Lenders) as required by Section 2.18(c);

(vi) the Applicable Rate for such Incremental Loans shall be the Applicable Rate set forth in the respective Incremental Loan Amendment, and if the Applicable Rate for either Type of any Series of Incremental Loans is greater than the Applicable Rate for such Type of Term Loans (after giving effect to any prior increase of such Applicable Rate pursuant to this paragraph), the Applicable Rate for such Type of Term Loans will be automatically adjusted upwards on the date upon which the Incremental Loans of such Series are made so that the Applicable Rate for such Type of such Series of Incremental Loans is equal to the Applicable Rate for such Type of Term Loans (such adjustment upward to in any case maintain the existing spread between the Applicable Rates for such Types of Term Loans); and

(vii) both before and after giving effect to the making of any Incremental Loans, the Parent and its Subsidiaries shall have demonstrated a Senior Secured Leverage Ratio on a Pro Forma Basis of no greater than 3.00 to 1:00.

Following the acceptance by the U.S. Borrower of the offers made by any one or more Lenders to make any Series of Incremental Loans pursuant to the foregoing provisions of this paragraph (b), each Incremental Loan Lender in respect of such Series of Incremental Loans severally agrees, subject to the terms and conditions set forth herein, to make such Incremental Loans to the U.S. Borrower during the period from and including the date of such acceptance to and including the commitment termination date specified in the Incremental Loan Amendment entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Loan Commitment of such Incremental Loan Lender in respect of such Series as in effect from time to time. Thereafter, subject to the terms and conditions of this Agreement, the U.S. Borrower may convert Incremental Loans of such Series of one Type into Incremental Loans of such Series of another Type (as provided in Section 2.07) or continue Incremental Loans of such Series of one Type as Incremental Loans of such Series of the same Type (as provided in Section 2.07). Incremental Loans of any Series that are prepaid may not be reborrowed as Incremental Loans of the same Series.

(c) Proceeds of Delayed Draw Term Loans were made available to fund a portion of the Purchase Price of the Specified Acquisition and Permitted Acquisitions and fees and expenses related thereto. Proceeds of Incremental Loans shall be available for any use permitted under the applicable provisions of Section 5.10.

Section 2.02 Term Loans and Borrowings.

(a) Obligations of Lenders. Each Term Loan and Incremental Loan of a particular Class (and, in the case of Incremental Loans, of a particular Series) shall be made as part of a Borrowing consisting of Term Loans and Incremental Loans of such Class (and, if applicable, of such Series) made by the Lenders ratably in accordance with their respective

Commitments of such Class (and, if applicable, of such Series). The failure of any Lender to make any Term Loan and Incremental Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans and Incremental Loans as required.

(b) Type of Loans. Subject to Section 2.14, each Term Loan Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans, in each case as the U.S. Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan or Incremental Loan, provided that, any exercise of such option shall not affect the obligation of the U.S. Borrower to repay such Term Loan or Incremental Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or Section 2.17 in respect of increased costs or Taxes to the extent such amounts result from such exercise and exceed such amounts as would be payable under Section 2.15 or Section 2.17 to such Lender in the absence of such exercise.

(c) Limitation on Number of Borrowings. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the U.S. Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date.

Section 2.03 Requests for Borrowings.

(a) To request a Borrowing of Term Loan or Incremental Loan the U.S. Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be delivered by hand or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request signed by the U.S. Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Term Loan Borrowing or an Incremental Loan Borrowing (including, if applicable, the respective Series of Incremental Loans to which such Borrowing relates);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Eurodollar Borrowing or ABR Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified for a Term Loan or an Incremental Loan, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the U.S. Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan or Incremental Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, the Types and (if applicable) durations of Interest Periods for the initial Borrowings hereunder shall be as specified in the Borrowing Request delivered pursuant to Section 4.01(q).

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Term Loan and Incremental Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans and Incremental Loans available to the U.S. Borrower by promptly crediting the amounts so received, in like funds, to an account of the U.S. Borrower designated by the U.S. Borrower in the applicable Borrowing Request.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, but is not obligated to assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in its sole discretion and in reliance upon such assumption, make available to the U.S. Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the U.S. Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the U.S. Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus a $200.00 administrative fee or (ii) in the case of the U.S. Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan and Incremental Loan included in such Borrowing.

(c) Nothing in this Section 2.06 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the U.S. Borrower may have against any Lender as a result of any default by any such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitments hereunder).

Section 2.07 Interest Elections.

(a) Elections by the U.S. Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request, and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the U.S. Borrower may elect to convert a Borrowing of Term Loans and Incremental Loans of any Class to a different Type of Term Loans and Incremental Loans of such Class or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The U.S. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans and/or Incremental Loans comprising such Borrowing, and the Term Loans and/or Incremental Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the U.S. Borrower shall notify the Administrative Agent of such election in writing in the case of a Eurodollar Borrowing, not later than 12:00 noon New York City time, three Business Days before the effective date of the election, or (2) in the case of an ABR Borrowing not later than 12:00 noon New York City time, one Business Day before the effective date of the election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request signed by the U.S. Borrower.

(c) Content of Notices. Each Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section 2.07:

(i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Loans to which such

Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the U.S. Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notices by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Certain Presumptions of Elections. If the U.S. Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing, which delivery is prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the U.S. Borrower, then, so long as an Event of Default is continuing no outstanding Term Loan Borrowing, may be converted to or continued as a Eurodollar Borrowing and, unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Term Loans or Incremental Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Term Loans or Incremental Loans of such Class required to be repaid on such scheduled repayment date.

Section 2.08 [Reserved].

Section 2.09 Evidence of Debt.

(a) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the U.S. Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof (and, in the case of Incremental Loans, the respective Series thereof) and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) Presumptions of Records. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the U.S. Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the U.S. Borrower shall prepare, execute and deliver to such Lender a promissory note (each a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit F hereto.

Section 2.10 Repayment of Term Loans and Incremental Loans.

The U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (a) for the account of each Term Lender (i) 0.25% of the principal amount of the Term Loans on the Closing Date on the last Business Day of each March, June, September and December (commencing with the first full fiscal quarter ending after the Closing Date), (ii) for the account of each Delayed Draw Term Lender 0.25% of the principal amount of the Delayed Draw Term Loans on each Delayed Draw Term Loan Credit Date on the last Business Day of each March, June, September and December (commencing with the first full fiscal quarter ending after the applicable Delayed Draw Term Loan Credit Date) and (iii) the remainder of the principal amount of the Term Loans and Delayed Draw Term Loans on the Term Maturity Date and (b) subject to Section 2.01(c)(v), for the account of each Incremental Loan Lender of any Series the principal amount of the Incremental Loans of such Series held by such Lender on the maturity date therefor set forth in the respective Incremental Loan Amendment for such Series.

Section 2.11 Prepayment of Loans.

(a) Voluntary Prepayments. The U.S. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (without premium or penalty, except as provided in Section 2.16), subject to the requirements of this Section. Any prepayment of any Loan pursuant to this Section shall be applied as specified by the U.S. Borrower in the applicable notice of prepayment.

(b) Mandatory Prepayment upon Prepayment Events. In the event that and on each occasion on which any Net Proceeds are received by or on behalf of the Parent, the U.S. Borrower or any Subsidiary in respect of any Prepayment Event, the U.S. Borrower shall, within three Business Days after such Net Proceeds are received (or such later period after which the receipt thereof constitutes a Prepayment Event), prepay Loans in an aggregate amount equal to such Net Proceeds, in accordance with Section 2.11(e), provided that (i) so long as no Event of Default has occurred and is continuing, in the case of any event described in clause (a) of the definition of the term Prepayment Event, no mandatory prepayments in respect of any such event shall be required pursuant to this Section 2.11(b) in any single fiscal year until the date on which the Net Proceeds required to be applied as mandatory prepayments in the absence of this proviso equals or exceeds $2,000,000 for such fiscal year and (ii) so long as no Event of Default has occurred and is continuing, in the case of any event described in clause (b) of the definition of the term Prepayment Event, no mandatory prepayments in respect of any such event shall be required pursuant to this Section 2.11(b) in any single fiscal year until the date on which the Net Proceeds required to be applied as mandatory prepayments in the absence of this proviso equals or exceeds $2,000,000 for such fiscal year.

(c) Mandatory Prepayment of Excess Cash Flow. The U.S. Borrower shall prepay the Loans in accordance with Section 2.11(e) within 120 days after the end of each fiscal year of Parent commencing with the fiscal year ending on December 31, 2007, in an aggregate amount equal to (i) the Applicable Prepayment Percentage of Excess Cash Flow of the Parent and the Subsidiaries during such fiscal year minus (ii) the aggregate amount of voluntary prepayments (if any) of Loans made during such period or such fiscal year, as applicable, pursuant to paragraph (a) above; provided that Excess Cash Flow for the fiscal year ending on December 31, 2007 shall be measured from the first day of the first fiscal month starting on or after the Closing Date through the end of such fiscal year.

(d) Mandatory Prepayment of Proceeds of Issuances of Equity Interests. The U.S. Borrower shall prepay the Loans in accordance with Section 2.11(e) on the date of receipt by the Parent, Holdings or the Borrowers of any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Parent, Holdings or the Borrowers (other than proceeds of issuances of Equity Interests to the Sponsor or of issuances pursuant to any employee stock or stock option compensation plan), in an aggregate amount equal to the Applicable Prepayment Percentage of any such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that no prepayment shall be required pursuant to this Section 2.11(d) in respect of up to half of the net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Parent, Holdings or the Borrowers in connection with a Qualified Public Offering that would otherwise be required to be applied to prepay the Loans, so long as the Parent, Holdings or the Borrowers shall have delivered to Administrative Agent no later than the first Business Day following the date of receipt of such proceeds a certificate of an officer of the Parent, Holdings or the Borrowers certifying that (x) no Default or Event of Default has occurred and is continuing, and (y) Parent, Holdings or the Borrowers intend to apply (or commit in writing to apply) such proceeds to the Purchase Price of one or more Permitted Acquisitions to be consummated during the twelve (12) month-period following receipt thereof. If a Permitted Acquisition is not consummated (or committed to in writing) during such period with such proceeds, the U.S. Borrower shall prepay the Loans in accordance with this Section 2.11(d) (without giving effect to the proviso hereto).

(e) Notices of Prepayment, Etc. The Borrowers shall inform and notify the Administrative Agent in writing by telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. The U.S. Borrower shall notify the Administrative Agent in writing by telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of any mandatory prepayment hereunder not less than three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f) Application of Mandatory Prepayments. (i) Any prepayment of Loans required to be made in any amount pursuant to paragraph (b), (c) or (d) of Section 2.11 shall be applied as follows:

First, to the Term Loans and Incremental Loans, ratably in accordance with the respective principal amounts thereof and further applied to reduce in forward order of maturity the remaining scheduled payments of principal on such Loans falling due within 24 months of such prepayment and then pro rata to the remaining scheduled payments of principal on such Loans; and

Second, to the Revolving Facility Loans, the unpaid L/C Disbursements, ratably in accordance with the respective amounts thereof, except that (i) until the Revolving Facility Loans have been paid in full, the portion thereof that would otherwise be applied to the unpaid L/C Disbursements shall instead be applied to Revolving Facility Loans and (ii) any application of such amounts to Revolving Facility Loans or unpaid L/C

Disbursements shall be without reduction of Revolving Facility Commitments (unless otherwise elected by the Borrowers in a notice delivered at the time of such prepayment pursuant to Section 2.08).

Prepayments of Term Loans and Incremental Loans shall be applied first to ABR Loans and second to Eurodollar Loans (applied to Eurodollar Loans with Interest Periods in the order in which the respective Interest Periods therefor shall end).

Each prepayment of Loans pursuant to this paragraph (f) shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment and any amounts payable under Section 2.16 as a result of such prepayment.

(g) Application of Proceeds after an Event of Default. (i) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Article VII, the Collateral Agent shall apply the proceeds of (x) any collection or sale of, or other realization upon, any Collateral (other than European Revolver Priority Collateral) and any Collateral (other than European Revolver Priority Collateral) consisting of cash and (y) any payments or proceeds received by the Collateral Agent or the Administrative Agent with respect to any obligation under the Guarantee Agreement or otherwise in respect of the Obligations, as follows, subject to the terms of the Intercreditor Agreement:

FIRST, to the payment of all fees, costs, expenses and indemnities incurred by the Administrative Agent or the Collateral Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and outside legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Loan Parties, their successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

(ii) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Article VII, the Collateral Agent shall apply the proceeds of any collection or sale of the European Revolver Priority Collateral, as follows, subject to the terms of the Intercreditor Agreement (if applicable):

FIRST, to the payment of all fees, costs, expenses and indemnities incurred by the Administrative Agent or the Collateral Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and outside legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations with respect to the Revolving Facility and any Ancillary Facilities (the amounts so applied to be distributed among the Secured Parties holding Revolving Facility Loans, Letters of Credit and/or any Ancillary Facilities pro rata in accordance with the amounts of the Obligations with respect to the Revolving Facility and any Ancillary Facilities owed to them on the date of any such distribution);

THIRD, to the payment in full of the Obligations with respect to the Term Facility (the amounts so applied to be distributed among the Secured Parties holding Term Loans pro rata in accordance with the amounts of the Obligations with respect to the Term Facility owed to them on the date of any such distribution); and

FOURTH, to the Loan Parties, their successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

Section 2.12 Fees.

(a) Administrative Agent Fees. From the Closing Date through and including the Restatement Effective Date, the U.S. Borrower agrees to pay to CIBC, as the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent, including any fees provided for therein that are payable upon the syndication of any Loans.

(b) From and including the Restatement Effective Date, the U.S. Borrower agrees to pay DBTCA, as the Administrative Agent and the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent, including any fees provided for therein that are payable upon the syndication of any Loans.

Section 2.13 Interest.

(a) ABR Loans. The Term Loans or Incremental Loans comprising each ABR Borrowing, shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Term Loans or Incremental Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Post Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Term Loan, any Incremental Loan or any fee or other amount payable by the U.S. Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, all overdue amounts hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Term Loan and any Incremental Loan, 2% plus the rate otherwise applicable to such Term Loan or such Incremental Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (c) of this Section; provided that, this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.02 (to the extent such waiver so expressly provides).

(d) Interest Payment Dates. Accrued interest on each Term Loan and Incremental Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and Incremental Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan and Incremental Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan and Incremental Loan shall be payable on the effective date of such conversion.

(e) Basis of Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) Eurodollar Borrowings. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that dollar deposits in the London interbank market are not available in the amount of such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the U.S. Borrower and the affected Lenders by telecopy as promptly as reasonably practicable thereafter and, until the Administrative Agent notifies the U.S. Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs.

(a) Change in Law. With respect to the Term Facility, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other material condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing, or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed material by such Lender, then in accordance with clause (c) below, the U.S. Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered. This Section shall not apply with respect to Taxes, which shall be governed exclusively by Section 2.17.

(b) Capital Requirements. With respect to the Term Facility, if any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans or Incremental Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender, then in accordance with clause (c) below, the U.S. Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates of Lender. If any Lender becomes entitled to claim any additional amounts pursuant to paragraph (a) or (b) of this Section, it shall promptly notify the U.S. Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The U.S. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Request for Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the U.S. Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

For the avoidance of doubt, this Section 2.15 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

Section 2.16 Break Funding Payments.

In the event of (a) the payment (including, without limitation, any mandatory prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the U.S. Borrower pursuant to Section 2.19, then, in any such event, the U.S. Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error.

The U.S. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers with respect to any Loan Document shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes, provided that, if applicable law requires any Indemnified Taxes or Other Taxes to be withheld by a Loan Party or any applicable withholding agent from such payments, then (i) the sum payable shall be increased as necessary so that after to be deducted or withheld making all required withholding and deductions (including withholdings and deductions applicable to additional sums payable under this Section), the Administrative Agent or Lender as the case may be), receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. In addition, with respect to the Term Facility, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. Without duplication of any additional amounts paid pursuant to Section 2.17(a), each Loan Party shall indemnify the Administrative Agent and each Lender, within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or incurred by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than those resulting from the gross negligence or willful misconduct of such Administrative Agent, or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes withheld or deducted from any payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document with respect to the Term Facility, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment.

(e) Documentation. Any Lender (which term shall include the Issuing Bank for purposes of this Section 2.17(e)) that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable requirements of law and reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable requirements of law and any other information as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the U.S. Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and, in any case, prior to receipt of any payment hereunder or under any other Loan Document (or upon accepting an assignment of an interest herein), two duly completed and signed originals of either IRS Form W-8BEN (or any substitute or successor thereto) or IRS Form W-8ECI (or any substitute or successor thereto) or such other evidence satisfactory to the U.S. Borrower and the Administrative Agent, in each case, establishing that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 871(h) or Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the U.S. Borrower and the Administrative Agent such additional duly completed and signed copies of one of such forms (or any substitute or successor thereto) as may then be available under then current United States laws and regulations to avoid or reduce, or such evidence as is satisfactory to the U.S. Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the U.S. Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the U.S. Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.17 and (ii) in each case, would not subject such Lender, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents, shall deliver to the U.S. Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to (or is subject to a reduced rate of) U.S. withholding tax, and (B) two duly signed completed originals of IRS Form W-8IMY (or any substitute or successor thereto), together with any other certificate or statement of exemption required under the Code.

(ii) No Loan Party shall be required to pay any additional amount to any Lender if such Lender shall have failed to satisfy the foregoing provisions of this Section 2.17(e); provided that if such Lender shall have satisfied the requirement of this Section 2.17(e) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 2.17(e) shall relieve any Loan Party of its obligation to pay any amounts pursuant to Section 2.17 to such Lender or the Person for the account of which such Lender is receiving any sum payable under any of the Loan Documents in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender or the Person for the account of which such Lender is receiving any sum payable under any of the Loan Documents is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iii) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Domestic Lender”) shall deliver to the U.S. Borrower and the Administrative Agent on or before the date it becomes a party to this Agreement and, in any case, prior to receipt of any payment hereunder or under any other Loan Document (or upon accepting an assignment of an interest herein), two duly completed and signed originals of IRS Form W-9 (or any successor thereto). If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(f) Indemnification for Withholding Taxes. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and any related costs and expenses (including attorney costs) incurred by the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(g) Refunds. If the Administrative Agent or a Lender (or former Lender) determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of cash refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section, in each case from the Government Authority imposing such Taxes, it shall pay over such refund or credit to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or former Lender) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Loan Party, upon the request of the Administrative Agent or such Lender (or former Lender), agrees to repay the amount paid over to such Loan Party (plus any interest to the extent accrued from the date such refund is paid over to the Loan Party) to the Administrative Agent or such Lender (or former Lender) in the event the Administrative Agent or such Lender (or former Lender) is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h) Other Amounts. The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under Section 2.17(e).

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the U.S. Borrower. The U.S. Borrower shall make each payment required to be made by it with respect to the Term Facility hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York 10005, except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it with respect to the Term Facility for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document with respect to the Term Facility shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document with respect to the Term Facility shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees and other amounts then due hereunder with respect to the Term Facility, such funds shall be applied (i) first, towards payment of interest and fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and other amounts then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class (including of a particular Series of Incremental Loans) shall be made from the relevant Lenders, each payment of commitment fee under Section 2.12 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class (including of a particular Series of Incremental Loans) under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class (including of a particular Series of Incremental Loans) shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Term Loans or Incremental Loans) or their respective Term Loans or Incremental Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Term Loans or Incremental Loans); (iii) each payment or prepayment by the U.S. Borrower of principal of Term Loans or Incremental Loans of a particular Class (including of a particular Series of Incremental Loans) shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans or Incremental Loans of such Class held by them; and (iv) each payment by the U.S. Borrower of interest on Term Loans or Incremental Loans of a particular Class (including of a particular Series of Incremental Loans) shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Term Loans or Incremental Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or Incremental Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans or Incremental Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans or Incremental Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans or Incremental Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the U.S. Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Incremental Loans to any assignee or participant, other than to the U.S. Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The

U.S. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the U.S. Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the U.S. Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the U.S. Borrower prior to the date on which any payment with respect to the Term Facility is due to the Administrative Agent for the account of the Lenders hereunder that the U.S. Borrower will not make such payment, the Administrative Agent may assume that the U.S. Borrower has made such payment on such date in accordance herewith and may, but is not obligated to, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it with respect to the Term Facility pursuant to Section 2.06(c), Section 2.18(e) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) Designation of New Lending Office. Prior to any Lender under the Term Facility requesting compensation under Section 2.15, or the U.S. Borrower paying any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, such Lender shall use reasonable efforts (to the extent not inconsistent with such Lender’s applicable legal and regulatory restrictions) to designate a different lending office for funding or booking its Term Loans or Incremental Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender under the Term Facility requests compensation under Section 2.15, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender under the Term Facility pursuant to Section 2.17, or if any Lender under the Term Facility defaults in its obligation to fund Term Loans or Incremental Loans hereunder, or if any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby (or of an affected Class or of the type set forth in clauses (i) through (vi) of Section 9.02(b)) to consent thereto and, in each case, the Required Lenders have already consented thereto, then the applicable Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans or Incremental Loans, accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the U.S. Borrower (in the case of all other amounts). No action or consent by such Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon receipt by the applicable Lender of all amounts required to be paid to it pursuant to this Section 2.19(b). The Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 2.19(b) and Section 9.04. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the U.S. Borrower to require such assignment and delegation cease to apply.

Section 2.20 The Revolving Facility.

(a) Subject to the terms of this Agreement, the Lenders shall make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b) Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Revolving Facility Commitment.

Section 2.21 Increase of Revolving Facility.

(a) The Parent may by giving prior notice to the Administrative Agent after the effective date of a cancellation of:

(i) the Available Commitments of a Defaulting Lender in accordance with Section 2.69 (Right of Cancellation in relation to a Defaulting Lender); or

(ii) the Revolving Facility Commitments of a Lender in accordance with Section 2.64 (Illegality with respect to Revolving Facility).

request that the Total Revolving Facility Commitments be increased (and the Total Revolving Facility Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Revolving Facility Commitments so cancelled as follows:

(iii) the increased Revolving Facility Commitments will be assumed by one or more Lenders or other Person (other than a natural Person) that is another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each an “Increase Lender”) selected by the Parent and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Revolving Facility Commitments which it is to assume, as if it had been an Original Lender;

(iv) each of the Loan Parties and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Loan Parties and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v) each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi) the Revolving Facility Commitments of the other Lenders shall continue in full force and effect; and

(vii) any increase in the Total Revolving Facility Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b) An increase in the Total Revolving Facility Commitments will only be effective on:

(i) the execution by the Administrative Agent as directed by the Required Lenders of an Increase Confirmation from the relevant Increase Lender;

(ii) in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Administrative Agent (on behalf of itself only) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Revolving Facility Commitments by that Increase Lender, the completion of which the Administrative Agent shall promptly notify to the Parent, the Increase Lender and the Issuing Bank; and

(iii) in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase.

(c) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d) Unless the Administrative Agent otherwise agrees or the increased Revolving Facility Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, pay to the Administrative Agent (for its own account) a fee to be agreed and the Parent shall promptly on demand pay the Administrative Agent and the Collateral Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Collateral Agent, by any Receiver or Delegate in connection with any increase in Revolving Facility Commitments under this Section 2.21.

(e) The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f) Section 2.109 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Section 2.21 in relation to an Increase Lender as if references in that Section to:

(i) an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii) the “New Lender” were references to that “Increase Lender”; and

(iii) a “re–transfer” and “re–assignment” were references to respectively a “transfer” and “assignment”.

Section 2.22 Finance Parties’ Rights and Obligations with respect to the Revolving Facility.

(a) The obligations of each Finance Party under the Loan Documents are several. Failure by a Finance Party to perform its obligations under the Loan Documents does not affect the obligations of any other Party under the Loan Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Loan Documents.

(b) The rights of each Finance Party under or in connection with the Loan Documents are separate and independent rights and any debt arising under the Loan Documents to a Finance Party from a Loan Party shall be a separate and independent debt.

(c) A Finance Party may, except as otherwise stated in the Loan Documents, separately enforce its rights under the Loan Documents.

Section 2.23 Loan Parties’ Agent with respect to Revolving Facility.

(a) Each Loan Party (other than the U.S. Borrower) by its execution of Existing Credit Agreement Third Amendment or a supplement to the Guarantee Agreement irrevocably appoints the U.S. Borrower to act on its behalf as its agent in relation to the Loan Documents and irrevocably authorizes:

(i) the U.S. Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilization Requests), to execute on its behalf any supplement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Loan Party notwithstanding that they may affect that Loan Party, without further reference to or the consent of that Loan Party; and

(ii) each Finance Party to give any notice, demand or other communication to that Loan Party pursuant to the Loan Documents to the U.S. Borrower,

and in each case the Loan Party shall be bound as though the Loan Party itself had given the notices and instructions (including, without limitation, any Utilization Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Loan Parties’ Agent or given to the Loan Parties’ Agent under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Loan Parties’ Agent and any other Loan Party, those of the Loan Parties’ Agent shall prevail.

Section 2.24 Purpose.

Each Borrower shall apply all amounts borrowed by it under the Revolving Facility, any Letter of Credit and any utilization of any Ancillary Facility in a manner consistent with Section 5.10.

Section 2.25 Monitoring of Revolving Facility.

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

Section 2.26 Initial Conditions Precedent to Revolving Facility.

The Lenders will only be obliged to comply with Section 2.33 (Lenders’ Participations) in relation to any Utilization if on or before the Utilization Date for that

Utilization, the Lenders have received all of the documents and other evidence listed in Schedule 1.01G (Conditions Precedent), except as otherwise consented to by each Lender under the Revolving Facility. The funding by the Lenders shall be conclusive evidence for the Administrative Agent that the Lenders have received such documents and other evidence.

Section 2.27 Further Conditions Precedent to Revolving Facility.

Subject to Section 2.26 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Section 2.33 (Lenders’ Participations), if on the date of the Utilization Request and on the proposed Utilization Date, except as otherwise consented to by the Supermajority Lenders under the Revolving Facility:

(a) no Default is continuing or would result from the proposed Utilization; and

(b) in relation to any Utilization, all the representations and warranties in Article III (Representations) to be made by each Loan Party are true in all material respects.

Section 2.28 Conditions to Revolving Facility relating to Optional Currencies.

(a) A currency will constitute an Optional Currency in relation to a Revolving Facility Utilization if:

(i) it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilization Date for that Utilization; and

(ii) it is Dollars or has been approved by the Administrative Agent (acting on its own behalf and also on the instructions of all the Lenders under the Revolving Facility) on or prior to receipt by the Administrative Agent of the relevant Utilization Request for that Utilization.

(b) If the Administrative Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Administrative Agent will confirm to the Loan Parties’ Agent no later than 12:00 noon, New York City time two Business Days prior to the Utilization Date for that Utilization:

(i) whether or not it and the Lenders have granted their approval; and

(ii) if approval has been granted, the minimum amount for any subsequent Utilization in that currency as directed by the Lenders.

Section 2.29 Maximum Number of Utilizations.

(a) A Borrower (or the Loan Parties’ Agent on its behalf) may not deliver a Utilization Request if as a result of the proposed Utilization fifteen (15) or more Revolving Facility Utilizations would be outstanding.

(b) Any Loan made by a single Lender under Section 2.51 (Unavailability of a Currency) shall not be taken into account in this Section 2.29.

(c) A Borrower (or the Loan Parties’ Agent on its behalf) may not request that a Letter of Credit be issued under the Revolving Facility if, as a result of the proposed Utilization, fifteen (15) or more Letters of Credit would be outstanding.

Section 2.30 Delivery of a Utilization Request with respect to the Revolving Facility.

A Borrower may utilize the Revolving Facility by delivering (or by the Loan Parties’ Agent delivering on its behalf) to the Administrative Agent of a duly completed Utilization Request not later than (a) with respect to Utilizations denominated in Dollars, 10:00 a.m, New York City time, three Business Days before the date of the proposed Utilization, (b) with respect to Utilizations denominated in Euro or any other currency, 10:00 a.m, New York City time, four Business Days before the date of the proposed Utilization and (c) with respect to Utilizations denominated in an Optional Currency other than Euro, 10:00A.M., New York City time, five Business Days before the date of the proposed Utilization.

Section 2.31 Completion of a Utilization Request for Revolving Facility Loans.

(a) Each Utilization Request for a Revolving Facility Loan is irrevocable and will not be regarded as having been duly completed unless:

(i) it identifies that the Revolving Facility is to be utilized;

(ii) the proposed Utilization Date is a Business Day within the Availability Period applicable to that Revolving Facility;

(iii) the currency and amount of the Utilization comply with Section 2.37 (Currency and Amount); and

(iv) the proposed Interest Period complies with Section 2.75 to Section 2.77 (Interest Periods).

(b) Multiple Utilizations may be requested in a Utilization Request where the proposed Utilization Date is the Restatement Effective Date. Only one Utilization may be requested in each subsequent Utilization Request.

Section 2.32 Currency and Amount with respect to Revolving Facility.

(a) The currency specified in a Utilization Request in relation to the Revolving Facility must be the Base Currency or an Optional Currency.

(b) The amount of the proposed Utilization for the Revolving Facility must be

(i) if the currency selected is the Base Currency, a minimum of €1,000,000 and integral multiples of no less than €1,000,000 or, if less, the Available Facility;

(ii) if the currency selected is Dollars, a minimum of $1,000,000 and integral multiples of no less than $1,000,000 or, if less, the Available Facility; or

(iii) if the currency selected is an Optional Currency (other than Dollars), the minimum amount specified by the Administrative Agent acting at the direction of the Lenders pursuant to paragraph (b) (ii) of Section 2.28 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

Section 2.33 Lenders’ Participations with respect to the Revolving Facility.

(a) If the conditions set out in this Agreement have been met, and subject to Section 2.62 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Revolving Facility Loan available by the Utilization Date through its Facility Office.

(b) The amount of each Lender’s participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

(c) The Administrative Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan and the amount of its participation in that Revolving Facility Loan (and, if different, the amount of that participation to be made available in cash) no later than two Business Days before the date of the proposed Utilization.

Section 2.34 Limitations on Utilizations.

(a) The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed €10,000,000.

(b) The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed €14,000,000.

Section 2.35 Cancellation of Commitment.

The Revolving Facility Commitments unutilized at the end of the Availability Period for the Revolving Facility shall be immediately cancelled at that time.

Section 2.36 The Revolving Facility—Letters of Credit.

(a) The Revolving Facility may be utilized by way of Letters of Credit.

(b) Other than Section 2.34 (Limitations on Utilizations), Section 2.30 through Section 2.35 (Utilization – Loans) does not apply to Utilizations by way of Letters of Credit.

Section 2.37 Delivery of a Utilization Request for Letters of Credit.

A Borrower (or the Loan Parties’ Agent on its behalf) may request a Letter of Credit to be issued by delivery to the Issuing Bank (with a copy of the Administrative Agent) of a duly completed Utilization Request not later 10:00 a.m, London time, three Business Days before the date of the proposed Utilization.

Section 2.38 Completion of a Utilization Request for Letters of Credit.

Each Utilization Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a) it specifies that it is for a Letter of Credit;

(b) it identifies the Borrower of the Letter of Credit;

(c) it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d) the proposed Utilization Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e) the currency and amount of the Letter of Credit comply with Section 2.39 (Currency and Amount);

(f) the form of Letter of Credit is attached;

(g) the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the Revolving Facility; and

(h) the delivery instructions for the Letter of Credit are specified.

Section 2.39 Currency and Amount.

(a) The currency specified in a Utilization Request must be the Base Currency or an Optional Currency.

(b) Subject to paragraph (a) of Section 2.34 (Limitations on Utilizations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i) if the currency selected is the Base Currency, a minimum of €250,000 or, if less, the Available Facility;

(ii) if the currency selected is Dollars, a minimum of $250,000 or, if less, the Available Facility; or

(iii) if the currency selected is an Optional Currency other than Dollars, the minimum amount specified by the Administrative Agent pursuant to paragraph (b)(ii) of Section 2.28 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

Section 2.40 Issue of Letters of Credit.

(a) If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilization Date.

(b) Subject to Section 2.26 (Initial Conditions Precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit, if on the date of the Utilization Request or Renewal Request and on the proposed Utilization Date:

(i) no Default is continuing or would result from the proposed Utilization; and

(ii) in relation to any Utilization, all the representations and warranties in Article III (Representations) are true in all material respects.

(c) The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(d) The Administrative Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by 10:00 a.m, New York time, two Business Days before the date of the proposed Utilization.

Section 2.41 Renewal of a Letter of Credit.

(a) A Borrower (or the Loan Parties’ Agent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Administrative Agent of a Renewal Request in substantially similar form to a Utilization Request for a Letter of Credit not later 10:00 a.m, London time, three Business Days before the date of the proposed Utilization.

(b) The Finance Parties shall treat any Renewal Request in the same way as a Utilization Request for a Letter of Credit except that the conditions set out in paragraph (f) of Section 2.318 (Completion of a Utilization Request for Letters of Credit) shall not apply.

(c) The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i) its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii) its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d) If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re–issue any Letter of Credit pursuant to a Renewal Request.

Section 2.42 Reduction of a Letter of Credit.

(a) If, on the proposed Utilization Date of a Letter of Credit, any of the Lenders under the Revolving Facility is a Non–Acceptable L/C Lender and:

(i) that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Section 2.47 (Cash Collateral by Non–Acceptable L/C Lender); and

(ii) either:

(A) the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Section 2.24 (Cash Cover by Borrower); or

(B) the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Section 2.24 (Cash Cover by Borrower), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non–Acceptable L/C Lender in respect of that Letter of Credit and that Non–Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Loan Documents.

(b) The Issuing Bank shall notify the Administrative Agent of each reduction made pursuant to this Section 2.42.

(c) This Section 2.42 shall not affect the participation of each other Lender in that Letter of Credit.

Section 2.43 Revaluation of Letters of Credit.

(a) If any Letters of Credit are denominated in an Optional Currency, the Administrative Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b) The Parent shall, if requested by the Administrative Agent within (3) Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilizations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilizations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) of this Section 2.43.

Section 2.44 Letters of Credit Immediately Payable.

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Loan Parties’ Agent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

Section 2.45 Claims under a Letter of Credit.

(a) Each Borrower irrevocably and unconditionally authorizes the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or by the Loan Parties’ Agent on its behalf) and which appears on its face to be in order (in this Section 2.45 and Sections 2.46 through Section 2.49, a “claim”).

(b) Each Borrower shall within three Business Days of demand pay to the Administrative Agent for the Issuing Bank an amount equal to the amount of any claim.

(c) Each Borrower acknowledges that the Issuing Bank:

(i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set–off, counterclaim or other defense of any person.

(d) The obligations of a Borrower under this Section 2.45 through Section 2.49 will not be affected by:

(i) the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document.

Section 2.46 Indemnities.

(a) Each Borrower shall within three Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b) Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by a Loan Party pursuant to a Loan Document).

(c) If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Administrative Agent, that Lender shall pay to the Administrative Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d) The Borrower which requested (or on behalf of which the Loan Parties’ Agent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Section 2.46 in respect of that Letter of Credit.

(e) The obligations of each Lender or Borrower under this Section 2.446 to Section 2.49 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f) The obligations of any Lender or Borrower under this Section 2.446 to Section 2.49 will not be affected by any act, omission, matter or thing which, but for this Section 2.44 to Section 2.49, would reduce, release or prejudice any of its obligations under this Section 2.44 to Section 2.49 (without limitation and whether or not known to it or any other person) including:

(i) any time, waiver or consent granted to, or composition with, any Loan Party, the Issuing Bank of any Letter of Credit or any other person;

(ii) the release of any other Loan Party or any other person under the terms of any composition or arrangement;

(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Party, the Issuing Bank of any Letter of Credit or any other person or any non–presentation or non–observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Loan Party, the Issuing Bank of any Letter of Credit or any other person;

(v) any amendment (however fundamental) or replacement of a Loan Document, any Letter of Credit or any other document or security;

(vi) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document, any Letter of Credit or any other document or security; or

(vii) any insolvency or similar proceedings.

Section 2.47 Cash Collateral by Non–Acceptable L/C Lender.

(a) If, at any time, a Lender under the Revolving Facility is a Non–Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest–bearing account held in the name of that Lender with the Issuing Bank.

(b) The Non–Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Loan Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c) Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non–Acceptable L/C Lender under the Loan Documents in respect of that Letter of Credit.

(d) Each Lender under the Revolving Facility shall notify the Administrative Agent and the Parent:

(i) on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Section 2.21 (Increase) or Section 2.106 to Section 2.115 (Changes to the Lenders) whether it is a Non–Acceptable L/C Lender; and

(ii) as soon as practicable upon becoming aware of the same, that it has become a Non–Acceptable L/C Lender,

and an indication in Schedule 1.01C (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice to the Administrative Agent under sub–paragraph (i) above and, upon delivery in accordance with Section 2.112 (Copy of Transfer Certificate or Assignment Agreement to U.S. Borrower), such a notice to the Parent.

(e) Any notice received by the Administrative Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Administrative Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f) If a Lender who has provided cash collateral in accordance with this Section 2.47:

(i) ceases to be a Non–Acceptable L/C Lender; and

(ii) no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non–Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

Section 2.48 Cash Cover by Borrower.

(a) If a Lender which is a Non–Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Section 2.47 (Cash Collateral by Non–Acceptable L/C Lender) and the Issuing Bank notifies the Loan Parties’ Agent (with a copy to the Administrative Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within three Business Days after the notice is given.

(b) Notwithstanding paragraph (d) of Section 1.06 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i) it is satisfied that the relevant Lender is no longer a Non–Acceptable L/C Lender; or

(ii) the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii) an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c) To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Section 2.48, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with sub–paragraph (d)(ii) of Section 1.06 (Construction). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Administrative Agent (for the account of that Lender) in accordance with paragraph (b) of Section 2.91 (Fees Payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d) The relevant Issuing Bank shall promptly notify the Administrative Agent of the extent to which a Borrower provides cash cover pursuant to this Section 2.48 and of any change in the amount of cash cover so provided.

Section 2.49 Rights of Contribution.

No Loan Party will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under Section 2.44 through Section 2.49.

Section 2.50 Selection of Currency.

A Borrower (or the Loan Parties’ Agent on its behalf) shall select the currency of a Revolving Facility Utilization in a Utilization Request.

Section 2.51 Unavailability of a Currency.

If prior to 10:00 a.m , New York time, on any Quotation Day:

(a) a Lender notifies the Administrative Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b) a Lender notifies the Administrative Agent that compliance with its obligation to participate in a Revolving Facility Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Administrative Agent will give notice to the Loan Parties’ Agent on behalf of the relevant Borrower to that effect by 2:00 p.m, New York time, on that day. In this event, any Lender that gives notice pursuant to this Section 2.51 will be required to participate in the Revolving Facility Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Revolving Facility Loan denominated in the Base Currency during that Interest Period.

Section 2.52 Agent’s Calculations.

Each Lender’s participation in a Revolving Facility Loan will be determined in accordance with paragraph (b) of Section 2.33 (Lenders’ Participations).

Section 2.53 Ancillary Facility—Type of Facility.

An Ancillary Facility may be by way of:

(a) an overdraft facility;

(b) a guarantee, bonding, documentary or stand–by letter of credit facility;

(c) a short term loan facility;

(d) a derivatives facility;

(e) a foreign exchange facility; or

(f) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

Section 2.54 Availability.

(a) If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilized Revolving Facility Commitment (which shall (except for the purposes of determining the Supermajority Lenders and Required Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b) An Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Administrative Agent has received from the Loan Parties’ Agent:

(i) a notice in writing of the establishment of an Ancillary Facility and specifying:

(A) the proposed Borrower(s) which may use the Ancillary Facility;

(B) the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C) the proposed type of Ancillary Facility to be provided;

(D) the proposed Ancillary Lender;

(E) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F) the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii) any other information which the Administrative Agent upon the written request of any Lender may reasonably request in connection with the Ancillary Facility.

The Administrative Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c) Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

Section 2.55 Terms of Ancillary Facilities.

(a) Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b) However, those terms:

(i) must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii) may allow only Borrowers to use the Ancillary Facility;

(iii) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv) may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender; and

(v) must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except that: (i) Section 2.128 (Day Count Convention) shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) where an Ancillary Facility comprises more than one account, the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii)where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, that term of this Agreement shall not prevail.

(d) Interest, commission and fees on Ancillary Facilities are dealt with in Section 2.92 (Interest, Commission and Fees on Ancillary Facilities).

Section 2.56 Repayment of Ancillary Facility.

(a) An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b) If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c) No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i) the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilizations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Administrative Agent has declared all outstanding Utilizations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilization and the Ancillary Lender gives sufficient notice to enable a Revolving Facility Utilization to be made to refinance those Ancillary Outstandings.

(d) For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilization of the Revolving Facility:

(i) the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii) the Utilization may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Section 2.29 (Maximum Number of Utilizations) or paragraph (a)(iii) of Section 2.31 (Completion of a Utilization Request for Loans) applies.

(e) On the making of a Utilization of the Revolving Facility to refinance Ancillary Outstandings:

(i) each Lender will participate in that Utilization in an amount (as determined by the Administrative Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilizations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilizations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii) the relevant Ancillary Facility shall be cancelled.

(f) In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

Section 2.57 Ancillary Outstandings.

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a) the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

Section 2.58 Adjustment for Ancillary Facilities upon Acceleration.

In this Section 2.58:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilization then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(a) If a notice is served under the last paragraph of ARTICLE VII (Acceleration) (or automatically in the case of an event described in clause (h) or (i) of ARTICLE VII with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary) (other than a notice declaring Utilizations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under the last paragraph of ARTICLE VII (Acceleration) or an event described in clause (h) or (i) of ARTICLE VII with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary.

(b) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c) Prior to the application of the provisions of paragraph (a) of this Section 2.58, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set–off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(d) All calculations to be made pursuant to this Section 2.58 shall be made by the Administrative Agent based upon information provided to it by the Lenders and Ancillary Lenders.

(e) Section 2.18(b) or (c) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under the last paragraph of ARTICLE VII (Acceleration) or an event described in clause (h) or (i) of ARTICLE VII with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary.

(f) Following service of notice under the last paragraph of ARTICLE VII (Acceleration) or an event described in clause (h) or (i) of ARTICLE VII with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary, Section 2.18(b) or (c) shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

Section 2.59 Information.

Each Borrower and each Ancillary Lender shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Administrative Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Administrative Agent and the other Finance Parties.

Section 2.60 Affiliates of Lenders as Ancillary Lenders.

(a) Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1.01C (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b) The Loan Parties’ Agent shall specify any relevant Affiliate of a Lender in any notice delivered by it to the Administrative Agent pursuant to paragraph (b)(i) of Section 2.54 (Availability).

(c) If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Section 2.106 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d) Where this Agreement or any other Loan Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

Section 2.61 Revolving Facility Commitment Amounts.

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Ancillary Commitment.

Section 2.62 Repayment of Revolving Facility Loans.

(a) Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b) Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower:

(i) on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(ii) in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Section 2.51 (Unavailability of a Currency)); and

(iii) in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A) if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1) the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2) each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the applicable Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B) if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1) the relevant Borrower will not be required to make any payment in cash; and

(2) each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the applicable Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

Section 2.63 [Reserved].

Section 2.64 Illegality with respect to Revolving Facility.

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations with respect to Revolving Facility as contemplated by this Agreement or to fund, issue or maintain its participation in any Revolving Facility Utilization:

(a) that Lender, shall promptly notify the Administrative Agent upon becoming aware of that event;

(b) upon the Administrative Agent notifying the Loan Parties’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c) each Borrower shall repay that Lender’s participation in the Utilizations made to that Borrower on the last day of the Interest Period for each Utilization occurring after the Administrative Agent has notified the Loan Parties’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.65 Illegality in relation to Issuing Bank.

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a) that Issuing Bank shall promptly notify the Administrative Agent upon becoming aware of that event;

(b) upon the Administrative Agent notifying the Loan Parties’ Agent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c) the Parent shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d) unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

Section 2.66 Voluntary Cancellation.

The Loan Parties’ Agent may, if it gives the Administrative Agent not less than three Business Days (or such shorter period as the Supermajority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000) of the Available Facility. Any cancellation under this Section 2.66 shall reduce the Revolving Facility Commitments of the Lenders rateably under that the Revolving Facility.

Section 2.67 Voluntary Prepayment of Revolving Facility Utilizations.

A Borrower to which a Revolving Facility Utilization has been made may, if it or the Loan Parties’ Agent gives the Administrative Agent not less than three Business Days’ (or such shorter period as the Supermajority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilization (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilization by a minimum amount of €1,000,000).

Section 2.68 Right of Cancellation and Repayment in relation to a Single Lender with respect to the Revolving Facility or Issuing Bank.

(a) If:

(i) any sum payable to any Lender by a Loan Party with respect to the Revolving Facility is required to be increased under Section 2.17 (Taxes); or

(ii) any Lender or Issuing Bank claims indemnification with respect to the Revolving Facility from the Parent or Loan Party under Section 2.99 (Increased Costs),

the Loan Parties’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Administrative Agent notice:

(i)(if such circumstances relate to a Lender) of cancellation of the Revolving Facility Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilizations; or

(ii)(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b) On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Revolving Facility Commitment of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Loan Parties’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Loan Parties’ Agent in that notice), each Borrower to which a Utilization is outstanding shall repay that Lender’s participation in that Utilization together with all interest and other amounts accrued under the Loan Documents.

Section 2.69 Right of Cancellation in relation to a Defaulting Lender.

(a) If any Lender under the Revolving Facility becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Administrative Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c) The Administrative Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

Section 2.70 Reborrowing of Revolving Facility.

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

Section 2.71 Prepayment in accordance with Agreement.

No Borrower shall repay or prepay all or any part of the Utilizations or cancel all or any part of the Revolving Facility Commitments except at the times and in the manner expressly provided for in this Agreement.

Section 2.72 No Reinstatement of Commitments.

Subject to Section 2.21 (Increase), no amount of the Revolving Facility Commitments cancelled under this Agreement may be subsequently reinstated.

Section 2.73 Agent’s Receipt of Notices.

If the Administrative Agent receives a notice under Section 2.64 through Section 2.69 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Loan Parties’ Agent or the affected Lender, as appropriate.

Section 2.74 Effect of Repayment and Prepayment on Commitments.

If all or part of Utilization under the Revolving Facility is repaid or prepaid and is not available for redrawing (other than by operation of Section 2.27 (Further Conditions Precedent)), an amount of the Revolving Facility Commitments (equal to the Base Currency Amount of the amount of the Revolving Facility Utilization which is repaid or prepaid) in respect of that the Revolving Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Section 2.74 shall reduce the Revolving Facility Commitments of the Lenders under that the Revolving Facility ratably.

Section 2.75 Calculation of Interest with respect to Revolving Facility.

The rate of interest on each Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c) Mandatory Cost, if any.

Section 2.76 Payment of Interest with respect to Revolving Facility.

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Loan no later than 12:00 noon on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

Section 2.77 Default Interest with respect to Revolving Facility.

(a) Interest shall accrue on each Unpaid Sum with respect to Revolving Facility from its due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.0% higher than the rate at which it would have accrued if the Unpaid Sum had, during the period of non–payment, constituted a Revolving Facility Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably). Any interest accruing under this Section 2.77 shall be immediately payable by the Loan Party on demand by the Administrative Agent.

(b) If any Unpaid Sum consists of all or part of a Revolving Facility Loan which became due otherwise than on the last day of an Interest Period relating to that Revolving Facility Loan:

(i) the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the Interest Period relating to that Loan which was current when it became due; and

(ii) the rate of interest applicable to that Unpaid Sum during that first Interest Period shall be 1.0% higher than the rate which would have been applicable if the Unpaid Sum had not become due.

(c) Default interest (if unpaid) accruing on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable thereto but will remain immediately due and payable.

Section 2.78 Notification of Rates of Interest.

The Administrative Agent shall promptly notify the Lenders and the Loan Parties’ Agent on behalf of the relevant Borrower of the determination of a rate of interest with respect to the Revolving Facility under this Agreement.

Section 2.79 Selection of Interest Periods and Terms.

(a) A Borrower (or the Loan Parties’ Agent on behalf of a Borrower) may select an Interest Period for a Revolving Facility Loan in the Utilization Request for that Revolving Facility Loan.

(b) Subject to Section 2.79 through 2.81, a Borrower (or the Loan Parties’ Agent on its behalf) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Loan Parties’ Agent and the Administrative Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c) An Interest Period for a Revolving Facility Loan shall not extend beyond the Termination Date applicable to the Revolving Facility.

(d) A Revolving Facility Loan has one Interest Period only.

Section 2.80 [Reserved].

Section 2.81 Non–Business Days.

If an Interest Period with respect to Revolving Facility would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Section 2.82 Absence of Quotations.

Subject to Section 2.83 (Market Disruption):

(a) if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by approximately 11:00 a.m., London time, on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; or

(b) if Section 2.84 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation before close of business in London on the date falling one Business Day after the Quotation Day for that Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

Section 2.83 Market Disruption.

(a) If a Market Disruption Event occurs in relation to a Revolving Facility Loan for any Interest Period, then the rate of interest on each Lender’s share of that Revolving Facility Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin;

(ii) the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Revolving Facility Loan for the relevant Interest Period of that Revolving Facility Loan) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Revolving Facility Loan from whatever source it may reasonably select; and

(iii) the Mandatory Cost, if any, applicable to that Lender’s participation in the Revolving Facility Loan.

(b) If:

(i) the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii) a Lender has not notified the Administrative Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Revolving Facility Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c) In this Agreement:

“Alternative Market Disruption Event” means:

(i) before close of business in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan, none or only one of the Alternative Reference Banks supplies a rate to the Administrative Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Revolving Facility Loan; or

(ii) before close of business in London on the date falling three Business Days after the Quotation Day for the relevant Interest Period of the Loan, the Administrative Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed two per cent. of that Loan) that the cost to it of funding its participation in that Revolving Facility Loan from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Administrative Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five per cent. of that Loan) that the cost to it of funding its participation in that Revolving Facility Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

Section 2.84 Alternative Reference Bank Rate.

(a) If a Market Disruption Event occurs, the Administrative Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to a Revolving Facility Loan in euro, at or about 11:00 a.m. (Brussels time) on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Revolving Facility Loan and for a period comparable to the Interest Period of that Loan.

(b) As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Administrative Agent will notify the Parent and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”).

Section 2.85 Alternative Basis of Interest or Funding.

(a) If a Market Disruption Event or an Alternative Market Disruption Event occurs at the request of the Supermajority Lenders and the Administrative Agent or the Parent so requires, the Lenders and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

Section 2.86 Break Costs.

(a) Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

Section 2.87 Commitment Fee.

(a) The U.S. Borrower shall pay to the Administrative Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 1.80% per annum on that Lender’s Revolving Facility Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b) The accrued commitment fee is payable on the last day of each successive period of three Months (commencing on the Restatement Effective Date) which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c) No commitment fee is payable to the Administrative Agent (for the account of a Lender) on any Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

Section 2.88 Arrangement Fee.

The U.S. Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

Section 2.89 Agency Fee.

The U.S. Borrower shall pay to the Administrative Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Section 2.90 Collateral Agent Fee.

The U.S. Borrower shall pay to the Collateral Agent (for its own account) the Collateral Agent fee in the amount and at the times agreed in a Fee Letter.

Section 2.91 Fees Payable in respect of Letters of Credit.

(a) Each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125% per annum on the outstanding amount which is counter–indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b) Each Borrower shall pay to the Administrative Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c) The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Administrative Agent on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d) Each Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

Section 2.92 Interest, Commission and Fees on Ancillary Facilities.

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the applicable Borrower of that Ancillary Facility based upon normal market rates and terms.

Section 2.93 [Reserved].

Section 2.94 [Reserved].

Section 2.95 [Reserved].

Section 2.96 [Reserved].

Section 2.97 [Reserved].

Section 2.98 VAT.

(a) All amounts set out or expressed in a Loan Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), such Party shall also pay to the Supplier (if such Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c) Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 2.98 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State)).

Section 2.99 Increased Costs.

(a) Subject to Section 2.101 (Exceptions) the Parent shall, within three Business Days of a demand by the Finance Party, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates with respect to the Revolving Facility as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. For the avoidance of doubt, this Section 2.99 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(b) In this Agreement “Increased Costs” means:

(i) a reduction in the rate of return from the Revolving Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Loan Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into the Revolving Facility Commitment or an Ancillary Commitment or funding or performing its obligations under any Loan Document or Letter of Credit.

Section 2.100 Increased Cost Claims.

A Finance Party intending to make a claim pursuant to Section 2.99 (Increased Costs) shall notify the Loan Party’s Agent of the event giving rise to the claim.

Section 2.101 Exceptions.

(a) Section 2.99 (Increased Costs) does not apply to the extent any Increased Cost is:

(i) compensated for by the payment of the Mandatory Cost; or

(ii) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iii) in respect of Taxes, which shall governed exclusively by Section 2.17.

Section 2.102 Currency Indemnity.

(a) If any sum due from a Loan Party with respect to the Revolving Facility under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Loan Party; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Loan Party shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Loan Party waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

Section 2.103 Mitigation.

(a) Each Finance Party shall, in consultation with the Loan Parties’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Section 2.64 (Illegality) (or, in respect of the Issuing Bank, Section 2.65 (Illegality in relation to Issuing Bank)), Section 2.17 (Taxes) or Section 2.99 (Increased Costs) or Schedule 1.01D (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Loan Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Loan Party under the Loan Documents.

Section 2.104 Limitation of Liability.

(a) The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Section 2.103 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Section 2.103 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

(c) Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

Section 2.105 “Know Your Customer” Checks.

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Loan Party obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new

Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Loan Party.

Section 2.106 Assignments and Transfers of the Revolving Facility by the Lenders.

Subject to Section 2.106 through Section 2.115, a Lender (the “Existing Lender”) may:

(a) assign any of its rights with respect to the Revolving Facility; or

(b) transfer by novation any of its rights and obligations with respect to the Revolving Facility,

under any Loan Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”); provided that notwithstanding the foregoing, “New Lender” shall not include the Sponsor, the Parent, the Borrowers or any of the Parent’s Subsidiaries.

Section 2.107 Conditions of Assignment or Transfer of the Revolving Facility.

(a) An Existing Lender must consult with the U.S. Borrower for no more than three days before it may make an assignment or transfer of the Revolving Facility in accordance with Section 2.106 (Assignments and Transfers by the Lenders) unless the assignment or transfer is:

(i) to another Lender or an Affiliate of a Lender;

(ii) if the Existing Lender is a fund, to a fund which is an Approved Fund of the Existing Lender; or

(iii) made at a time when an Event of Default is continuing.

(b) The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility. An assignment will only be effective on:

(i) receipt by the Administrative Agent in the Assignment Agreement of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii) the performance by the Administrative Agent (on behalf of itself) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Administrative Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii) receipt by the Administrative Agent of an Administrative Questionnaire.

(c) If:

(i) a Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Section 2.99 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Section to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in relation to an assignment or transfer made in the ordinary course of the primary syndication of the Revolving Facility.

(d) Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

Section 2.108 Assignment or Transfer Fee.

Unless the Administrative Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to an Approved Fund or (iii) made in connection with primary syndication of the Revolving Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Administrative Agent (for its own account) a fee of $3,500.

Section 2.109 Limitation of Responsibility of Existing Lenders.

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Loan Documents, the Collateral or any other documents;

(ii) the financial condition of any Loan Party;

(iii) the performance and observance by any Loan Party or any other member of the Group of its obligations under the Loan Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document or any other document,

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Loan Document or the Collateral; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Loan Party and its related entities whilst any amount is or may be outstanding under the Loan Documents or any Revolving Facility Commitment is in force.

(c) Nothing in any Loan Document obliges an Existing Lender to:

(i) accept a re–transfer or re–assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 2.109; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non–performance by any Loan Party of its obligations under the Loan Documents or otherwise.

Section 2.110 Procedure for Transfer.

(a) Subject to the conditions set out in Section 2.107 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Administrative Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b) The Administrative Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c) Subject to Section 2.115 (Pro Rata Interest Settlement), on the Transfer Date:

(i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Loan Documents and in respect of the Collateral each of the Loan Parties and the Existing Lender shall be released from further obligations towards one another under the Loan Documents and in respect of the Collateral and their respective rights against one another under the Collateral and in respect of the Collateral shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) each of the Loan Parties and the New Lender shall (subject to the provisions of Section 2.107(c) (Conditions of Assignment or Transfer)) assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Loan Party or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Loan Party and the Existing Lender;

(iii) the Administrative Agent, the Arranger, the Collateral Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Collateral as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Agent, the Arranger, the Collateral Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Loan Documents; and

(iv) the New Lender shall become a Party as a “Lender”.

Section 2.111 Procedure for Assignment.

(a) Subject to the conditions set out in Section 2.107 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Administrative Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b) The Administrative Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c) Subject to Section 2.115 (Pro Rata Interest Settlement), on the Transfer Date:

(i) the Existing Lender will assign absolutely to the New Lender its rights under the Loan Documents and in respect of the Collateral expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Collateral); and

(iii) the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d) Lenders may utilize procedures other than those set out in this Section 2.113 to assign their rights under the Loan Documents (but not, without the consent of the relevant Loan Party or unless in accordance with Section 2.110 (Procedure for Transfer), to obtain a release by that Loan Party from the obligations owed to that Loan Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Section 2.107 (Conditions of Assignment or Transfer).

Section 2.112 Copy of Transfer Certificate or Assignment Agreement to U.S. Borrower.

The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the U.S. Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

Section 2.113 [Reserved].

Section 2.114 Security over Lenders’ Rights.

In addition to the other rights provided to Lenders under Section 2.106 through Section 2.115, each Lender may without consulting with or obtaining consent from any Loan Party, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Loan Document to secure obligations of that Lender including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b) in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i) release a Lender from any of its obligations under the Loan Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Loan Documents; or

(ii) require any payments to be made by a Loan Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Loan Documents.

Section 2.115 Pro Rata Interest Settlement.

If the Administrative Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Section 2.110 (Procedure for Transfer) or any assignment pursuant to Section 2.111 (Procedure for Assignment) the Transfer Date in relation to which is, in each case, after the date of such notification and is not on the last day of an Interest Period):

(a) any interest or fees in respect of the relevant participation which accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period) (but on the basis that no interest shall accrue on the Accrued Amounts during the period beginning on the Transfer Date and ending on the date on which they become due and payable under this paragraph); and

(b) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i) when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender (as shall any interest that may become payable in respect thereof under Section 2.77 (Default Interest) if they are not then paid); and

(ii) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Section 2.115 have been payable to it on that date, but after deduction of the Accrued Amounts.

Section 2.116 Payments to the Administrative Agent.

(a) On each date on which a Loan Party or a Lender is required to make a payment under a Loan Document (excluding a payment under the terms of an Ancillary Document), that Loan Party or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Loan Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account with such bank as the Administrative Agent specifies.

Section 2.117 Distributions by the Administrative Agent.

Each payment received by the Administrative Agent under the Loan Documents for another Party shall, subject to Section 2.118 (Distributions to a Loan Party) and Section 2.119 (Clawback) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

Section 2.118 Distributions to a Loan Party.

The Administrative Agent may (with the consent of the Loan Party or in accordance with Section 9.08 (Set–Off)) apply any amount received by it for that Loan Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Loan Party under the Loan Documents or in or towards purchase of any amount of any currency to be so applied.

Section 2.119 Clawback.

(a) Where a sum is to be paid to the Administrative Agent under the Loan Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) If the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

Section 2.120 [Reserved].

Section 2.121 Partial Payments.

(a) If the Administrative Agent receives a payment for application against amounts due in respect of the Revolving Facility under any Loan Documents that is insufficient to discharge all the amounts then due and payable by a Loan Party under those Loan Documents, the Administrative Agent shall apply that payment towards the obligations of that Loan Party under those Loan Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs, expenses and indemnities of the Administrative Agent, the Issuing Bank and the Collateral Agent under those Loan Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Loan Documents;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under those Loan Documents and any amount due but unpaid under Section 2.45 (Claims under a Letter of Credit) and Section 2.46 (Indemnities); and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Loan Documents.

(b) The Administrative Agent shall, if so directed by the Supermajority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by a Loan Party.

Section 2.122 Business Days.

(a) Any payment with respect to the Revolving Facility which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum with respect to the Revolving Facility under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Section 2.123 Currency of Account.

(a) Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due with respect to the Revolving Facility from a Loan Party under any Loan Document.

(b) A repayment of a Utilization or Unpaid Sum or a part of a Utilization or Unpaid Sum with respect to the Revolving Facility shall be made in the currency in which that Utilization or Unpaid Sum is denominated on its due date.

(c) Each payment of interest with respect to the Revolving Facility shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes with respect to the Revolving Facility shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount with respect to the Revolving Facility expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

Section 2.124 Change of Currency.

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the U.S. Borrower); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the U.S. Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

Section 2.125 Disruption to Payment Systems etc.

If either the Supermajority Lenders determine that a Disruption Event with respect to the Revolving Facility has occurred or the Administrative Agent is notified by the Loan Parties’ Agent that a Disruption Event with respect to the Revolving Facility has occurred:

(a) the Supermajority Lenders may, and shall if requested to do so by the U.S. Borrower, consult with the U.S. Borrower with a view to agreeing with the U.S. Borrower such changes to the operation or administration of the Revolving Facility as the Supermajority Lenders may deem necessary in the circumstances, all such changes shall be acceptable to the Administrative Agent on its own account;

(b) the Supermajority Lenders shall not be obliged to consult with the U.S. Borrower in relation to any changes mentioned in paragraph (a) if, in their opinion, it is not practicable to do so in the circumstances and, in any event, neither the Supermajority Lenders nor the Administrative Agent shall have no obligation to agree to such changes;

(c) any such changes agreed upon by the Supermajority Lenders and the U.S. Borrower and accepted by the Administrative Agent on its own behalf shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Loan Documents notwithstanding the provisions of Section 9.02 (Amendments and Waivers);

(d) the Administrative Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Section 2.125; and

(e) the Administrative Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (c) above.

Section 2.126 Accounts.

In any litigation or arbitration proceedings arising out of or in connection with a Loan Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Section 2.127 Certificates and Determinations.

Any certification or determination by a Finance Party of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Section 2.128 Day Count Convention.

Any interest, commission or fee accruing under a Loan Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

Section 2.129 Disenfranchisement of Defaulting Lenders.

(a) For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Supermajority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Loan Documents, that Defaulting Lender’s Revolving Facility Commitments will be reduced by the amount of its Available Commitments.

(b) For the purposes of this Section 2.129, the Administrative Agent may assume that the following Lenders under the Revolving Facility are Defaulting Lenders:

(i) any Lender which has notified the Administrative Agent that it has become a Defaulting Lender;

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned.

Section 2.130 Replacement of a Defaulting Lender.

(a) The Parent may, at any time a Lender under the Revolving Facility has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Administrative Agent and such Lender:

(i) replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Section 2.106 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement with respect to the Revolving Facility;

(ii) require such Lender to (and such Lender shall) transfer pursuant to Section 2.106 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii) require such Lender to (and such Lender shall) transfer pursuant to Section 2.106 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent (and permitted to be an assignee under Section 2.107), and (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilizations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Loan Documents.

(b) Any transfer of rights and obligations of a Defaulting Lender pursuant to this Section shall be subject to the following conditions:

(i) the Parent shall have no right to replace the Administrative Agent or Collateral Agent;

(ii) neither the Administrative Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii) the transfer must take place no later than three Business Days after the notice referred to in paragraph (a) above; and

(iv) in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Loan Documents.

Section 2.131 Incremental Revolving Facility.

The Borrowers may by written notice to Deutsche Bank and the Administrative Agent substantially in the form of Exhibit R hereto elect to request prior to the Termination Date, an increase to the existing Revolving Facility Commitments (any such increase, the “New Revolving Facility Loan Commitments”), by an amount not in excess of the amount equal to (i) €40,000,000 less (ii) the aggregate amount of the Revolving Facility Commitments outstanding on the Restatement Effective Date (as such amount may have been increased pursuant to this Section 2.131 prior to the date of determination). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Revolving Facility Loan Commitments shall be effective, which shall be a date not less than 2 Business Days after the date on which such notice is delivered to Deutsche Bank and the Administrative Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 2.106 (each, a “New Revolving Facility Loan Lender”) to whom the Borrowers propose any portion of such New Revolving Facility Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Facility Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Facility Loan Commitment. Such New Revolving Facility Loan Commitments shall become effective, as of such Increased Amount Date; provided that the New Revolving Facility Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers or the New Revolving Facility Loan Lender and Administrative Agent, and each of which shall be recorded in the Register. On any Increased Amount Date on which New Revolving Facility Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Facility Lenders shall assign to each of the New Revolving Facility Loan Lenders, and each of the New Revolving Facility Loan Lenders shall purchase from each of the Revolving Facility Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Facility Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Facility Loans will be held by existing Revolving Facility Loan Lenders and New Revolving Facility Loan Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Loan Commitments to the Revolving Facility Commitments, (b) each New Revolving Facility Loan Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder (a “New Revolving Facility Loan”) shall be deemed, for all purposes, a Revolving Facility Loan and (c) each New Revolving Facility Loan Lender shall become a Lender with respect to the New Revolving Facility Loan Commitment and all matters relating thereto. Deutsche Bank shall notify the Administrative Agent and the Lenders promptly upon receipt of the Borrowers’ notice of each Increased Amount Date and in respect thereof (y) the New Revolving Facility Loan Commitments and the New Revolving Facility Loan Lenders, and (z) in the case of each notice to any Revolving Facility Loan Lender, the respective interests in such Revolving Facility Loan Lender’s Revolving Facility Loans, in each case subject to the assignments contemplated by this Section. The terms and provisions of the New Revolving Facility Loans shall be identical to the Revolving Facility Loans.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each of the Parent (to the extent applicable), Holdings, the U.S. Borrower and the Lux Borrower represents and warrants to the Lenders, the Administrative Agent and the Collateral Agent that (it being understood and agreed that (i) the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Closing Date Transactions contemplated hereby, (ii) the representations and warranties made on each Delayed Draw Term Loan Credit Date are deemed to be made concurrently with the consummation of the acquisition and borrowing contemplated thereby, (iii) the representations and warranties made on the Restatement Effective Date are deemed to be made concurrently with the consummation of the Restatement Effective Date Transactions contemplated hereby and (iv) the representations and warranties made on each Ancillary Commencement Date are deemed to be made concurrently with the consummation of the borrowing contemplated thereby):

Section 3.01 Organization; Powers.

The Parent, the Borrowers and the Subsidiaries are duly organized and/or incorporated, validly existing and (to the extent such concept is relevant and applicable) in good standing under the laws of the jurisdiction of their organization and/or incorporated, respectively, have all requisite power and authority to carry on their respective businesses as now conducted and as proposed to be conducted, and are qualified to do business in, and are (to the extent such concept is relevant and applicable) in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

The Closing Date Transactions entered into by each Loan Party and the Restatement Effective Date Transactions to be entered into by each Loan Party are within such Loan Party’s corporate and other powers and have been duly authorized (to the extent such concept is relevant and applicable) by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent, Holdings and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Violations.

The Closing Date Transactions and Restatement Effective Date Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority or any other Person, except (i) such as have been obtained or made and are in full force and effect, (ii) the filing of the merger certificate in the Secretary of State of the State of Delaware in respect of the Merger, (iii) filings necessary to perfect Liens created under the Loan Documents and the ABL Loan Documents, (iv) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (v) filings or other actions listed on Schedule 3.03 hereof, (b) will not violate any material law or regulation or the terms of the charter, by-laws or other organizational documents of Holdings, the Borrowers or any of the Subsidiaries, or the terms of any of the Authorizations, or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, material agreement or material instrument binding upon Holdings, the Borrowers or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrowers or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrowers or any of the Subsidiaries, except Liens created under the Loan Documents and the ABL Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) Financial Statements. With respect to the Closing Date, the U.S. Borrower has heretofore furnished to the Lenders (i) audited combined balance sheets and related statements of income, stockholder’s equity and cash flows of WRCA for (A) the fiscal years ended December 31, 2004 and December 31, 2005 and (B) the period from June 2003 to December 31, 2003, in each case audited by KPMG LLP, or other independent public accountants of recognized national standing, (ii) audited combined balance sheets and related statements of income and cash flows of Camesa for the fiscal year ended December 31, 2004, prepared in accordance with GAAP as in effect in Mexico and (iii) unaudited combined balance sheets and related statements of income, stockholder’s equity and cash flows of WRCA and for each fiscal quarter ended after September 31, 2006 and at least 45 days before the Closing Date. With respect to the Restatement Effective Date, the U.S. Borrower has heretofore furnished to the Lenders the Original Financial Statements. Such financial statements (excluding the financial statements described in clause (ii) which have been prepared in accordance with Mexican GAAP) present fairly, in all material respects, the financial position and results of operations and cash flows of WRCA and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (iii) above.

(b) Pro Forma Financial Statements. The U.S. Borrower has heretofore furnished to the Lenders (i) the unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2006 and (ii) the related unaudited pro forma consolidated income statement of Holdings and its Subsidiaries for the period of four fiscal quarters then ended, in each case prepared giving effect to the Closing Date Transactions. Such pro forma financial statements (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions were believed by the U.S. Borrower to be reasonable as of the date of the Information Memorandum), it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and (ii) present fairly in all material respects a good faith estimate of the pro forma financial position of the U.S. Borrower, (A) in the case of such pro forma consolidated balance sheet, as of the end of such period as if the Closing Date Transactions had occurred on the last day of such period and (B) in the case of such pro forma consolidated income statement, as if the Closing Date Transactions had occurred on the first day of such period.

(c) Absence of Liabilities. Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Closing Date Transactions or the Restatement Effective Date Transactions, as applicable, the U.S. Borrower does not have, as of the Closing Date and the Restatement Effective Date, any material contingent or other material liabilities, unusual material long-term commitments or material unrealized losses.

(d) Absence of Material Adverse Effect. Since December 31, 2005, no change or condition has occurred that would constitute a Material Adverse Effect.

Section 3.05 Properties.

(a) Title. (i) As of the Closing Date and the Restatement Effective Date, each of Holdings, the U.S. Borrower and the Subsidiaries has good fee simple title to all of the Owned Real Property listed on Schedule 3.05(c)(i) hereto and a valid leasehold interest in all of the Leased Real Property set forth on Schedule 3.05(c)(iii) hereto, and good title to all personal property material to the business of Holdings, the U.S. Borrower and the Subsidiaries, taken as a whole, free and clear of all Liens, other than Liens created or permitted by any Loan Documents, except, in each case, for such defects in title that would not be expected to materially interfere with the ability of Holdings, the U.S. Borrower and the Subsidiaries, taken as a whole, to conduct their business as currently conducted or to utilize such properties for their intended purposes and (ii) each Real Property Lease is the legal, valid and binding obligation of the applicable Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent enforceability thereof may be limited by applicable insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Intellectual Property. Each of the Parent, the U.S. Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property that is reasonably necessary to the business of the Parent, the U.S. Borrower and the Subsidiaries, taken as a whole, and the conduct of the business by the Parent, the U.S. Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except, as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Real Property. As of the Closing Date and the Restatement Effective Date (i) set forth on Schedule 3.05(c)(i) hereto is a list of all real property owned by any Loan Party with an assessed value of $25,000 or more, showing as of the Closing Date and the Restatement Effective Date the street address, county or other relevant jurisdiction, state, province and record owner, which list is complete and accurate in all material respects; (ii) set forth on Schedule 3.05(c)(ii) hereto is a complete and accurate list of all Mortgaged Property, showing as of the Closing Date and the Restatement Effective Date the street address, county or other relevant jurisdiction, state, province and record owner; and (iii) set forth on Schedule 3.05(c)(iii) hereto is a list of all Leased Real Property under which a Loan Party is the lessee, showing as of the Closing Date and the Restatement Effective Date the names of the lessor and lessee, the location of such real property, the expiration date of such leases, the square footage of the leased premises, if available, and the annual rental cost thereof, which list is complete and accurate in all material respects. As of the Closing Date and the Restatement Effective Date, the Mortgaged Property constitutes all of the Material Real Property of the Loan Parties.

(d) Condemnations, Etc. As of the Closing Date and the Restatement Effective Date, neither Holdings, the U.S. Borrower nor any of the Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the Closing Date and the Restatement Effective Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrowers, threatened in writing against or affecting the Parent, the Borrowers or any of the Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Closing Date Transactions or the Restatement Effective Date Transactions.

(b) Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrowers nor any of the Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval necessary for its operations under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements.

Each of the Parent, the Borrowers and the Subsidiaries is in compliance with all laws, regulations and orders (including any Environmental Law, the Patriot Act, margin regulations, and ERISA) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status.

Neither the Parent, Holdings, the Borrowers nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 Taxes.

Each of the Parent, the Borrowers and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with any Governmental Authority and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrowers or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) failures to file or cause to be filed or pay or cause to be paid that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Borrowers or the Subsidiaries is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

On the date as of which such information is dated or certified (or if not dated or certified, as of the date such information was furnished) none of the Information Memorandum, as modified or supplemented by other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender prior to the Closing Date contains any untrue statement of a material fact as of any such date or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in the light of the circumstances under which the statements were made, provided that, with respect to projected financial information and information of a general economic nature, the U.S. Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared (it being understood that actual results may vary materially from project financial information).

Section 3.12 Subsidiaries.

Holdings does not as of the Closing Date and the Restatement Effective Date have any subsidiaries other than the U.S. Borrower, the Subsidiaries and the Unrestricted Subsidiaries. Schedule 3.12 hereto is a complete and correct list of the Subsidiaries as of the Closing Date, together with, for each Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.12 hereto, as of the Closing Date and the Restatement Effective Date, (x) each of Holdings, the U.S. Borrower and the Subsidiaries owns, free and clear of Liens (other than Permitted Liens and Liens created pursuant to the Security Documents and the ABL Loan Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.12 hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are relevant and applicable) and (z) there are no outstanding Equity Rights with respect to such Person.

Section 3.13 Insurance.

Schedule 3.13 hereto sets forth a description of all material insurance maintained by or on behalf of Holdings, the U.S. Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date and the Restatement Effective Date, all premiums in respect of such insurance have been paid. The Parent and the Borrowers believe that the insurance maintained by or on behalf of the Parent, the Borrowers and the Subsidiaries is adequate with respect to the business of the Parent, the Borrowers and the Subsidiaries, taken as a whole.

Section 3.14 Labor Matters.

As of the Closing Date and the Restatement Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrowers or any Subsidiary pending or, to the knowledge of Holdings and the Borrowers, threatened in writing. The hours worked by and payments made to employees of the Parent, the Borrowers and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as would not reasonably be expected to have a

Material Adverse Effect, all payments due from the Parent, the Borrowers or any Subsidiary, or for which any claim may be made against the Parent, the Borrowers or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent, the Borrowers or such Subsidiary. The consummation of the Closing Date Transactions and the Restatement Effective Date Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrowers or any Subsidiary is bound.

Section 3.15 Solvency.

Immediately after giving effect to the Closing Date Transactions to occur on the Closing Date and the transactions to occur on each Delayed Draw Term Loan Credit Date, as applicable, and immediately following the making of each Loan made on the Closing Date and each Delayed Draw Term Loan Credit Date and after giving effect to the application of the proceeds of such Loans on the Closing Date, each Delayed Draw Term Loan Credit Date, Restatement Effective Date and the date of each Borrowing and Utilization, Holdings, the Borrowers, and its Subsidiaries on a consolidated basis are Solvent.

Section 3.16 Security Interests.

(a) Pledge Agreement. Each Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Equity Interests of the Borrowers and each Subsidiary pledged pursuant thereto and all Indebtedness of each Loan Party to the Borrowers or any other Loan Party and, when the portion of such Collateral constituting instruments or certificated securities (as defined in the Uniform Commercial Code as in effect in the State of New York) is delivered to the Collateral Agent with instruments of transfer executed in blank, such security interest shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

(b) Security Agreement. Each Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the applicable Collateral and, when financing statements in appropriate form are filed in the offices specified on Schedule VIII to the U.S. Security Agreement, each Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or foreign equivalent thereof), in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

(c) Intellectual Property. When the U.S. Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States

Copyright Office within the time period specified by applicable law, the security interests created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on United States patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(d) Mortgages. When the Mortgages are filed in the offices specified on Schedule 3.16(d) hereto, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 and the applicable Permitted Encumbrances with respect to such Mortgaged Property subject only to the terms of the Intercreditor Agreement and the encumbrances and exceptions to title permitted in the Mortgages (including those liens permitted to be incurred or exist on the Collateral pursuant to this Agreement and the ABL Credit Agreement).

(e) Security Interests Representations. Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable foreign Pledge Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent and the Collateral Agent or any Lender with respect thereto, under foreign law.

Section 3.17 No Filing or Stamp Taxes.

As of the Restatement Effective Date, to the best of the knowledge of each Loan Party, under the laws of its Relevant Jurisdiction, it is not necessary that any material stamp, registration, notarial or similar Taxes or fees be paid on or in relation to transactions contemplated by the Loan Documents.

Section 3.18 Deduction of Tax.

As of the Restatement Effective Date, to the best of the knowledge of the Parent (other than (i) U.S. withholding tax and (ii) Luxembourg withholding tax, to the extent that any Lender is a “residual entity” for the purposes of such tax, and except in both cases to the extent that the Lender in question has provided the documentation required under Section 2.17(e) establishing a reduction of, or exemption from, such tax), neither the Parent nor any of its Subsidiaries is required to make any deduction for or on account of Tax from any material payment it may make under any Loan Document to a Lender.

Section 3.19 Pensions.

As of the Restatement Effective Date, to the best of the knowledge of the Parent,

(a) neither the Parent nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b) neither the Parent nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

Section 3.20 Centre of main interests and establishments.

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Parent and each Material Subsidiary that is a Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof is situated in its jurisdiction of incorporation.

ARTICLE IV.

CONDITIONS OF LENDING

Section 4.01 Closing Date.

The obligations of the Lenders to make Loans, hereunder on the Closing Date were subject to the condition precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) Counterparts of Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Transactions. The Closing Date Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Merger Agreement, without the waiver or amendment of any such terms not approved by the

Administrative Agent other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders, which approval shall not be unreasonably withheld, conditioned, or delayed. The Administrative Agent shall be satisfied that the Equity Contribution shall have occurred, on material terms reasonably satisfactory to the Administrative Agent. The U.S. Borrower shall have issued the Senior Unsecured Notes in the aggregate principal amount of not less than $150,000,000 pursuant to the Senior Unsecured Debt Documents. The ABL Credit Agreement, and each of the other ABL Loan Documents has been, or as of the Closing Date will be, duly authorized by each Loan Party that is a party thereto. The Intercreditor Agreement shall have been executed and delivered by the Collateral Agent and the ABL Collateral Agent.

(c) Opinions of Counsel. The Administrative Agent shall have received a reasonably satisfactory written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Wachtell, Lipton, Rosen & Katz, special New York counsel for the U.S. Borrower, (ii) Kelly & Hallman LLP, special Texas counsel for the Loan Parties, (iii) Antis Triantafyllides, special Cyprus counsel for the Loan Parties, (iv) Arendt & Medernach, special Luxembourg counsel for the Loan Parties, (v) Walkers, special Cayman Islands counsel for the Loan Parties, and (vi) David T. Guilfoyle, general counsel of WRCA, in each case in form reasonably acceptable to the Administrative Agent. The U.S. Borrower hereby requests such counsel to deliver such opinions.

(d) Corporate Documents. The Administrative Agent shall have received documents and certificates relating to the organization, existence and (to the extent such concept is relevant and applicable) good standing (or analogous document in the case of entities organized, formed or incorporated in a jurisdiction outside of the United States to the extent such concept is relevant in such jurisdiction) of Holdings, the U.S. Borrower and the Subsidiaries and the authorization of the Closing Date Transactions to occur on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificates. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower, confirming compliance with the conditions set forth in Section 4.03.

(f) Fees and Expenses. The Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date in connection with the Closing Date Transactions, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and other counsel to the Arrangers) required to be reimbursed or paid by any Loan Party hereunder.

(g) Security Documents. The Administrative Agent shall have received the Security Agreements, the Pledge Agreements and Guarantee Agreement, duly executed and delivered by the respective Loan Parties party thereto, together with the following:

(i) all certificates representing all the outstanding shares of Equity Interests of the U.S. Borrower and each Subsidiary owned by or on behalf of any Loan Party as of the Closing Date and required to be pledged under the Pledge Agreements (except that stock certificates representing shares of common stock of a Foreign Subsidiary that is a CFC shall be limited to 65% of the total outstanding shares of common stock of such first-tier Foreign Subsidiary), all promissory notes evidencing intercompany Indebtedness owed to any Loan Party as of the Closing Date, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

(ii) all documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreement (or, in each case, the foreign equivalents thereof, if applicable), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral owned or to be acquired on or before the Closing Date and intended to be created under the Security Agreements and the Pledge Agreements;

(iii) a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the U.S. Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties, in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or should be released upon the funding of the Loans; and

(iv) except as set forth in Section 5.16, evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreements and the Pledge Agreements, with the priority required by the Intercreditor Agreement, has been taken (including, without limitation, receipt of duly executed payoff letters).

(h) Intercompany Subordination Agreement. The Administrative Agent shall have received the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party.

(i) Consents and Approvals; Litigation. The U.S. Borrower shall have received all governmental and shareholder consents (including Hart-Scott-Rodino clearance) and approvals necessary or, in the reasonable opinion of the Arrangers, desirable in connection with the Closing Date Transactions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain or prevent the U.S. Borrower and its Subsidiaries from completing such transactions and no law or regulation shall be applicable which in the reasonable judgment of each Arranger would have such effect. There shall be no actions, suits, investigations or proceedings pending or, to the knowledge of the U.S. Borrower and its Subsidiaries, threatened in any court or before any arbitrator or Governmental Authority that seeks to prohibit the financing contemplated hereby.

(j) Financial Information, (i) The Lenders shall have received (x) audited combined balance sheets and related statements of income and cash flows of WRCA for (A) the 2004 and 2005 fiscal years and (B) the period from June 2003 to December 31, 2003, (y) audited combined balance sheets and related statements of income and cash flows of Camesa for the fiscal year ended December 31, 2004 prepared in accordance with Mexican GAAP and (z) unaudited combined balance sheets and related statements of income and cash flows for (A) each subsequent fiscal quarter ended at least 45 days before the Closing Date showing the four-fiscal-quarter period then ended and comparable periods for the prior fiscal year and (B) the October, November and December 2006 fiscal months, which financial statements described in clauses (x)(A) and (z) shall be prepared in accordance with GAAP (subject in the case of quarterly and monthly financial statements to the absence of footnotes and year-end adjustments), (ii) pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the U.S. Borrower as of and for (x) the fiscal quarter ending September 30, 2006, the interim period ending on the last day of the most recently completed quarter ended at least 45 days before the Closing Date and comparable periods for the prior fiscal year and (y) the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days before the Closing Date, in each case prepared after giving effect to the Closing Date Transactions (and the acquisition of Camesa, to the extent applicable) as if the Closing Date Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (iii) evidence that the ratio of Adjusted Total Debt on the Closing Date to pro forma Adjusted EBITDA for the last twelve-month period ending more than 15 days prior to the Closing Date shall not exceed 4.65 to 1.00.

(k)(i) The principal of and interest on all loans outstanding under, and all other amounts due with respect to, the Existing Credit Agreements (as defined in the Existing Credit Agreement) shall have been (or substantially simultaneously with the funding of the Loans shall be) repaid in full, (ii) all commitments to lend under the Existing Credit Agreements (as defined in the Existing Credit Agreement) shall have been (or substantially simultaneously with the funding of the Loans shall be) terminated, (iii) all obligations under or relating to the Existing Credit Agreements (as defined in the Existing Credit Agreement) and all Liens and security interests relating to all of the foregoing shall have been (or substantially simultaneously with the funding of the Loans shall be) discharged (except as set forth on Schedule 1.01B of the Existing Credit Agreement) and (iv) the Administrative Agent shall have received satisfactory evidence of such repayment, termination and discharge.

(l) After giving effect to the Closing Date Transactions and the other transactions contemplated thereby, on the Closing Date, Holdings and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder, (b) the ABL Facility, (c) the Senior Unsecured Notes, and (d) other Indebtedness permitted under Section 6.01(a).

(m) The Administrative Agent shall have received a certificate from the Chief Financial Officer of the U.S. Borrower dated as of the Closing Date and satisfactory to the Administrative Agent attesting to the Solvency of the Loan Parties taken as a whole after giving effect to the Closing Date Transactions.

(n) The Administrative Agent shall have received evidence that notice of the Closing Date Transactions has been given to Moody’s and S&P and shall have received confirmation of, or notice of any announcement by Moody’s or S&P of any change or possible change in, the U.S. Borrower’s rating and the U.S. Borrower’s senior secured debt rating as a result of the Closing Date Transactions.

(o) Borrowing Request. The Administrative Agent shall have received a duly completed Borrowing Request for the initial Borrowing hereunder.

(p) Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

(q) Tax Reports. The Administrative Agent shall have received (a) a copy of the transfer pricing study regarding the valuation and intercompany pricing issues with respect to the value of the distribution contracts and intellectual property and intercompany transactions, (b) a copy of the tax opinion of KPMG reporting the “should” levels of opinion discussed with the Arrangers and (c) if received prior to the Closing Date, a copy of the Luxembourg tax ruling relating to the ZORA structure and related issues.

The Administrative Agent shall notify the U.S. Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on February 14, 2007 (and, in the event such conditions are not so satisfied or waived at or prior to such time, this Agreement shall not become effective). For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.02 Each Term Loan on the Closing Date.

The obligation of each Lender to make a Loan on the Closing Date is subject to (a) the representations and warranties of the U.S. Borrower set forth herein to the extent such representations and warranties are made by WRCA in the Merger Agreement and are material to the interests of the Lenders (but only to the extent that U.S. Holdings has the right to terminate its obligations under such Merger Agreement as a result of a breach of such representations (determined without regard to whether any notice is required to be delivered by U.S. Holdings) and (b) the representations and warranties made in Sections 3.02, 3.04(d), 3.07 (with respect to margin regulations only), 3.08, 3.16 and 3.17, in each case being true and correct in all material respects on and as of the Closing Date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

Section 4.03 Each Incremental Loan.

The obligation of each Incremental Loan Lender of any Series to make an Incremental Loan of such Series is subject to the satisfaction of the following additional conditions.

(a) Truth of Representations. The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b) Certificate Regarding Absence of Defaults. At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate to such effect, dated the date of the making of such Incremental Loan and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower; and

(c) Certificate Regarding Senior Secured Leverage Ratio. At the time of and immediately after giving effect to such Borrowing, the Administrative Agent shall have received a certificate of a Financial Officer of the U.S. Borrower demonstrating compliance with the Senior Secured Leverage Ratio in Section 6.11 on a Pro Forma Basis.

Section 4.04 Delayed Draw Term Loan Borrowings.

The obligation of each Delayed Draw Term Loan Lender to make a Delayed Draw Term Loan were subject to the satisfaction of the additional conditions:

(a) Truth of Representations. The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation and warranty is expressly stated to have been made as a specific date, as of such specific date);

(b) Certificate Regarding Absence of Defaults. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate to such effect, dated the date of the making of such Delayed Draw Term Loan and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower;

(c) Certificate Regarding Total Leverage Ratio. At the time of and immediately after giving effect to such Borrowing, the Administrative Agent shall have received a certificate of a Financial Officer of the U.S. Borrower demonstrating that the Total Leverage Ratio on a Pro Forma Basis is equal to or lesser than the Total Leverage Ratio on the Closing Date, after consummation of the Merger and all borrowings in connection therewith; and

(d) Certificate Regarding Senior Secured Leverage Ratio. At the time of and immediately after giving effect to such Borrowing, the Administrative Agent shall have received a certificate of a Financial Officer of the U.S. Borrower demonstrating compliance with the Senior Secured Leverage Ratio in Section 6.11 on a Pro Forma Basis.

Section 4.05 Restatement Effective Date.

This Agreement shall become effective automatically upon the satisfaction of the conditions precedent set forth in the Existing Credit Agreement Third Amendment on the Restatement Effective Date without the necessity of further action on the part of any Person, whereupon this Agreement will replace the Existing Credit Agreement as amended through the Restatement Effective Date.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or fully collateralized in a manner reasonably satisfactory to the Issuing Banks with cash and/or customary back-to-back letters of credit) and all L/C Disbursements shall have been reimbursed, each of the Parent, Holdings, the U.S. Borrower and the Lux Borrower covenant and agree with the Lenders that:

Section 5.01 Financial Statements and Other Information.

The U.S. Borrower will furnish to the Administrative Agent for distribution to Lenders or posting to Intralinks or other shared electronic platforms:

(a) within 120 days after the end of each fiscal year of the Parent, (i) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by its accountants and disclosed in reasonable detail therein)) and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations of Parent for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts; provided that for the fiscal year ended December 31, 2006, such financial statements and other information required by clauses (i) and (ii) above shall be prepared for the Parent and its consolidated Subsidiaries, instead of the Parent and its consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, (i) the Parent’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by its accountants and disclosed in reasonable detail therein), subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c) [Reserved.];

(d) concurrently with delivery thereof to the lenders under the ABL Facility, copies of any report or information delivered monthly pursuant to the ABL Facility;

(e) concurrently with any delivery of financial statements under clauses (a) and (b) above, a certificate of a Financial Officer of the Parent:

(i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii) commencing with the second full fiscal quarter after the Closing Date, setting forth (x) reasonably detailed calculations of the Senior Secured Leverage Ratio for the period of four consecutive fiscal quarters of the Parent then ended and of the amount of Adjusted EBITDA, Excess Cash Flow (if applicable) and Available Credit (including the aggregate amount of Capital Expenditures, Investments in the Unrestricted Subsidiaries and any Permitted Acquisitions and whether such Permitted Acquisition was financed with the proceeds of Indebtedness permitted hereunder and identifying the clause of Section 6.01 that such Indebtedness is permitted under) and (y) reasonably detailed calculations demonstrating compliance with Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.07, Section 6.11 and Section 6.13; and

(iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines);

(g) not later than 60 days after the commencement of each fiscal year of the Parent beginning on or after January 1, 2007, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget (it being understood that any such projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Borrowers, and that no assurances are offered that such projections will be realized)) and, promptly when available, any significant revisions of such budget;

(h) reasonably promptly after the same become publicly available, copies of each annual report, proxy or financial statement or other material report or communication sent to public stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements filed by the Parent, the Borrowers or any Subsidiary with the SEC, or with any national securities exchange, as the case may be; provided, that, documents required to be delivered pursuant to Section 5.01(a), (b) and (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered for purposes of this Agreement when posted to the website of the U.S. Borrower;

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrowers or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request in connection with the Loan Documents;

(j) at the same time as they are dispatched, copies of all documents dispatched by the Parent or any Loan Parties to its bank lenders generally (or any class of them); and

(k) promptly, information about the Charged Property and compliance of the Loan Parties with the terms of any Security Documents.

Section 5.02 Notices of Material Events.

The Parent, Holdings and the Borrowers will furnish to the Administrative Agent written notice of the following promptly upon any officer of Parent, Holdings or Borrowers obtaining actual knowledge thereof:

(a) the occurrence of any Default or Event of Default or the occurrence of any default or event of default under the ABL Loan Document;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Parent, the Borrowers or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization that would reasonably be expected to result in a Material Adverse Effect; and

(e) any other development specific to the Parent, the Borrowers, or any of the Subsidiaries that is not a matter of public knowledge and that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent, Holdings or the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) Change of Name or Location, Etc. The Parent or the Borrowers will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of organization, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational identification number. The Parent and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless advance notice has been provided to the Administrative Agent and the Collateral Agent in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Parent and the Borrowers also agree promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) Annual Officer’s Certificate. Each year, commencing in 2008, for the 2007 fiscal year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrowers shall deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer of the Borrowers setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date, if any, or the date of the most recent certificate delivered pursuant to this Section.

Section 5.04 Existence; Conduct of Business.

Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05 Payment of Taxes.

Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to pay all its material Tax liabilities that, if unpaid, might by law become a Lien upon its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrowers or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties.

Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent, the Borrowers and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and unforeseen accidents excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided, that, nothing in this Section 5.06 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and does not individually or in the aggregate have a Material Adverse Effect.

Section 5.07 Insurance.

The Parent and the Borrowers will cause to be maintained on behalf of the Borrowers and the Subsidiaries, with financially sound and reputable insurance companies or associations (or with adequate self-insurance arrangements) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. By the date not later than the date 60 days after the Closing Date, or such later date as the Administrative Agent may reasonably agree, all such insurance (other than insurance in respect of criminal liability, fiduciary liability, automotive and aerospace liability, directors’ and officers’ liability and workers’ compensation related liability) shall (i) name the Collateral Agent as additional insured or loss payee thereunder (without any representation or warranty by or obligation upon the Collateral Agent), (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent and/or ABL Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Loan Party, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Loan Party will, if reasonably requested by the Collateral Agent, deliver to the Collateral Agent duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance; provided that so long as no Event of Default has occurred and is continuing, the Collateral Agent may not request more than one such report during each fiscal year of the Parent. Each Loan Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Loan Party at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, upon 30 days’ written notice from the Collateral Agent, the Collateral Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent as directed by the Administrative Agent acting at the direction of the Required Lenders in connection with this Section 5.07, including reasonable fees of outside legal counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Collateral Agent and shall be additional Obligations secured hereby. The Parent and the Borrowers will furnish to the Administrative Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

Section 5.08 Books and Records; Inspection and Audit Rights.

Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, keep proper books of record and account which accurately reflect its business affairs in all material respects and all material transactions in accordance with GAAP. Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, permit representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (with the Borrowers having the right to have representatives present during such discussions), all at such reasonable times and as often as reasonably requested (but at the expense of the Borrowers for only one visit during any fiscal year of the Parent unless an Event of Default shall have occurred and be continuing), in each case upon reasonable prior notice.

Section 5.09 Compliance with Laws and Material Contractual Obligations.

(a) The Parent and the Borrowers will comply, and require each Subsidiary to comply with all applicable laws, rules, regulations and orders, including the Patriot Act, all other laws and regulations relating to money laundering and terrorist activities and Environmental Laws, of any Governmental Authority applicable to it or its property, any fees associated with the Authorizations, all regulatory reporting and accounting requirements and all material contractual obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent and the Borrowers will, and will cause each of the Subsidiaries to, provide sufficient disclosure of the Closing Date Transactions in the U.S. tax returns that require disclosure of the Merger and delivery of copies of all valuations, opinions and rulings provided to the external auditors of the Sponsor.

(b) The Parent shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are fully funded based on the statutory funding objective under all laws and regulations applicable to each member of the Group and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(c) The Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(d) The Parent shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in (a) above.

(e) The Parent shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.10 Use of Proceeds.

The proceeds of the Revolving Facility Loans, the Letters of Credit and any Ancillary Facility will be used by the Borrowers for working capital and general corporate purposes. The proceeds of the Incremental Loans will be used by the U.S. Borrower for working capital and general corporate purposes, including Permitted Acquisitions. The proceeds of the initial Term Loans were used to, together with the proceeds of the Senior Unsecured Notes and the Equity Contribution, (a) repay all outstanding loans under the Existing Credit Agreements (as defined in the Existing Credit Agreement), together with accrued and unpaid interest thereon and all other amounts payable thereunder, (b) pay all costs and expenses associated with the Closing Date Transactions, (c) consummate the Merger and (d) invest in the Unrestricted Subsidiaries. The proceeds of the Delayed Draw Term Loans were used by the U.S. Borrower to consummate the Specified Acquisition and Permitted Acquisitions and to pay all costs and expenses related thereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 5.11 Subsidiaries.

(a) Subject to the Agreed Security Principles, if any Subsidiary is formed or acquired after the Closing Date, the Borrowers will notify the Administrative Agent thereof and, if such Subsidiary is a Subsidiary Loan Party, (i) the Borrowers will cause such Subsidiary to execute and deliver a Supplement to the Guarantee Agreement and the applicable Security Agreement in the form attached thereto pursuant to which such Subsidiary will become a party to, and agree to be bound by, a Security Agreement, a Guarantee Agreement, the Intercreditor Agreement, and additional Security Documents (or supplements thereto) within twenty Business Days after such Subsidiary is formed or acquired, and, within thirty Business Days after such Subsidiary is formed or acquired, or such longer periods as the Administrative Agent shall agree, take such actions to create and perfect Liens on such Subsidiary’s assets granted pursuant to the Security Documents to secure the Obligations as the Administrative Agent shall reasonably request and (ii) if any Equity Interest in or Indebtedness of such Subsidiary is owned by or on behalf of any Loan Party, the Borrowers will cause such Equity Interests and any promissory notes evidencing such Indebtedness to be pledged pursuant to a Pledge Agreement within twenty Business Days after such Subsidiary is formed or acquired, or such longer period as the Administrative Agent shall agree, and shall deliver to the Administrative Agent the following:

(x) certificates (if any) representing all the outstanding Equity Interests of such Subsidiary owned by or on behalf of any Loan Party, promissory notes (if any) evidencing intercompany Indebtedness owed to such Subsidiary, and powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes;

(y) all documents and instruments, including Uniform Commercial Code financing statements (or foreign equivalent thereof), required by law, necessary to perfect its lien in accordance with this Agreement or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral and intended to be created under the applicable Security Agreement and Pledge Agreement; and

(z) all documents required to be delivered under Section 5.12(b)(ii) with respect to any Material Real Property of such Subsidiary;

(b) Notwithstanding the foregoing, if such Subsidiary is not a Subsidiary Loan Party, then the Borrowers shall (and shall cause each Subsidiary Loan Party) to take the action described in clause (ii) above (and, as applicable, the actions described in clauses (x) and (y) above) in order that the Collateral Agent shall have the benefits of a Lien securing the obligations of the Borrowers or such Subsidiary Loan Party hereunder and under the other Loan Documents with respect to 65% of the voting Equity Interests and 100% of all other Equity Interests of such Subsidiary directly owned by the Borrowers and such Subsidiary Loan Party (other than the Equity Interests of any Subsidiary that is not a Wholly Owned Subsidiary or that is an Unrestricted Subsidiary).

(c) In addition to the foregoing, if any Subsidiary Loan Party is formed or acquired after the Closing Date, the Borrowers will cause such Subsidiary to execute a counterpart of the Intercompany Subordination Agreement and deliver the same to the Administrative Agent.

(d) Notwithstanding the foregoing, or any provision of this Agreement or any other Loan Document, (i) any Subsidiary that is not a Wholly Owned Subsidiary or that is an Unrestricted Subsidiary shall not be required to become a Subsidiary Loan Party, and (ii) subject to the Agreed Security Principles, each Loan Party shall at all times use commercially reasonable efforts to ensure that all cash and Permitted Investments held by it (other than Excluded Accounts) are subject to a valid and perfected priority security interest; provided that cash and Permitted Investments held by any Loan Party for up to 15 Business Days in order to facilitate the making of any Permitted Acquisition or other Investment permitted under, or the repayment of any intercompany Investment previously made in accordance with the terms of, Section 6.04, shall not be required to be subject to security interests.

(e) If the accession of an additional Loan Party pursuant to this Section 5.11 obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Administrative Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Loan Party.

Section 5.12 Further Assurances.

(a) Execution of Additional Documents. Subject to the Agreed Security Principles, the Parent and the Borrowers will, and will cause each Subsidiary Loan Party to, execute or authorize any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which either the Collateral Agent or the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, with the priority required by the Intercreditor Agreement all at the expense of the Loan Parties. The Parent and the Borrowers also agree to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Acquisition of Material Assets. (i) If any Material Real Property is acquired by the Parent, the Borrowers or any Subsidiary Loan Party after the Closing Date (other than assets constituting collateral security under the Security Agreements that become subject to the Liens of the Security Agreements upon acquisition thereof and assets of the type that are specifically excluded from the grant of security under the Security Documents or by the terms of this Agreement), the Borrowers will notify the Collateral Agent thereof, and, if requested by the Administrative Agent, the Parent and the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(ii) Notwithstanding the generality of the foregoing or anything to the contrary contained in this Section 5.12, upon the acquisition of any Material Real Property (a “New Mortgaged Property”) by any Loan Party, then, subject to the Agreed Security Principles, the Parent or the Borrowers shall, or shall cause the applicable Subsidiary to, in each case at such Loan Party’s expense, (A) within 45 days after such acquisition, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such New Mortgaged Property and (B) within 60 days (which dates in clauses (A) and (B) herein may be extended by the Administrative Agent in its sole discretion) after such acquisition, furnish to the Collateral Agent (1) each of the items set forth in Section 5.16(b), in each case in respect of such New Mortgaged Property (provided that surveys shall be furnished in accordance with the terms of Section 5.16(b)(iii) only to the extent reasonably requested by the Administrative Agent and only to the extent surveys can reasonably be provided under applicable climate conditions) and (2) such other approvals, opinions or documents as are necessary or as the Administrative Agent may reasonably request.

Section 5.13 Ratings.

(a) The U.S. Borrower will use commercially reasonable efforts to maintain senior secured credit and corporate ratings in respect of the U.S. Borrower and the Loans with Moody’s and S&P.

(b) On or prior to the date that is sixty days after the Existing Credit Agreement Second Amendment Effective Date and on or prior to the date that is ninety days after the consummation of any Permitted Acquisition with a total aggregate Purchase Price exceeding $50,000,000, the U.S. Borrower shall have obtained or reaffirmed (a) a public corporate family rating from Moody’s, (b) a public corporate credit rating from S&P and (c) a public credit rating for the Loans from each of Moody’s and S&P.

Section 5.14 Hedging Agreements.

Within 180 days of the Closing Date, not less than 50% of the aggregate principal amount of then outstanding Indebtedness for borrowed money of the Loan Parties shall be, for a period of at least two years measured from the Closing Date, either (x) fixed rate debt or (y) debt subject to one or more Hedging Agreements with one or more of the Lenders or Arrangers or an Affiliate of any thereof (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000) approved by the Administrative Agent, that effectively enables the Loan Parties (in a manner reasonably satisfactory to the Administrative Agent) to protect themselves as to interest rates or (z) any combination of (x) and (y) above to accomplish the foregoing.

Section 5.15 Compliance with Environmental Laws.

The Parent and the Borrowers will comply, and require each Subsidiary to comply and use their commercially reasonable efforts (which efforts shall include making reasonable efforts to ensure that all applicable leases, licenses or other such agreements include provisions requiring such compliance) to: cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew and cause each Subsidiary to obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, to the extent required by material Environmental Laws, except where and to the extent that the failure to comply with Environmental Laws, obtain or renew Environmental Permits or to conduct such investigation, study, sampling and testing, cleanup, removal, remedial or other action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any other Subsidiary shall be required to undertake any such investigation, study, sampling and testing, cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

Section 5.16 Conditions Subsequent to the Closing Date.

The U.S. Borrower agrees to deliver and cause the Subsidiaries to deliver to the Administrative Agent by the dates indicated below (which dates may be extended by the Administrative Agent at its sole discretion, other than in respect of clause (e)) the following:

(a) subject to Section 4.01 of the U.S. Security Agreement, within 60 days following the Closing Date, deposit account control agreements (other than with respect to Excluded Accounts), duly executed by each depositary bank referred to in the U.S. Security Agreement;

(b) within 60 days following the Closing Date (except as otherwise specified herein), Mortgages covering the Mortgaged Properties, duly executed by Holdings, the U.S. Borrower or the applicable Subsidiary, together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first (subject to Permitted Encumbrances and all Liens permitted under Section 6.02 with respect to the property in question and subject to the Intercreditor Agreement, and the Liens of the ABL Facility) subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Lenders and that all filing and recording taxes and fees necessary to record the Mortgages in the applicable recording offices have been paid,

(ii) with respect to the Mortgaged Properties, fully paid First American Title Insurance Company’s title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages of the Mortgaged Properties to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens except as permitted in this Agreement) and encumbrances, excepting only Permitted Encumbrances and all Liens permitted under Section 6.02 with respect to the property in question and subject to the Intercreditor Agreement, the Liens of the ABL Facility, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(iii) with respect to the Mortgaged Properties, to the extent requested by the Administrative Agent, and within 6 months following the Closing Date (which date may be extended by the Administrative Agent at its sole discretion), American Land Title Association/American Congress on Surveying and Mapping form surveys in form and substance satisfactory to the Administrative Agent for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the filing of the related Mortgage, certified to the Administrative Agent and Royal Abstract Title Insurance Company (or such other title insurance company as may be agreed upon by the U.S. Borrower and the Administrative Agent) in a manner and by a surveyor reasonably satisfactory to the Administrative Agent,

(iv) evidence of the insurance required by the terms of the Mortgages,

(v) to the extent reasonably requested by the Administrative Agent, favorable opinions of local counsel to Holdings, the U.S. Borrower and the Subsidiaries with respect to the Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent, and

(vi) with respect to the Mortgaged Properties, such other consents, agreements and confirmations of third parties as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and first subsisting Liens (subject to the Liens permitted under this Agreement) on the property described in the Mortgages has been taken;

(c) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(d) within ten Business Days following the Closing Date (to the extent not previously delivered on the Closing Date), a final insurance certificate in form and substance satisfactory to the Administrative Agent; and

(e) within 120 days following the Closing Date, the Collateral Assignment of Contracts in respect of the EM Supply Agreement and the EM Distribution Agreement, duly executed by the parties to such agreements and the Collateral Agent, in form and substance reasonably satisfactory to Collateral Agent, together with executed copies of the EM Supply Agreement and the EM Distribution Agreement that are similar to the agreements delivered to the Arrangers prior to the Closing Date (other than such amendments that are not in any manner materially adverse to the Lenders).

Section 5.17 Centre of Main Interests

Each Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof agrees not to change its centre of main interests (as that term is used in Article 3(1) of the Regulation); provided that solvent group reorganizations, including cross-border mergers, shall be permitted to the extent otherwise permitted under this Agreement (but not to the extent such merger was effectuated with the purpose to effect a change in the centre of main interest).

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated (or fully collateralized in a manner reasonably satisfactory to the Issuing Banks with cash and/or customary back-to-back letters of credit) and all L/C Disbursements have been reimbursed, each of the Parent, Holdings, the U.S. Borrower and the Lux Borrower covenant and agree with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities.

(a) Indebtedness. The Parent and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including in respect of Incremental Loans);

(ii) Indebtedness in respect of the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010) and the New Senior Unsecured Notes (Issued 2011) in an aggregate principal amount of all such Indebtedness not exceeding $440,000,000 at any time outstanding; provided that the net cash proceeds of the New Senior Unsecured Notes (Issued 2010) shall be applied to redeem the Senior Unsecured Notes until redeemed in full (it being understood that to the extent New Senior Unsecured Notes (Issued 2010) are issued prior to the date that the Senior Unsecured Notes may be redeemed pursuant to their terms and any redemption notice delivered with respect thereto, the Senior Unsecured Notes may remain outstanding until the first date that they are permitted to be so redeemed);

(iii) Indebtedness under the ABL Facility, so long as immediately after the incurrence of such Indebtedness, the aggregate principal amount does not exceed the greater of $35,000,000 and the Borrowing Base;

(iv)(a) Indebtedness among Loan Parties, (b) subject to Section 6.04, Indebtedness owed by a Loan Party to another member of the Group that is not a Loan Party, (c) Indebtedness among the Foreign Subsidiaries (other than Loan Parties), (d) Indebtedness owed by the Foreign Subsidiaries of the U.S. Borrower to the Loan Parties and (e) the LuxFinCo-U.S. Holdings Note, provided in the case of Indebtedness owed by the Foreign Subsidiaries of the U.S. Borrower to the Loan Parties incurred after the Closing Date, the aggregate principal amount of such Indebtedness outstanding shall not exceed $25,000,000 at any one time when aggregated with the Investments made by the Loan Parties in the Equity Interests of Foreign Subsidiaries of the U.S. Borrower as permitted under Section 6.04(b); provided further (i) all such Indebtedness shall be evidenced by promissory notes and, except with respect to any Indebtedness owing to any Foreign Subsidiaries, all such notes shall be subject to a Lien pursuant to the Pledge

Agreement, and (ii) except with respect to any intercompany Indebtedness among Foreign Subsidiaries (other than Loan Parties) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent;

(v) Guarantees by the Borrowers of Indebtedness of any Subsidiary of the Borrowers and by any Subsidiary of Indebtedness of the Borrowers or any other Subsidiary of the Borrowers, provided that Guarantees by the U.S. Borrower or any Subsidiary Loan Party of the U.S. Borrower of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi) Indebtedness in respect of Hedging Agreements;

(vii) Indebtedness incurred by the Borrowers or any Subsidiary of the Borrowers constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance;

(viii) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(a)(viii) of the Existing Credit Agreement and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(ix) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Parent or any Wholly Owned Subsidiary of the Parent pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness), so long as (A) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (B) other than in the case of such Indebtedness of the Permitted Acquisition of the target referred to as “Drummet”, the aggregate principal amount of all such Indebtedness shall not exceed $20,000,000 at any one time outstanding and (C) in the case of such Indebtedness of the Permitted Acquisition of the target referred to as “Drummet”, the aggregate principal amount of all such Indebtedness shall not exceed 107,000,000 Polish zlotys at any one time outstanding;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xi) without duplication, Indebtedness permitted as Investments pursuant to Section 6.04;

(xii) Indebtedness with respect to workmen’s compensation claims, self-insurance, performance bonds, surety bonds, appeal bonds or other similar bonds required in the ordinary course of business that do not result in a Default or an Event of Default;

(xiii) Indebtedness of the Borrowers or any of the Subsidiaries of the Borrowers consisting of take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(xiv) additional Indebtedness (whether or not secured, including without limitation, Capital Lease Obligations, mortgage financings or purchase money obligations) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)); provided that the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000 for all such Indebtedness at any time outstanding;

(xv) Indebtedness, if any, arising from agreements of the Borrowers and the Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted under this Agreement;

(xvi) Indebtedness, if any, arising from the contingent payment in respect of the Merger pursuant to Section 2.10 of the Merger Agreement;

(xvii)(a) Indebtedness of any Acquired Loan Party or any Foreign Subsidiary of the U.S. Borrower (whether or not secured), consisting of local lines of credit incurred in the ordinary course of business of such Acquired Loan Party or Foreign Subsidiary of the U.S. Borrower and not guaranteed by Parent, the Borrowers or any Loan Party (other than any Acquired Loan Party) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)); provided that the aggregate principal amount of all such Indebtedness shall not exceed the United States dollar equivalent of $40,000,000 at any time outstanding and (b) the Fortis Line of Credit and any refinancings, refundings, renewals, extensions or replacements thereof; provided that the aggregate principal amount of all such Indebtedness under this clause (b) shall not exceed the United States dollar equivalent of $10,000,000 at any time outstanding;

(xviii) the Luxembourg Equity Arrangements to the extent constituting Indebtedness;

(xix) Permitted Additional Indebtedness in an aggregate principal amount of all such Indebtedness not exceeding $200,000,000 at any time outstanding, and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(xx) Indebtedness incurred by the Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Parent or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions; and

(xxi) Refinancing Indebtedness to the extent that 100% of the cash proceeds therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) are, substantially concurrently with the receipt thereof, applied solely to the prepayment of Term Loans or Incremental Loans being so refinanced in full in accordance with Section 2.11 on a dollar-for-dollar basis (including all accrued interest, fees and premiums (if any)); provided that (A) Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.11 as of the last day of the most recently ended fiscal quarter after giving effect to the incurrence of such Indebtedness, (B) before and after giving effect to the incurrence of any Refinancing Indebtedness, each of the conditions set forth in Section 4.03 shall be satisfied, and (C) the U.S. Borrower shall deliver to Administrative Agent at least five Business Days prior to the incurrence of such Refinancing Indebtedness (i) a certificate of a Financial Officer, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with clauses (A) and (B) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless Administrative Agent provides notice to the U.S. Borrower of its objection during such five Business Day period) and (ii) in the case of Permitted First Priority Refinancing Debt, any customary legal opinions and/or reaffirmation agreements reasonably requested by Administrative Agent.

In the event that any item of Indebtedness meets more than one of the categories set forth above, the U.S. Borrower in its sole discretion may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

(b) Disqualified Stock. The Parent and the Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock. For the avoidance of doubt, the Luxembourg Equity Arrangements shall not be considered Disqualified Stock.

Section 6.02 Liens.

The Parent and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents and the Liens securing the obligations under the ABL Facility; provided that certain Liens created under the ABL Facility are subordinated to the Liens securing the Obligations to the extent provided by the terms of the Intercreditor Agreement;

(b) Permitted Liens;

(c) [Reserved]

(d) any Lien existing on any property or asset or Equity Interest prior to the acquisition thereof by the Parent or any Subsidiary of the Parent or existing on any property or asset or Equity Interests of any Person that is merged into or becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary of the Parent (other than improvements and accessions to, or replacements of, such property or proceeds or distribution thereof) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent of fees, premiums, and interest on such Indebtedness or on refinancings, refundings, renewals, extensions or replacements thereof;

(e) Liens on assets of the U.S. Borrower, a Subsidiary of the U.S. Borrower or an Acquired Loan Party securing Indebtedness permitted by Section 6.01(a)(xiv) and Section 6.01(a)(xvii);

(f) any interest or title of a lessor, lessee, tenant, licensor, licensee, or sublessor, sublessee, subtenant or sublicensee under any lease, license, sublicense or sublease or other agreement (including any estoppel or subordination, non-disturbance or attornment agreement) (collectively, “Leases”) entered into by the Cayman Distributor, the U.S. Borrower, any Subsidiary of the U.S. Borrower or an Acquired Loan Party in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased, and in the case of Leases in which there is a superior interest to U.S. Borrower or any other Subsidiary, all Liens, charges, encumbrances, defects, exceptions and other title matters (incurred by or at the request of such superior interest or pursuant to the terms of the Leases), to which the Leases may be subject;

(g) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the U.S. Borrower, any of the Subsidiaries of the U.S. Borrower or an Acquired Loan Party in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements (and proceeds thereof);

(h) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the U.S. Borrower, any of the Subsidiaries of the U.S. Borrower or an Acquired Loan Party on deposits with or in possession of such banks, other than those relating to Indebtedness;

(j) Liens on amounts being held in escrow pending a Permitted Acquisition;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(a)(xiv); provided, in the case of any such Indebtedness in respect of Capital Lease Obligations, mortgage financings or purchase money obligations, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (or, in the case of any refinancing of such Indebtedness, acquired with the proceeds of any such Indebtedness so refinanced);

(l) Liens in favor of the ABL Collateral Agent securing Hedging Agreements with the ABL Collateral Agent, any lender under the ABL Facility or a Related Party thereof; provided that certain Liens created under the ABL Facility are subordinated to the Liens securing the Obligations to the extent provided by the terms of the Intercreditor Agreement;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens in connection with the Luxembourg Equity Arrangements;

(o) Liens on the Equity Interests of the Unrestricted Subsidiaries;

(p) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

(q) Liens securing any Refinancing Indebtedness.

Section 6.03 Fundamental Changes; Lines of Business.

(a) Fundamental Changes. Except as permitted by Section 6.04 or Section 6.05, neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto: (i) any Subsidiary may merge into the U.S. Borrower so long as the U.S. Borrower is the surviving entity, and any Person may merge into or consolidate with a Subsidiary in connection with a Permitted Acquisition so long as the surviving entity is a Subsidiary and (if any party to such merger or consolidation is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary and, if either such Subsidiary is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party, (iii) Permitted Acquisitions may be consummated so long as the surviving Person is a Borrower or a Subsidiary Loan Party, (iv) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 6.06 (whether or not such Subsidiary is the surviving entity), provided that, any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.04 and Section 6.08, (v) any Subsidiary may liquidate or dissolve if the Borrowers or Parent determines in its good faith business judgment that such liquidation or dissolution is in the best interests of the Borrowers or Parent and is not materially disadvantageous to the Lenders, (vi) the Merger may be consummated and (vii) Holdings may merge into or consolidate with the Parent so long as (x) the Parent is the surviving entity and (y) the Parent has pledged 100% of all the Equity Interests of the Lux Borrower, the Cayman Distributor and WireCo WorldGroup Sales (Cayman) Ltd. and any other Subsidiary to be directly owned by the Parent (after giving effect to the merger or consolidation).

(b) Lines of Business. Neither Holdings nor the Borrowers will, nor will they permit any Subsidiary to, notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, as determined in good faith by the Board of Directors of the Parent.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to make or permit to exist any Investment except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) (i) Investments constituting intercompany loans permitted under Section 6.01(a)(iv) and (ii) Investments by any Loan Party in Equity Interests in their respective Wholly- Owned Subsidiaries, provided that (x) any such Equity Interests held by a Loan Party shall be pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents (subject to the limitations applicable to Foreign Subsidiary Equity Interests referred to in Section 4.01(g)(i)) and (y) in the case of Investments made by the Loan Parties in the Equity Interests of Foreign Subsidiaries of the U.S. Borrower after the Closing Date, such Investments do not exceed $25,000,000 at any one time when aggregated with the outstanding principal amount of intercompany loans made by the Loan Parties to Foreign Subsidiaries of the U.S. Borrower as permitted under Section 6.01(a)(iv);

(c) loans or advances made by the U.S. Borrower or any Subsidiary Loan Party of the U.S. Borrower to the Parent, the Borrowers or any Subsidiary Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents and subject to the Intercompany Subordination Agreement;

(d) Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees by the Parent, the Borrowers or any Subsidiary of the obligations (other than Indebtedness) of the Parent, the Borrowers or any Wholly Owned Subsidiary of the Borrowers or the Parent;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement, compromise, or resolution of accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrowers or any of the Subsidiaries as a result of a foreclosure by the Borrowers or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(f) the following Permitted Acquisitions (it being understood that a Permitted Acquisition may be made using any combination of clauses (i) through (vii) below, as determined by the U.S. Borrower):

(i) the Specified Acquisition;

(ii) any Permitted Acquisition funded with the Available Credit; provided that, at the time of such Permitted Acquisition using the Available Credit, the U.S. Borrower shall deliver a certificate of a Financial Officer stating the portion of the Purchase Price of such Permitted Acquisition being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Permitted Acquisition; and

(iii) Permitted Acquisitions consummated prior to the Existing Credit Agreement Second Amendment Effective Date;

(iv) other Permitted Acquisitions, with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (iv) not exceeding $150,000,000 since the Existing Credit Agreement Second Amendment Effective Date; provided that the aggregate Purchase Price of all Permitted Acquisitions made under this clause (iv) during any fiscal year shall not exceed $65,000,000, which if unused, may be carried-forward to each subsequent fiscal year; provided further that no loans under the ABL Facility may be used directly or indirectly to pay the Purchase Price of any Permitted Acquisition made under this clause (iv);

(v) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (v) not exceeding the New Senior Unsecured Notes Net Proceeds Amount;

(vi) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vi) not exceeding the aggregate amount of any Qualified IPO Proceeds;

(vii) other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vii) not exceeding the amount of Incremental Loans made under this Agreement; and

(viii) the Permitted Acquisition of the target referred to as “Drummet”;

(g) loans and advances to employees, officers, directors or consultants of the Parent, the Borrowers, and the Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and temporary advances to employees or directors in respect of income taxes related to the exercise of stock options) to the extent permitted under the Sarbanes-Oxley Act of 2002, as amended, in an aggregate principal amount not to exceed $1,000,000 at any time;

(h) Investments by the Borrowers and the Subsidiaries of the Borrowers in Hedging Agreements;

(i) extensions of trade credit or the holding of receivables owing to the Borrowers or any Subsidiary of the Borrowers if created or acquired in the ordinary course of business and Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k) Investments that are financed or acquired with Equity Interests of the Parent or Holdings;

(l) Investments set forth on Schedule 6.04 of the Existing Credit Agreement (and other investments received in respect thereof without the payment of additional cash consideration) and any renewal or replacement thereof on terms and conditions not materially less favorable to the Borrowers and its Subsidiaries than the terms of the Investment being replaced;

(m) Investments made with Net Proceeds to the extent permitted to be so applied or reinvested as set forth in the definition of Prepayment Event and as contemplated by Section 2.11(b);

(n) Investments received as consideration in connection with sales, transfers or other dispositions permitted under this Agreement;

(o) other Investments made by any Loan Party (excluding Investments made by the Loan Parties in the Foreign Subsidiaries of the U.S. Borrower) in an aggregate amount not to exceed $10,000,000 in any fiscal year, which if unused, may be carried-forward to each subsequent fiscal year (up to an aggregate amount of $50,000,000 at any time outstanding); provided that after giving effect to the carry forward, no more than $20,000,000 of such Investments shall be made in any fiscal year; provided further that any such Investments made in the form of a loan by a Loan Party to an Unrestricted Subsidiary shall be evidenced by a promissory note pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents;

(p) the Closing Date Transactions;

(q) Investments by Holdings in the Equity Interests of WRCA Hong Kong Co., Ltd. on the Closing Date and other Investments made by Holdings and the Subsidiaries in the Unrestricted Subsidiaries or in their assets, properties, securities or Indebtedness; provided that the aggregate amount of all Investments under this clause (q) shall not exceed the sum of (i) the proceeds of the Term Loans in an aggregate amount not to exceed $8,500,000 on the Closing Date, (ii) the proceeds of the Chinese Investment Account (as defined in the Existing Credit Agreement) in an aggregate amount not to exceed $10,000,000, (iii) any portion of Investments in the Unrestricted Subsidiaries that is funded with the Available Credit and (iv) any Investment in WRCA Hong Kong Co., Ltd. by Holdings to the extent the proceeds thereof are (A) directly or indirectly the proceeds of an issuance of New Senior Unsecured Notes (Issued 2010) and (B) promptly used by WRCA Hong Kong Co., Ltd. to repay other Investments made by Holdings and the Subsidiaries in WRCA Hong Kong Co., Ltd. pursuant to this clause (q) prior to the Existing Credit Agreement Second Amendment Effective Date; provided further (i) at the time of such Investment made using the Available Credit, the U.S. Borrower shall deliver a certificate of a Financial Officer stating the portion of such Investment being made from the Available Credits, and setting forth a calculation of the Available Credit immediately before and immediately after such Investment, (ii) that any such Investments made in the form of a loan by a Loan Party to the Unrestricted Subsidiaries shall be evidenced by a promissory note pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents; and (iii) at the time of such Investment utilizing funds in the Chinese Investment Account, the U.S. Borrower shall deliver a certificate of a Financial Officer stating the amount of any Investment being made from the funds held in the Chinese Investment Account and the remaining balance in the Chinese Investment Account;

(r) Investments of a Subsidiary acquired after the Closing Date or of any entity merged into the Parent or the U.S. Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such event;

(s) Investments made or held by any Loan Party in any Subsidiary that is a Loan Party at the time of making such Investment; and

(t) Investments consisting of the deferred purchase price of property acquired in a Permitted Acquisition.

Section 6.05 Asset Sales.

The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, consummate any Asset Sale nor will the Parent or the Borrowers permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary except:

(a) sales, transfers, leases or other dispositions of inventory, used, surplus or obsolete equipment or other property, the lease or sublease of real property or equipment, or, pursuant to an operating lease, of any other asset and sales, transfers or other dispositions of cash and Permitted Investments in the ordinary course of business;

(b) sales, transfers, leases and dispositions or issuances to the Borrowers or another Loan Party;

(c) sales, transfers, leases and dispositions permitted by clauses (i), (ii) and (iv) of Section 6.03(a);

(d) the transfer or other disposition of Permitted Investments;

(e) the non-exclusive license or sublicense of patents, trademarks, copyrights, know- how or other intellectual property to third Persons in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of property, plant or equipment to the extent that such property, plant or equipment is exchanged for, or for credit against the purchase price of, other property, plant or equipment used or useful in a business of the Loan Parties or the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such property, plant or equipment used or useful in the business operations of the Loan Parties;

(g) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $1,000,000 during any fiscal year of the Parent and $5,000,000 in the aggregate during the term of this Agreement; provided further that, all sales, transfers, leases and other dispositions permitted by this clause (g) shall be made for fair value and shall be made for at least 80% cash consideration;

(h) sale and leaseback transactions permitted by Section 6.06;

(i) Investments permitted by Section 6.04, Liens permitted by Section 6.02, and Restricted Payments permitted by Section 6.08;

(j) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(k) any disposition of assets to Parent or any of its Subsidiaries in connection with the Closing Date Transactions;

(l) sales, transfers, leases or dispositions of property, plant or equipment (including damage, destruction or demolition of same) as a result of or in connection with a casualty or condemnation; and

(m) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers, leases and other dispositions of assets to the Chinese Joint Venture, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (m) shall not exceed $15,000,000 in the aggregate during the term of this Agreement.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale, transfer, lease or other disposition of any Collateral or any Subsidiary, or any Collateral or any Subsidiary is sold, transferred, leased or otherwise disposed of as permitted by this Section 6.05, (i) such Collateral (unless transferred to a Loan Party) shall, subject to Section 9.02(b), (except as otherwise provided above) be sold, transferred, leased or otherwise disposed of free and clear of the Liens created by the Loan Documents and (ii) such Subsidiary shall be released from its obligations under the Loan Documents and, in each case, the Collateral Agent shall take any actions (including, without limitation, directing any collateral agent to take such actions) reasonably requested by the U.S. Borrower therewith, together with the necessary documentation, to release any such Liens or obligations and evidence the foregoing.

Section 6.06 Sale and Leaseback Transactions.

The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale or transfer of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the U.S. Borrower or such Subsidiary of the U.S. Borrower acquires or completes the construction of such fixed or capital asset and (b) any other sale and leaseback of any fixed or capital assets to the extent that (i) all Indebtedness incurred in connection with such sale is otherwise permitted by Section 6.01, (ii) any Liens created on such assets are otherwise permitted by Section 6.02, and (iii) such asset sale is in compliance with Section 6.05.

Section 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) Restricted Payments in Respect of Equity. Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(i) the Parent, the Borrowers and any Subsidiary may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(ii) the Borrowers and the Subsidiaries may declare and pay dividends ratably with respect to their capital stock and LuxHoldCo, LuxFinCo and LuxSub and may make Restricted Payments in connection with the Luxembourg Equity Arrangements;

(iii) any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Equity Interests of the Parent or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Parent or Holdings (other than Disqualified Stock and other than Equity Interests issued or sold to the Borrowers or a Subsidiary or an employee stock ownership plan or other trust established by the Borrowers or any of the Subsidiaries);

(iv) any Subsidiary that is not a Wholly Owned Subsidiary may pay cash dividends to its shareholders, members or partners generally, so long as the Parent, the Borrowers or the Subsidiary that owns the Equity Interests in such Subsidiary paying such dividends receives at least its proportionate share thereof;

(v) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, U.S. Holdings, Holdings and Parent may declare and pay dividends or make other distributions to purchase or redeem Equity Interests of U.S. Holdings, Holdings and Parent (including related stock appreciation rights or similar securities) held by or for the benefit of then present or former officers or employees of U.S. Holdings, Holdings, Parent or any of their Subsidiaries or upon such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or agreement relating to such shares of stock or related rights or to pay or redeem any notes issued by U.S. Holdings, Holdings and Parent in connection with such repurchases or redemptions; provided that the aggregate amount of such cash purchases or redemptions shall not exceed $1,000,000 in any fiscal year and $5,000,000 in the aggregate since the Closing Date;

(vi) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the payment of the Permitted Management Fees;

(vii) Permitted Sponsor Transaction Expenses;

(viii) any payment with respect to the transactions permitted by Section 6.08(o); and

(ix) any payment necessary to effectuate an Investment in an Unrestricted Subsidiary permitted by Section 6.04(o) or Section 6.04(q).

(b) Payments in respect of Indebtedness. Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest in respect of the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011), Permitted Unsecured Refinancing Debt or Permitted Additional Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011), Permitted Unsecured Refinancing Debt or Permitted Additional Indebtedness, except payments of regularly scheduled interest as and when due in respect of the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011) and the Permitted Additional Indebtedness or any refinancing of the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011), Permitted Unsecured Refinancing Debt or Permitted Additional Indebtedness permitted by Section 6.01(a)(ii) or Section 6.01(a)(xix).

Section 6.08 Transactions with Affiliates.

Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions on terms and conditions not less favorable to the Parent, the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and if in the good faith judgment of the Board of Directors of such Parent, Borrowers, or Subsidiary no transaction is available with which to compare such Affiliate transaction, such transaction is otherwise fair to such Parent, Borrowers, or Subsidiary from a financial point of view;

(b) transactions between or among the Parent and its Subsidiaries not otherwise prohibited hereunder;

(c) any Restricted Payment permitted by Section 6.07;

(d)(i) any issuance by the Parent or Holdings of securities or by the Borrowers of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrowers, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of

Directors of the Borrowers not otherwise prohibited hereunder, (ii) payment of compensation, fees (including director’s fees and benefits) to employees, consultants, stockholders, officers and directors of such entity in the ordinary course of business, and (iii) payments permitted by Section 6.04(g);

(e) the grant of stock options or similar rights in respect of Equity Interests in the Parent or Holdings to employees and directors of the Borrowers or the Subsidiaries of the Borrowers pursuant to plans approved by the Board of Directors of the Parent, Holdings, the Borrowers or such Subsidiaries;

(f) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Parent, the Borrowers or any Subsidiary;

(g) the existence of, or the performance by the Parent, the Borrowers or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Date, which agreements are listed on Schedule 6.08 of the Existing Credit Agreement, as such agreements may be amended on terms reasonably satisfactory to the Administrative Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment shall, in any event, be deemed to be reasonably satisfactory to the Administrative Agent so long as such terms are no less favorable to the Lenders than the terms of any such agreements in effect as of the Closing Date;

(h) the issuance of Equity Interests (other than Disqualified Stock) of the Parent or Holdings for cash to the Sponsor or senior management of the Parent or Holdings or the Borrowers or receipt of capital contributions from Affiliates of the Borrowers;

(i) the payment of the Permitted Management Fees and Permitted Sponsor Transaction Expenses by the Parent, the Borrowers or the Subsidiaries to Sponsor;

(j) transactions to the extent permitted under Section 6.01, Section 6.04, Section 6.05 or Section 6.08;

(k) transactions with the Chinese Joint Venture pursuant to the Royalty Agreement or pursuant to other commercial contracts, agreements, or arrangements between the Chinese Joint Venture and any Subsidiary that are not less favorable to such Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person;

(l) provision of administrative or management services by the Parent, the Borrowers, or the Subsidiaries, or any of such entity’s directors, officers or employees, to any of its direct or indirect Subsidiaries in the ordinary course of business;

(m) pledges of Equity Interests of the Unrestricted Subsidiary for the benefit of lenders to such Unrestricted Subsidiary;

(n) consummation of the Closing Date Transactions, including but not limited to execution and consummation of the Closing Date Transaction documents and the payment of all fees, expenses, consideration and other amounts paid or to be paid in connection therewith; and

(o) issuance of Equity Interests of Parent or Holdings to members of senior management of the Borrowers in exchange for Equity Interests in U.S. Holdings held by senior management.

Section 6.09 Restrictive Agreements.

Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent, the Borrowers or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions to the Loan Parties with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary Loan Party or to Guarantee Obligations of the Borrowers, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, any ABL Loan Document, any Senior Unsecured Debt Document or any document with respect to the Permitted Additional Indebtedness or any successor ABL Facility, provided that the terms therein are no more restrictive to the applicable Loan Party thereto than those contained herein, taken as a whole, and in any event shall permit Liens securing the Obligations in favor of the Collateral Agent, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.09 of the Existing Credit Agreement, or any agreements related to any refinancings, refundings, renewals, extensions or replacements in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or secured by such Liens, (v) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or sublicensing thereof, (vi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (vii) any encumbrance or restriction on the assets of or equity in any joint venture that is contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business, (viii) agreements evidencing Liens permitted under subclauses (d) or (e) of Section 6.02, (ix) any agreement or instrument governing Indebtedness permitted under Section 6.01(a)(ix) or Section 6.01(a)(xiv), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (x) any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 6.04, (xi) agreements containing restrictions on the transfer of any asset or Subsidiary pending the close of the sale of such asset or Subsidiary so long as such sale is permitted under this Agreement, (xii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (xiii) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease, or other disposition of any asset permitted under Section 6.05, (xiv) customary net worth provisions contained in Real Property Leases entered into by the Subsidiaries of the Borrowers or the Parent, so long as the Borrowers or Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent or the Borrowers and any Subsidiaries to meet their ongoing obligations, (xv) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (xvi) any restriction in any document governing the Refinancing Indebtedness.

Section 6.10 Amendment of Material Documents.

Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, memorandum and articles of association, by-laws or other organizational or shareholder documents, (b) the Merger Agreement, (c) any Senior Unsecured Debt Document, (d) any ABL Loan Document, (e) the documents related to the Luxembourg Equity Arrangements or (f) any other Material Indebtedness, in each case in any manner that would be materially adverse to the Lenders.

In addition, neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, amend, modify or waive the terms of the New Senior Unsecured Notes (Issued 2010) or the New Senior Unsecured Notes (Issued 2011) if the effect of such amendment or change is to shorten the weighted average life to maturity of the New Senior Unsecured Notes (Issued 2010) or the New Senior Unsecured Notes (Issued 2011) or change (to earlier dates) any dates upon which payments of principal or interest are due thereon, except to the extent that prepayment thereof is being made with the proceeds of the refinancing of the New Senior Unsecured Notes (Issued 2010) and/or the New Senior Unsecured Notes (Issued 2011) issued pursuant to Section 6.01.

Section 6.11 Financial Covenant.

The Parent and the Borrowers will not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter (commencing with the second full fiscal quarter after the Closing Date) to exceed 3.25 to 1.00.

Notwithstanding anything to the contrary contained in Article VII, in the event that the Parent and the Borrowers fail to comply with the Senior Secured Leverage Ratio at any time, until the tenth calendar day subsequent to delivery of the certificate required pursuant to Section 5.01(d) for such fiscal quarter, the Parent and the Borrowers shall have the right to voluntarily prepay Loans in an aggregate amount equal to the amount necessary to cure the failure to comply with the Senior Secured Leverage Ratio. So long as there are at least two consecutive fiscal quarters in each four fiscal quarter period in which such right has not been exercised, following the exercise by the Parent and the Borrowers of such right, the Senior Secured Leverage Ratio shall be recalculated as if such prepayment had been made on the last day of the previous fiscal quarter and if, after giving effect to the foregoing recalculations, the

Parent and the Borrowers shall then be in compliance with the requirements of the Senior Secured Leverage Ratio, the Parent and the Borrowers shall be deemed to have satisfied the requirements of the Senior Secured Leverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Senior Secured Leverage Ratio which had occurred shall be deemed cured for all purposes of this Agreement.

Section 6.12 Fiscal Year.

Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, change the financial reporting convention by which the Borrowers and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end (except as may be necessary to cause the fiscal year of any such Subsidiary to end on December 31), and each fiscal year (other than Subsidiaries acquired after the Closing Date pending any such change) shall end on December 31.

Section 6.13 Maximum Capital Expenditures.

The Parent and the Borrowers will, and will cause each Subsidiary to, not make Capital Expenditures on a consolidated basis that exceed $30,000,000 in any fiscal year (the “Base Capital Expenditure Amount”). Notwithstanding anything to the contrary, the Base Capital Expenditure Amount shall be increased by the following amounts: (i) to the extent that the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries in any fiscal year is less than the Base Capital Expenditure Amount, the amount of such difference may be carried forward and used to make Capital Expenditures in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (i) shall in no event exceed an amount equal to 75% of the unused portion of the Base Capital Expenditure Amount for such fiscal year (without giving effect to any prior adjustments), (ii) if no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto, the Parent and its Subsidiaries may make additional Capital Expenditures to the extent that the amount of such excess is deducted from the Base Capital Expenditure Amount in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (ii) shall in no event exceed an amount equal to 25% of the Base Capital Expenditure Amount (without giving effect to any prior adjustments) and (iii) the Base Capital Expenditure Amount shall exclude any Capital Expenditures that are funded with the Available Credits; provided that, at the time of such Capital Expenditures, the Borrowers shall deliver a certificate of a Financial Officer stating the portion of Capital Expenditures that is being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Capital Expenditures.

Section 6.14 Senior Indebtedness.

Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, designate any Indebtedness (other than the Obligations, the ABL Facility, the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011), Refinancing Indebtedness and the Permitted Additional Indebtedness) as “Senior Indebtedness” under any subordinated Indebtedness.

Section 6.15 Permitted Activities of Holding Companies.

(i) Neither the Parent nor Holdings shall conduct, transact, or otherwise engage in any business or activity or own any operating assets; provided that notwithstanding the foregoing, the following shall be permitted, along with the performance of the obligations and activities so described and any activities incidental thereto (in each case, to the extent otherwise not prohibited by this Agreement):

(ii) ownership of the Equity Interests of the Subsidiaries and any other Equity Interests permitted to be acquired or held by such Loan Party under this Agreement;

(iii) maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(iv) the performance of its obligations with respect to the Indebtedness and other obligations under the Loan Documents, the ABL Facility, the Senior Unsecured Notes, the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011), Refinancing Indebtedness and the Permitted Additional Indebtedness;

(v) any Qualified Public Offering;

(vi) any intercompany obligations;

(vii) the transfer or other disposition of Equity Interests or other assets to another Loan Party;

(viii) making contributions to the capital of its Subsidiaries;

(ix) guaranteeing the obligations of the Subsidiaries solely to the extent such obligations are not prohibited hereunder;

(x) participating in tax, accounting and other administrative matters as a member of the Group;

(xi) the Restricted Payments and Investments permitted to be made by such Loan Party by this Agreement;

(xii) transactions that comply with Section 6.03(a);

(xiii) any Permitted Acquisition of a Person that will become a Loan Party upon consummation of such Permitted Acquisition, or the creation of a Subsidiary that will become a Loan Party upon such creation;

(xiv) holding any cash or property received in connection with Restricted Payments permitted to be made pending application thereof by Parent or Holdings;

(xv) providing indemnification to officers and directors; and

(xvi) the amendment of any of the foregoing not otherwise prohibited by this Agreement.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent or the Borrowers or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made;

(d) the Parent, Holdings or the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (solely with respect to the existence of the Parent, Holdings or the Borrowers), Section 5.16(e) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be promptly given at the request of the Required Lenders);

(f) the Parent or the Borrowers or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount, but after giving effect to any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrowers or any Material Subsidiary or its debts, or of a substantial part of its assets or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Parent, the Borrowers or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the Borrowers or any Material Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Parent, the Borrowers or any Material Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (5) make a general assignment for the benefit of creditors;

(j) the Parent, the Borrowers or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)(i) the failure to pay one or more final judgments for the payment of money in an aggregate amount in excess of $7,500,000 (after giving effect to insurance payments, if any) rendered against the Parent, the Borrowers, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrowers or any Material Subsidiary to enforce any such judgment; and (ii) any non-monetary judgment or order shall be rendered against the Parent, the Borrowers or any Subsidiary that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l)(i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan; or (ii) the Parent, the Borrowers or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(m)(i) any Liens purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Collateral (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or Collateral Agent, as applicable, or any Lender) having a value in excess of $7,500,000, with the priority required by the applicable Security Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents and in accordance with the terms of the Intercreditor Agreement, (ii) the Obligations of the Borrowers or the obligations of the Parent or any Subsidiary Loan Party pursuant to a Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with their terms or (iii) the Intercreditor Agreement shall be, or shall be asserted not to be, invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(n) a Change in Control shall occur;

(o) the Merger shall not have occurred by close of business on the Closing Date;

(p) cessation of operations of the business of the Parent, a Borrower or any Material Subsidiary as conducted as of the Restatement Effective Date (except as a result of an asset sale or other disposition permitted by Section 6.05 or any modification of such business permitted under Section 6.03(b)); or

(q) the authority or ability of the Parent, a Borrower or any Material Subsidiary to conduct its business shall have been limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Parent, a Borrower or any Material Subsidiary or any material portion of the assets of the Parent and its Subsidiaries, taken as a whole.

then, and in every such event (other than an event with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary) described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the

Commitments shall terminate immediately, and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and/or require cash collateralization of the Letters of Credit in accordance with Section 2.09 and in case of any event with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Each of the Lenders and each Issuing Bank hereby irrevocably appointed CIBC (and any successor Agent appointed as provided herein) as its agent and authorized CIBC (and any successor Agent appointed as provided herein) to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Pursuant to the Existing Credit Agreement Agency Assignment Agreement, CIBC resigned as Agent and the Required Lenders irrevocably appointed DBTCA (and any successor Agent appointed as provided herein) as its agent and authorized DBTCA (and any successor Agent appointed as provided herein) to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement and/or the Security Documents to which it is a party (and no others shall be implied).

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or any Affiliate of any of the foregoing as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing,

(a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing,

(b) Notwithstanding anything in any Loan Document to the contrary, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers or expression of satisfaction (including, without limitation, the timing and methods of realization upon the Collateral) except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing in the manner directed by the Required Lenders or the Supermajority Lenders, as the case may be, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and in the absence of such instructions, or, in the case of the Collateral Agent, the instruction of the Administrative Agent, the Agent may refrain from acting, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of the Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

The Agent is hereby authorized to execute the Intercreditor Agreement on behalf of the Required Lenders, including any agreements supplemental thereto to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision herein or therein, or to make any other provision with respect to matters or questions arising hereunder which shall not be inconsistent with any provision hereof and any supplements necessary to add any Grantors (as defined therein) or new ABL Collateral Agent.

The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Supermajority Lenders, as the case may be, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or, in the case of the Collateral Agent, the Administrative Agent, or as the Agent shall in good faith believe to be necessary under the circumstances, except to the extent the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from Agent’s own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Parent, Holdings, the Borrowers or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, including recalculating or confirming any calculations made therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephone or electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The costs of such legal counsel, independent public accountants and other experts reasonably incurred by them shall be at the cost of the U.S. Borrower.

The Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent selected with reasonable care and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for any misconduct or negligence on the part of any sub-agent appointed with due care by it hereunder.

Neither the Administrative Agent nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. Neither the Administrative Agent nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Credit Agreement or the other Loan Documents by the Borrowers or any of their respective Affiliates.

Each of the Borrowers covenants with the Administrative Agent and the Collateral Agent that it will comply with and perform and observe all the provisions of the Security Agreements to which it is a party and which are expressed to be binding on it. Notwithstanding any notification of any Event of Default, the Collateral Agent is not required to take any action until it receives a written direction from the Administrative Agent, acting at the direction of the Required Lenders, directing the Collateral Agent to commence and pursue the exercise of remedies.

In the event that the Collateral Agent is required to acquire title to an asset, or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Security Document, which in the Collateral Agent’s sole determination may cause the Collateral Agent to incur potential liability under any Environmental Law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for transfer of the title or control of the asset to a court-appointed receiver.

Neither the Administrative Agent nor the Collateral Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent or the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

The Lenders hereby direct the Agent in its capacities hereunder and/or on behalf of the Lenders to enter into all Security Documents to which it is a party.

Nothing in this Credit Agreement or any other Loan Document shall require the Administrative Agent to advance any sums on behalf of any party.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrowers and the Agent may be removed, with or without cause, at any time after 30 day’s prior written notice to the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the Borrowers’ consent (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (unless an Event of Default has occurred and is continuing, with the Borrowers’ consent (not to be unreasonably withheld or delayed)) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or the removed Agent receives notice of removal), then the retiring or removed Agent may, on behalf of the Lenders and each Issuing Bank, without liability, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Alternatively, the Agent may, at the expense of the U.S. Borrower, petition any court of competent jurisdiction for the appointment of a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Arrangers and Joint Book Managers named on the cover page of this Agreement shall have no duties or responsibilities hereunder except in their respective capacity, if any, as a Lender.

If, at any time, the Agent becomes an Impaired Agent, a Loan Party or a Lender which is required to make a payment under the Loan Documents to the Agent in accordance with Clause 2.116 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest–bearing account held with an Acceptable Bank within the meaning of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Loan Party or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Loan Documents. In each case such payments must be made on the due date for payment under the Loan Documents. All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements. A Party which has made a payment in accordance with this paragraph shall be discharged of the relevant payment obligation under the Loan Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account. Promptly upon the appointment of a successor Agent in accordance with this Article, each Party which has made a payment to a trust account in accordance with this paragraph shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution as directed by such Party.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrowers or the Parent, to it at 12200 NW Ambassador Drive, Kansas City, MO 64163-1244, Attention: Chief Financial Officer, Telephone: (816) 270-4905, Telecopy No.: Fax: (816) 270-4707;

(ii) if to the Agent, to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Project Finance -WireCo (Telecopy No. (732) 578-4636 and (904) 425-9523 ); and

(iii) if to any Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Change of Address, Etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents to be Delivered under Section 5.01. For so long as an intralinks or equivalent website is available to each of the Lenders hereunder, the Borrowers may satisfy its obligation to deliver documents under Section 5.01 by delivering one hard copy thereof to the Administrative Agent and an electronic copy for posting by the Administrative Agent on intralinks or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to intralinks or an equivalent website. The Borrowers and each Lender hereby acknowledge that the Administrative Agent will make information available to the Lenders by posting the information on Intralinks or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders.

Section 9.02 Waivers, Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, Holdings, the U.S. Borrower and the Required Lenders or, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment (except as provided in Section 2.01(c) with respect to Incremental Loans) of any Lender without the written consent of such Lender, (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon (except for interest arising under Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected adversely thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii),

(iii) postpone the date of any scheduled payment (excluding any payments received pursuant to Section 2.11) of the principal amount of any Loan or L/C Proportion, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby,

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby,

(v) change any of the provisions of this Section or percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), or

(vi) release all or substantially all of the value of the Guarantee Agreement or all or substantially all of the value of the Collateral without the written consent of each Lender,

(vii) change the definition of “Supermajority Lenders” in Clause 1.01 (Defined Terms), without the written consent of each Lender affected thereby,

(viii) change the currency of payment of any amount under the Loan Documents, without the written consent of each Lender affected thereby;

(ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to or Commitments of Lenders holding Loans or Commitments of any Class differently than those holding Loans or Commitments of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans of such Class (and, in the case of the Revolving Facility, the Revolving Facility Loans, L/C Exposure and unused Revolving Facility Commitments); provided that no such consent shall be required with respect to rights to or priorities of prepayments of additional series of Loans that may be approved by the Required Lenders;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (B) to the extent specified in Section 2.01(c), this Agreement may be amended to establish Incremental Loan Commitments of any Series pursuant to an Incremental Loan Amendment executed between the U.S. Borrower, the relevant Lenders of such Series and the Administrative Agent, and any such Incremental Loan Amendment shall not require the consent of any other party to this Agreement and (C) no amendment or waiver which relates to the rights or obligations of any Ancillary Lender (in its capacity as such) may be effected without the consent of that Ancillary Lender.

(c) Amendments to Security Documents. Subject to the Intercreditor Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral, or otherwise terminate all or substantially all of the Liens, under the Security

Documents, agree to additional obligations being secured by all or substantially all of the Collateral under the Security Documents (except that no such consent shall be necessary, so long as the Required Lenders have consented thereto, (i) if such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Security Documents or (ii) if such additional obligations consist of one or more additional tranches of Loans under this Agreement), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and hereby agrees with the U.S. Borrower, upon its request), (x) to release any Lien covering property that is the subject of either a disposition of property permitted hereunder, or in connection with an intercompany merger or consolidation, permitted hereunder, or a disposition or an intercompany merger or consolidation to which the requisite Lenders have consented and (y) to release any Subsidiary from its obligations under any Guarantee executed by such Subsidiary upon a disposition of such Subsidiary permitted hereunder or a disposition to which the requisite Lenders have consented.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, including the reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP as counsel for the Arrangers (together with any local counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and involvement in review of and advice concerning all other elements of the Closing Date Transactions, the Restatement Effective Date Transactions or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender following and during the continuance of an Event of Default, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, reasonable out-of-pocket charges and disbursements of outside legal counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Closing Date Transactions, the Restatement Effective Date Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, including any refusal by the respective Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any Environmental Liability related in any way to the Parent, the Borrowers or any of the Subsidiaries (and not caused by the actions of any Indemnitee), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such claim, litigation, investigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether any Indemnitee is a party thereto and whether or not the Closing Date Transactions and/or the Restatement Effective Date Transactions are consummated, provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) results from disputes among such Lender and one or more other Lenders. All amounts due under this Section 9.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification, or any amount request. The indemnification obligations in this section shall survive the resignation or replacement of the Indemnitee under this Credit Agreement, or the termination or expiry of this Credit Agreement.

(c) Indemnification by Lenders. To the extent that the Borrowers fails to pay any amount required to be paid by it to the Administrative Agent (and any subagent thereof), the Collateral Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay (without in any way limiting the Borrowers’ respective obligation to pay such amounts) to the Administrative Agent (and any sub-agent thereof) or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof) or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” of any amount payable to the Administrative Agent (and any sub-agent thereof) shall be determined based upon such Lender’s share of the sum of the total Revolving Facility Exposure, outstanding Term Loans, Incremental Loans and unused Commitments at the time, and a “Lender’s “pro rata share” of any amount payable to an Issuing Bank shall be determined based upon such Lender’s share of the sum of the total Revolving Facility Loans, L/C Exposure and unused Revolving Facility Commitments at the time. The indemnification obligations in this section shall survive the resignation or replacement of the Indemnitee under this Credit Agreement, or the termination or expiry of this Credit Agreement.

(d) Electronic Communication. Communications, notices, instructions or other documents delivered pursuant to this Credit Agreement may be sent to the Administrative Agent by email, facsimile transmission, or other similar electronic method. If the Borrowers or Lenders elect to give the Administrative Agent e-mail or facsimile instructions (or instructions by a similar electronic method), the Administrative Agent’s understanding of such instructions shall be deemed controlling. All such communications shall be delivered from the Borrowers or Lenders on letterhead in the case of facsimile transmission, and in the case of e-mail, using an e-mail address that identifies the appropriate, authorized sending institution. The Administrative Agent may conclusively rely upon, and shall not in any event be liable for any losses, costs, expenses or damages, including, but not limited to, indirect, incidental, consequential, special or punitive damages, arising directly or indirectly from the Administrative Agent’s reliance upon and compliance with, any communication, notice, instruction, or other document sent via email, facsimile transmission, or other similar electronic method which the Administrative Agent believes to have been sent by the party who, on the face of the communication, appears to have been the appropriate party. The Administrative Agent assumes no risk arising out of the use of such electronic methods of communication, including without limitation any risk of the Administrative Agent acting on unauthorized instructions, or the risk of interception and misuse by third parties.

(e) Waiver of Certain Damages. To the extent permitted by applicable law, neither the Parent, the Borrowers nor any Subsidiary shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Closing Date Transactions, the Restatement Effective Date Transactions, any Loan or Letter of Credit or the use of the proceeds thereof even if the Indemnitee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) with respect to the Term Loans and Incremental Loans, to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) with respect to the Term Loans and Incremental Loans, by way of participation in accordance with the provisions of paragraph (d) of this Section, (iii) with respect to the Term Loans and Incremental Loans, by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section and (iv) with respect to the Revolving Facility Loans and Revolving Facility Commitments, in accordance with the provisions of Section 2.109, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations with respect to the Term Loans and Incremental Loans under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, the processing and recordation fee shall be $500 or in connection with initial syndication) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms and certifications required by Section 2.17(e) or (f). Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this assignment unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations with respect to the Term Loans and Incremental Loans under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the parties hereto agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 and in the case of Section 2.17(e) and (f) subject to the same obligations, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) and (f) as though it were a Lender.

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each

Participant and the principal amounts and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Borrowing or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding anything to the contrary.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Each such assignment made as a result of a request by the Borrowers pursuant to Section 2.19 shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement.

(j) No Lender shall be obligated to make any such assignment as a result of a request by the Borrowers pursuant to Section 2.19 unless and until such Lender shall have received one or more payments from either one or more Loan Parties or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.

(k) By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent or any other agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(l) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Parties (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Loan Parties and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.

Section 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Facility Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Closing Date Transactions and/or the Restatement Effective Date Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution of Assignments.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff.

Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent, the Collateral Agent and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the Administrative Agent, the Collateral Agent or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under the Loan Documents held by such Lender, the Administrative Agent or the Collateral Agent irrespective of whether or not such Lender, the Administrative Agent or the Collateral Agent shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender, the Administrative Agent or the Collateral Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Administrative Agent or the Collateral Agent may have. Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Loan Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the Parent, Holdings, U.S. Borrower and the Lux Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, Holdings, the Borrowers or their properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each of the Parent, Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01(a) only. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) PARENT AND THE LUX BORROWER HEREBY APPOINTS THE U.S. BORROWER FOR SERVICE OF PROCESS, WITH AN OFFICE SPECIFIED IN SECTION 9.01, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND U.S. BORROWER HEREBY ACCEPTS SUCH APPOINTMENT.

Section 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process on prior notice to the Borrowers, where practicable, (d) in connection with and to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, or any credit insurance provider relating to, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (f) with the consent of the Borrowers or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent, Holdings or the Borrowers or any other Lender, Issuing Bank, the Administrative Agent or their respective Affiliates in violation of this Section.

For purposes of this Section, “Information” means all information received from the Parent, the Borrowers or any of the Subsidiaries relating to the Parent, the Borrowers or any of the Subsidiaries or any of their respective businesses, other than any such information that was available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrowers or any of the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of reasonable care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Patriot Act.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act DBTCA, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide DBTCA with such information as it may request in order for DBTCA to satisfy the requirements of the Patriot Act.

Section 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Arrangers, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Collateral Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Collateral Agent nor any Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Collateral Agent or any Arranger or their respective Affiliates has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and none of the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Collateral Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Collateral Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.16 Lender Addendum.

Each Lender to become a party to this Agreement on the Closing Date did so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, U.S. Borrower and the Administrative Agent.

Section 9.17 Provisions With Respect to Luxembourg Entities.

With respect to any Subsidiary organized under the laws of Luxembourg, in this Agreement or any Loan Document, a reference to:

(a) a winding-up, administration or dissolution includes, without limitation, bankruptcy “faillite”, insolvency, voluntary or judicial liquidation “liquidation volontaire ou judiciaire”, composition with creditors “concordat preventif de faillite”, moratorium or reprieve from payment “sursis de paiement”, controlled management “gestion controlee”, fraudulent conveyance “actio pauliana”, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b) a receiver, administrative receiver, administrator or the like includes, without limitation, juge-commissaire, liquidateur or curateur;

(c) a security interest includes any hypotheque, nantissement, gage, privilege, surete reelle, droit de retention and any type of real security “surete reelle” or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(d) a Person being unable to pay its debts includes that Person being in a state of cessation of payments “cessation de paiements.”

Section 9.18 Consent to Reduction of Share Capital of Holdings.

Each Secured Party hereby consents to any reduction in the share capital of Holdings that may be made during the time that any Obligations hereunder are outstanding resulting from Holdings’ repurchase or redemption of shares issued to an employee of Holdings or the Subsidiaries (or any plan for the benefit of such employees) in the event of a termination, death or disability of such employee, and each Secured Party agrees and undertakes to provide Holdings upon request with any letter of consent, affidavit or other appropriate document indicating such consent.

Section 9.19 Judgment Currency; Waiver of Immunity.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under law, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Administrative Agent could purchase (and remit in New York City) dollars with such other currency on the Business Day preceding that on which final judgment is given. Each Loan Party’s obligation in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following its receipt of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the Lenders, the Administrative Agent or any indemnitee in dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to such Loan Party. To the extent that any Loan Party may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to any Loan Party or its assets or revenues, such Loan Party agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction. Without limiting the generality of the foregoing, each Loan Party agrees that the foregoing waiver of immunity shall have the fullest scope permitted under the U.S. Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of such act.

Section 9.20 Amendment and Restatement.

It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Indebtedness and Obligations of Holdings and its Subsidiaries hereunder and thereunder shall be secured by the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 9.02 of the Existing Credit Agreement and the Existing Credit Agreement Third Amendment. In addition, unless specifically amended hereby, each of the Loan Documents, the Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect except that, from and after the Restatement Effective Date, all references to the “Credit Agreement” or to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement.

Section 9.21 Conduct of Business By the Finance Parties.

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 9.22 English Language.

Any notice given under or in connection with any Loan Document must be in English. All other documents provided under or in connection with any Loan Document must be:

(a) in English; or

(b) if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WIRECO WORLDGROUP INC., as U.S. Borrower

By:	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Chief Financial Officer

WRCA (LUXEMBOURG) HOLDINGS SARL, as Lux Borrower

By:	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

WIRECO WORLDGROUP LIMITED

By:	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Director

WIRECO WORLDGROUP (CAYMAN) INC.

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Cynthia J. Powell
Name: Cynthia J. Powell
Title: Vice President

By:	/s/ Estelle Lawrence
Name: Estelle Lawrence
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as Administrative Agent and Collateral Agent under the Existing Credit Agreement on behalf of the Required Lenders (as authorized by the Existing Credit Agreement Third Amendment)

By:	/s/ Michael Gewirtz
Name: Michael Gerwitz
Title: Executive Director

By:	/s/ Eoin Roche
Name: Eoin Roche
Title: Executive Director

DEUTSCHE BANK AG, LONDON BRANCH, as a Lender

By:	/s/ Truman Kirby
Name: Truman Kirby
Title: Vice President

By:	/s/ Shawn Gates
Name: Shawn Gates
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Anna Ostrovsky
Name: Anna Ostrovsky
Title: Authorized Signatory

Schedule 1.01C

The Original Parties

Part I

The Original Loan Parties

Name of Original Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation
WireCo WorldGroup Inc.	Delaware
WRCA (Luxembourg) Holdings S.à r.l.	Luxembourg

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation
1295728 Alberta ULC	Canada
Wireline Works Partnership	Canada
WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands
WRCA Distributor (Cayman) Ltd.	Cayman Islands
WireCo WorldGroup (Cayman) Inc.	Cayman Islands
WireCo WorldGroup Limited	Cyprus
WRCA, LLC	Delaware
WRCA US Holdings Inc.	Delaware
Casar Drahtseilwerk Saar GmbH	Germany
WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg
WRCA Finance (Luxembourg) S.à r.l.	Luxembourg
WRCA (Luxembourg) Holdings S.à r.l.	Luxembourg
WRCA (Luxembourg) S.à r.l.	Luxembourg
Oliveira Holland B.V.	Netherlands
Phillystran Europe B.V.	Netherlands
Albino, Maia & Santos, Limitada	Portugal
Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	Portugal
WireCo WorldGroup Portugal Holdings, SGPS, S.A.	Portugal
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal
WRCA Portugal Sociedade Unipessoal LDA	Portugal

Part II

The Original Lenders

Name of Original Lender	Revolving Facility Commitment	Status (Non–Acceptable L/C Lender: Yes/No)
Deutsche Bank AG, London Branch	€ 20,000,000	No
Goldman Sachs Bank USA	€ 10,000,000	n/a

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Schedule 1.01D

Mandatory Cost Formula

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders under the Revolving Facility for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01 per cent. per annum

        100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Section 2.77 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to Deutsche Bank on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

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9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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Schedule 1.01E

Pledge Agreements

Item
FOREIGN COLLATERAL DOCUMENTS

CANADA

n/a

CAYMAN ISLANDS

Share Pledge of WireCo WorldGroup Sales (Cayman) Ltd (March, 2010)by and among WireCo WorldGroup Limited as Chargor and Canadian Imperial Bank of Commerce as Chargee

Share Pledge of WireCo WorldGroup Sales (Cayman) Ltd (June 3, 2010) by and among WireCo WorldGroup Limited as Chargee and Canadian Imperial Bank of Commerce as Chargee

Share Pledge of WireCo WorldGroup Sales (Cayman) Ltd (Feb 14, 2011) by and among WireCo WorldGroup Limited as Chargor and Canadian Imperial Bank of Commerce as Chargee

Deed of Amendment of Share Pledge in WireCo WorldGroup Sales (Cayman) Ltd (Feb 14, 2011) by and among WireCo WorldGroup as Chargor and Canadian Imperial Bank of Commerce as Chargee

Share Pledge of WRCA Distributor (Cayman) Ltd. (Feb 8, 2007) by and among WRCA (Cyprus) Holdings Ltd as Chargor and HSBC Business Credit (USA) Inc. as Chargee

Share Pledge of WRCA Distributor (Cayman) Ltd. (Feb 8, 2007) by and among WRCA (Cyprus) Holdings Ltd as Chargor and Canadian Imperial Bank of Commerce as Chargee

Deed of Amendment of Charge Over and Pledge of Shares in WRCA Distributor (Cayman) Ltd. (Feb 14, 2011) by and among WireCo WorldGroup Limited as Chargor and Canadian Imperial Bank of Commerce as Chargee

CYPRUS

Pledge of Shares and Preferential Shares in WRCA (Lux) Holdings S.ar.L – 1st priority (Feb 8, 2007) by and among Canadian Imperial Bank of Commerce

Pledge of Shares and Preferential Shares in WRCA (Lux) Holdings S.ar.L – 2st priority (Feb 8, 2007) by and among HSBC Business Credit (USA) Inc.

Pledge of Shares in WRCA Distributor (Cayman) Ltd. – 1st priority (Feb 8, 2007) by and among Canadian Imperial Bank of Commerce

Pledge of Shares in WRCA Distributor (Cayman) Ltd. – 2st priority (Feb 8, 2007) by and among HSBC Business Credit (USA) Inc.

Amendment of Luxembourg Share and PEC Pledge Agreement dated Feb 2, 2007 of first fixed priority charge (Feb 14, 2011) by and among Canadian Imperial Bank of Commerce

Amendment of Charge Over Shares in WRCA Distributor (Cayman) Ltd dated Feb 8, 2007 of first fixed priority charge (Feb 14, 2011) by and among Canadian Imperial Bank of Commerce

Amendment of Charge Over Shares in WireCo Worldgroup Sales (Cayman) Ltd dated Feb 8, 2007 of first fixed priority charge (Feb 14, 2011) by and among Canadian Imperial Bank of Commerce

First Fixed and Specific Charge and Security Interest and Pledge over the shares in WireCo WorldGroup Sales (Cayman) Ltd. (Feb 14, 2011) by and among Canadian Imperial Bank of Commerce

Second Fixed and Specific Charge and Security Interest and Pledge over the shares in WireCo WorldGroup Sales (Cayman) Ltd. (Feb 14, 2011) by and among HSBC Business Credit (USA) Inc

Item
Share Pledge in WireCo WorldGroup Ltd shares (June 28, 2010) by and among WireCo WorldGroup (Cayman) Inc. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

GERMANY

Share Pledge of Casar D. Saar GmbH shares (Sept 13, 2007) by and among Blitz F07 GmbH as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent

Share Pledge of Casar D. Saar GmbH shares (Dec 30, 2010) by and among WRCA (Lux) S.ar.L and Canadian Imperial Bank of Commerce as Collateral Agent

Share Pledge of Blitz F07 shares (Sept 13, 2007) by and among WRCA (Lux) S.ar.L as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent

LUXEMBOURG

First Ranking Share and PECS Pledge Agreement over the WRCA (Lux) Holdings shares and PECS (Feb 8, 2007) by and among WRCA (Cyprus) Holdings Limited as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent as amended by a deed of Amendment of Luxembourg Share and PEC Pledge Agreement (Feb 14, 2011) by and among WireCo WorldGroup Limited as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

First Ranking Share [and PECS] Pledge Agreement over the WRCA Finance (Lux) Holdings shares [and PECS] (Feb 8, 2007) by and among WRCA (Lux) Holdings as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent and WRCA Finance (Lux) Holdings as the Company

First Ranking Pledge Agreement over the WRCA (Lux) shares (Feb 8, 2007) by and among WRCA (Lux) Holdings as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent and WRCA (Lux) as the Company

First Ranking Pledge Agreement over the WRCA (Lux) PECs March 2007 by and among WRCA (Lux) Holdings as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent and WRCA (Lux) as the Company

First Ranking Pledge Agreement over the WRCA Canadian Holdings (Lux) shares and PECs March 2007 by and among WRCA (Lux) as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent and WRCA Canadian Holdings (Lux) as the Company

NETHERLANDS

Share Pledge in Phillystran shares (Feb 11, 2010) by and among WRCA (Lux) S.ar.L as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

First Ranking Share Pledge in capital of Oliveira Holland B.V. (Jan 26, 2011) by and among Manuel Rodriques d’Oliveira S.A. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

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SCHEDULE 1.01F

Security Agreements

Item
PRINCIPAL DOCUMENTS

Incremental Loan Agreement (Nov 24, 2010) by and among Deutsche Bank AG, New York Brach, WireCo WorldGroup Inc., WireCo WorldGroup (Cayman) Inc., WireCo WorldGroup Limited, and Canadian Imperial Bank of Commerce as Administrative Agent

Acknowledgement and Confirmation Agreement (Nov 24, 2010) by and among Original Credit Parties and Canadian Imperial Bank of Commerce as Collateral Agent

Incremental Loan Funding Letter (Nov 24, 2010) by and among WireCo WorldGroup Inc., Canadian Imperial Bank of Commerce as Administrative Agent and Deutsche Bank AG, New York Branch

Second Amendment to Credit Agreement (May 3, 2010) by and among WireCo Worldgroup Inc., WireCo WorldGroup (Cayman) Inc. WireCo WorldGroup Limited , Canadian Imperial Bank of Commerce as Administrative Agent, and the Subsidiary Loan Parties named on signature pages thereto

Control Agreement: WireCo WorldGroup Inc to CIBC and HSBC (Nov 29, 2010) by and among HSBC Investor Funds, WireCo WorldGroup Inc. Canadian Imperial Bank of Commerce as First Lien Collateral Agent and HSBC Business Credit (USA) Inc. as Second Lien Collateral Agent

First Amendment to Intercreditor Agreement (May 3, 2010) by and among WireCo WorldGroup Inc., Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) Inc. as ABL Administrative Agent

Supplement No. 1 to Intercreditor Agreement (March 26, 2007) by and among Wire Rope Corporation, certain subsidiaries and affiliates of the Company specified on the signature pages thereto, Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) as ABL Administrative Agent

Supplement No. 2 to Intercreditor Agreement (Aug 30, 2007) by and among Wire Rope Corporation, certain subsidiaries and affiliates of the Company specified on the signature pages thereto, Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) as ABL Administrative Agent

Supplement No. 3 to Intercreditor Agreement (Sept 21, 2007) by and among Wire Rope Corporation, certain subsidiaries and affiliates of the Company specified on the signature pages thereto, Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) as ABL Administrative Agent

Supplement No. 4 to Intercreditor Agreement (Dec 14, 2007) by and among WireCo WorldGroup, certain subsidiaries and affiliates thereto, Canadian Imperial Bank of Commerce as Collateral Agent and HSBC Busines Credit as ABL Administrative Agent

Supplement No. 5 to Intercreditor Agreement (Jan 25, 2010) by and among WireCo WorldGroup Inc., certain subsidiaries and affiliates of the Company specified on the signature pages thereto and Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) Inc. as ABL Administrative Agent

Supplement No. 6 to Intercreditor Agreement (Feb 1, 2010)by and among WireCo WorldGroup Inc., certain subsidiaries and affiliates of the Company specified on the signature pages thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 7 to Intercreditor Agreement (Feb 17, 2010) by and among WireCo WorldGroup Inc., certain subsidiaries and affiliates of the Company specified therein, Canadian Imperial Bank of Commerce as Collateral Agent and HSBC Business Credit as ABL Administrative Agent

Supplement No.8 to Intercreditor Agreement: (Dec 10, 2010) by and among WireCo WorldGroup Inc., certain subsidiaries and affiliates of the Company specified on the signature pages thereto, Canadian Imperial Bank of Commerce as Term Loan Collateral Agent and HSBC Business Credit (USA) Inc. as ABL Administrative Agent

Item
Guarantee Agreement (Feb 8, 2007) by and among each of the subsidiaries and parent holding companies party thereto, Wire Rope Corporation of America and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 1 to Guarantee Agreement (March 26, 2007) by and among each of the subsidiaries and parent holding companies from time to time parties thereto, Wire Rope Corporation of America and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 2 to Guarantee Agreement (Aug 30, 2007) by and among each of the subsidiaries and parent holding companies from time to time parties thereto, Wire Rope Corporation of America and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 5 to Guarantee Agreement (Jan 25, 2010) by and among each of the subsidiaries and parent holding companies from time to time parties thereto, WireCo WorldGroup Inc. and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 6 to Guarantee Agreement (Feb 1, 2010) by and among WireCo WorldGroup Inc. and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 7 to Guarantee Agreement (Feb 17, 2010) by and among WireCo WorldGroup Ince and and Canadian Imperial Bank of Commerce as collateral agent

Supplement No. 8 to Guarantee Agreement: (Dec 10, 2010) by and among each of the subsidiaries and parent holding companies from time to time party thereto, WireCo WorldGroup Inc. and Canadian Imperial Bank of Commerce as Collateral Agent.

Counterpart Agreement to Intercompany Subordination Agreement (Aug 23, 2007) by and among Wire Rope Corporation of America, Inc., subsidiaries and parent holdings of Borrower parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Sept 21, 2007) by and among Wire Rope Corporation of America, Inc., subsidiaries and parent holdings of Borrower parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Dec 14, 2007) by and among WireCo WorldGroup Inc., subsidiaries and parent holdings of Borrower parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Jan 25, 2010) by and among WireCo WorldGroup Inc., each of the subsidiaries and parent holding companies of the Borrower from time to time party thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Feb 1, 2010) by and among WireCo WorldGroup Inc., each of the subsidiaries and parent holding companies of the Borrower from time to time party thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Feb 17, 2010) by and among WireCo WorldGroup Inc., subsidiaries and parent holding companies of the Borrower parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Counterpart Agreement to Intercompany Subordination Agreement (Dec 10, 2010) by and among WireCo WorldGroup Inc., each of the subsidiaries and parent holding companies of the Borrower from time to time party thereto and Canadian Imperial Bank of Commerce as Collateral Agent

U.S. Security Agreement (Feb 8, 2007) by and among WireCo WorldGroup Inc., each of the subsidiaries and parent holding companies of the Borrower from time to time party thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 1 to U.S. Security Agreement (Sept 21, 2007) by and among Wire Rope Corporation of America, WRCA US Holdings Inc., Subsidiary Loan Parties from time to time parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 2 to U.S. Security Agreement (Dec 14, 2007) by and among WireCo WorldGroup Inc., WRCA US Holdings Inc., Subsidiary Loan Parties from time to time parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 3 to U.S. Security Agreement (Jan 25, 2010) by and among WireCo WorldGroup Inc., WRCA US Holdings Inc., Subsidiary Loan Parties from time to time parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 4 to U.S. Security Agreement (Feb 17, 2007) by and among WireCo WorldGroup Inc., WRCA US Holdings Inc., Subsidiary Loan Parties from time to time parties thereto and Canadian Imperial Bank of Commerce as Collateral Agent

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U.S. Pledge Agreement (Feb 8, 2007) by and among WireCo WorldGroup Inc., WireCo WorldGroup Limited, the lenders from time to time party thereto, CIBC, CIBC Worldmarkets Corp. and Jefferies FinanceLLC.

Supplement No. 1 to U.S. Pledge Agreement (Sept 21, 2007) by and among Wire Rope Corporation of America, WRCA Holdings Inc., WRCA Finance (Luxembourg) S.ar.L , subsidiaries listed in schedule 1 thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 2 to U.S. Pledge Agreement (Dec 14, 2007) by and among WireCo WorldGroup Inc., WRCA Holdings Inc., WRCA Finance (Luxembourg) S.ar.L , subsidiaries listed in schedule 1 thereto and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement No. 3 to U.S. Pledge Agreement (Jan 25, 2010) by and among WireCo WorldGroup Inc., WRCA Holdings Inc., WRCA Finance (Luxembourg) S.ar.L , subsidiaries listed in schedule 1 thereto and Canadian Imperial Bank of Commerce as Collateral Agent

U.S. Intellectual Property Agreement (Feb 8, 2007) by and among Wire Rope Corporation of America and Canadian Imperial Bank of Commerce as Collateral Agent

Supplement to U.S. Intellectual Property Security Agreement (Jan 25, 2010) by and among Phillystran Inc. and Canadian Imperial Bank of Commerce as Collateral Agent

U.S. DACAs

DACA (Mar 15, 2010) by and among Phillystran, Inc as Debtor, HSBC Business Credit (USA) as First Lien Collateral Agent and Canadian Imperial Bank of Commerce as Second Lien Collateral Agent

DACA (May 31, 2010) by and among WireCo WorldGroup as Debotor, HSBC Business Credit (USA) as First Lien Collateral Agent and Canadian Imperial Bank of Commerce as Second Lien Collateral Agent

DACA (June, 2010) by and among WireCo WorldGroup, HSBC Business Credit (USA) as First Lien Collateral Agent and Canadian Imperial Bank of Commerce as Second Lien Collateral Agent

DACA (Feb 14, 2011)by and among WireCo WorldGroup, HSBC Business Credit (USA) as First Lien Collateral Agent and Canadian Imperial Bank of Commerce as Second Lien Collateral Agent

LockBox Agreement (May 31, 2011) by and among WireCo WorldGroup HSBC Business Credit (USA) as First Lien Collateral Agent and Canadian Imperial Bank of Commerce as Second Lien Collateral Agent

FOREIGN COLLATERAL DOCUMENTS

CANADA

General Security Agreement (March 26, 2007) by and among 1295728 Alberta ULC, Wireline Works Partnership and Canadian Imperial Bank of Commerce as Collateral Agent

Securities Pledge Agreement (March 26, 2007) by and among 1295728 Alberta ULC, WRCA Canadian Holdings (Luxembourg) S.ar.L and Canadian Imperial Bank of Commerce as Collateral Agent

CAYMAN ISLANDS

CYPRUS

Floating Charge over fixed and floating assets of the company – 1st priority (Feb 8, 2007) by and among Canadian Imperial Bank of Commerce

Floating Charge over fixed and floating assets of the company – 2st priority (Feb 8, 2007) by and among HSBC Business Credit (USA) Inc.

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Debenture (Feb 8, 2007) by and among WRCA (Cyprus) Holdings Limited and Canadian Imperial Bank of Commerce as Collateral Agent

Debenture Amendment (Feb 14, 2011) relating to Debenture granted by WireCo WorldGroup Ltd on Feb 8, 2007, by and among WireCo WorldGroup Limited and Canadian Imperial Bank of Commerce as Collateral Agent

GERMANY

Account Pledge Agreement (Dec 17, 2010) by and among Casar D. Saar GmbH as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent

Account Pledge Agreement (Sept 14, 2007) by and among Casar D. Saar GmbH as Pledgor and Canadian Imperial Bank of Commerce as Collateral Agent

Confirmation and Amendment Agreement (Dec 17, 2010) by and among Casar D. Saar GmbH, WireCo WorldGroup Inc. and WRCA (Lux) S.ar.L as Chargor and Canadian Imperial Bank of Commerce as Collateral Agent

Security Transfer Agreement in fixed movable assets (Sept 14, 2007) by and among Casar D. Saar GmbH as Transferor and Canadian Imperial Bank of Commerce as Collateral Agent

Security Purpose Agreement (Sept 14, 2007) by and among Casar Holding GmbH as Chargor and Canadian Imperial Bank of Commerce as Collateral Agent

Security Assignment of Receivables (Sept 14, 2007) by and among Casar D. Saar GmbH as Assignor and Canadian Imperial Bank of Commerce as Collateral Agent

Security Assignment of I.P. Rights (Sept 14, 2007) by and among Casar D. Saar GmbH as Assignor and Canadian Imperial Bank of Commerce as Collateral Agent

Abstract Acknowledgement of Debt (Sept 14, 2007) by and among Wire Rope Corp of America as Debtor and Canadian Imperial Bank of Commerce as Collateral Agent

I.P. Security Agreement (June 18, 2010) by and among Casar D. Saar GmbH and Canadian Imperial Bank of Commerce as Collateral Agent

Land charge between Verreet Beteiligungsgesellschaft mbh and Canadian Imperial Bank of Commerce (Sept 14, 2007) (Document in German with no English translation)

LUXEMBOURG

First ranking Account Pledge (Sept 14, 2007) by and among Casar Holdings GmbH (Blitz F07 GmnH) as Pledgor and Canadian Imperial Bank of Commerce over Société Générale Bank & Trust Accounts

First ranking Account Pledge (Sept 11, 2007) by and among Casar Drahtseilwerk Saar GmbH as Pledgor and Fortis Bank Luxembourg as pledgee over Fortis Bank Luxembourg bank account

Second ranking Account Pledge (Dec, 2007) by and among Casar Drahtseilwerk Saar GmbH as Pledgor and Canadian Imperial Bank of Commerce pledge over Fortis Bank Luxembourg bank account

NETHERLANDS

Account Pledge (March 31, 2010) by and among Phillystran Europe B.V. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

Pledge of Assets – 1nd ranking (Jan 31, 2011) by and among Oliveira Holland B.V. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

Pledge of Inventory – 2nd ranking (Feb 1, 2011) by and among Oliveira Holland B.V. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

Pledge of Insurance – 1st ranking (Jan 31, 2011) by and among Oliveira Holland B.V. as Pledgor and Canadian Imperial Bank of Commerce as Pledgee

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U.S. REAL ESTATE

Amendment of Mortgage, Montgomery County, Pennsylvania (Jan 26, 2011) by and between WireCo WorldGroup Inc. as Mortgagor and Canadian Imperial Bank of Commerce as Mortgagee

Amendment of Deed of Trust, Fort Bend County, Texas (Jan 26, 2011) by and among WireCo WorldGroup Inc. as Grantor, Peter Graf, Esq. as Trustee and Canadian Imperial Bank of Commerce as Beneficiary

Amendment of Mortgage, Natrona County, Wyoming (Jan 26, 2011) by and between WireCo WorldGroup Inc. as Mortgagor and Canadian Imperial Bank of Commerce as Mortgagee

Deed of Trust, Security Agreement, Pettis County, Missouri (Feb 8, 2007) by and among Wire Rope Corporation of America, Inc. as Grantor* and Canadian Imperial Bank of Commerce as Grantee

Amendment of Deed of Trust, Pettis County, Missouri (Jan 26, 2011) by and among WireCo WorldGroup Inc. as Grantor* and Canadian Imperial Bank of Commerce as Administrative Agent

Amendment of Deed of Trust, Livingston County, Missouri (Jan 26, 2011) by and among WireCo WorldGroup Inc. as Grantor* and Canadian Imperial Bank of Commerce as Grantee

Deed of Trust, Security Agreement, Buchanan County, Missouri (Feb 8, 2007) by and among Wire Rope Corporation of America, Inc. as Grantor *and Canadian Imperial Bank of Commerce as Grantee

Amendment to Deed of Trust, Security Agreement, Buchanan County, Missouri (Jan 26, 2011) by and among WireCo WorldGroup Inc. as Grantor* and Canadian Imperial Bank of Commerce as Grantee

Deed of Trust, Security Agreement, Fort Bend County, Texas (Feb 8, 2007) by and among Camesa, Inc. as Grantor, Peter Graf, Esq. as Trustee and Canadian Imperial Bank of Commerce as Grantee

Deed of Trust, Security Agreement, Adair County, Missouri (Feb 8, 2007) by and among Wire Rope Corporation of America, Inc. as Grantor *and Canadian Imperial Bank of Commerce as Grantee

Deed of Trust, Security Agreement, Livingston County, Missouri (Feb 8, 2007) by and among Wire Rope Corporation of America, Inc. as Grantor *and Canadian Imperial Bank of Commerce as Grantee

Open-End Mortgage, Security Agreement, Montgomery County, Pennsylvania (February 19, 2010) between Phillystran, Inc. as Mortgagee and Canadian Imperial Bank of Commerce as Mortgagee

*	, First American Title Insurance Agency, Inc. as Trustee

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Mortgage, Security Agreement, Natrona County, Wyoming (Feb , 2007) by and between Wire Rope Corporation of America, Inc. as Mortgagor and Canadian Imperial Bank of Commerce as Mortgagee

Amendment to Deed of Trust, Security Agreement, Adair County, Missouri (Jan 26, 2011) by and among WireCo WorldGroup Inc. as Grantor* and Canadian Imperial Bank of Commerce as Grantee

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Schedule 1.01G

Conditions Precedent

1.	Loan Parties

(a)	A copy of the constitutional documents of each Original Loan Party.

(b)	A copy of a resolution of the board of directors of each Original Loan Party:

(i)	approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilization Request) to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party; and

(iv)	in the case of a Loan Party other than the U.S. Borrower, authorising the Loan Parties’ Agent to act as its agent in connection with the Loan Documents.

(c)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Revolving Facility Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Loan Party to be exceeded.

(d)	A certificate of an authorised signatory of the Parent or other relevant Original Loan Party certifying that each copy document relating to it specified in clause (a) of this Schedule 1.01G is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	[Intentionally Omitted]

3.	Loan Documents

(a) The Second Amendment to the Intercreditor Agreement executed by the members of the Group party to that Agreement, the ABL Collateral Agent and the Collateral Agent.

(b) The Existing Credit Agreement Third Amendment executed by the members of the Group, each Lender under the Revolving Facility, the Administrative Agent and the Required Lenders.

(c) The Fee Letters executed by the U.S. Borrower.

(d) Each assignment or amendment to a Security Document required in connection with the Revolving Facility or the assignment of the Security Documents to the successor Collateral Agent shall have been executed by each applicable Original Loan Party (it being understood that the German law assignment and registration of the land charge will be executed and registered by the Collateral Agent).

(e) (i) An executed and notarized amendment or modification (a “Mortgage Amendment”) to each Mortgage located in the United States previously delivered under the Credit Agreement in order to continue the Lien of such Mortgage, as modified by any such Mortgage Amendment, in proper form for recording by the relevant Loan Party in the appropriate real estate records in all applicable jurisdictions and otherwise in form and substance reasonably satisfaction to the Administrative Agent and (ii) an amendment or date-down endorsement to the existing title insurance policies (or where such endorsement is unavailable, a new title insurance policy insuring same) in respect of each such Mortgage in form and substance reasonably satisfactory to the Administrative Agent, together with evidence of payment of all title insurance premiums and expenses, all filing, recording and similar fees and any other items required by a title company to issue such endorsements. Further, the U.S. Borrower agrees to, and to cause its Subsidiaries to, provide and deliver or obtain any customary affidavits and indemnities as may be required or necessary to obtain such endorsements satisfactory to the Administrative Agent; provided that no new or updated surveys shall be required so long as there have been no material changes to existing improvements or construction of new improvements outside any applicable setback lines or outside the property lines, as to which the U.S. Borrower shall deliver appropriate affidavits.

(f) All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Loan Party in blank in relation to the assets subject to or expressed to be subject to the Security and other documents of title to be provided under the Security Documents.

4.	Insurance

Delivery of evidence of insurance dated on or about the date of this Agreement that demonstrates compliance with Section 5.07.

5.	[Intentionally Omitted]

6.	Legal Opinions

The following legal opinions, each addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank(s) and the Original Lenders and capable of being relied upon by any persons that become Lenders pursuant to the primary syndication of the Revolving Facility.

(a)	A legal opinion of Wachtell, Lipton, Rosen and Katz LLP, legal advisers to the U.S. Borrower as to New York law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

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(b)	A legal opinion of the following legal advisers to the Loan Parties:

(i)	Fasken Martineau as to Canadian law

(ii)	The Walkers Group as to Cayman law;

(iii)	Heymann & Partner Rechtsanwalte as to German law;

(iv)	Arendt & Medernach as to Luxembourg law;

(v)	Simmons and Simmons as to Dutch law; and

(vi)	A.M.Pereira, Sáragga Leal, Oliveira Martins, Júdice e Associados as to Portuguese law.

7.	Other Documents and Evidence

(a)	The Group Structure Chart.

(b)	The Base Case Model.

(c)	A copy, certified by an authorised signatory of the Loan Parties’ Agent to be a true copy, of the Original Financial Statements of each Original Loan Party.

(d)	Evidence that the fees, costs and expenses then due from the U.S. Borrower pursuant to Section 2.88, Section 2.89, Section 2.90, (Fees), Section 2.91 (Fees Payable in respect of Letters of Credit), Section 2.92 (Interest, Commission and Fees on Ancillary Facilities) and Section 9.03(Costs and Expenses) have been paid or will be paid by the first Utilization Date in respect of the Revolving Facility.

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Schedule 5.11

Agreed Security Principles

(A).	Considerations

In determining what Security and guarantees will be provided in support of the Obligations (and the timing thereof) the following matters will be taken into account. Security and guarantees shall not be created or perfected to the extent that it would:

(a) result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b) result in a risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs that, in the reasonable opinion of the Administrative Agent, acting at the instruction of the Required Lenders, are disproportionate to the benefit obtained by the beneficiaries of that Security;

(d) purport to charge any assets subject to third party arrangements which may prevent those assets from being charged provided that reasonable endeavors to obtain consent to charging any such assets shall be used by the Group if the Collateral Agent (acting at the instruction of the Required Lenders, acting in good faith) determines that the relevant assets are material to the Group; or

(e) be reasonably likely to have a material adverse effect on the ability of any member of the Group to conduct its operations and business in the ordinary course as otherwise permitted under the Loan Documents.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out–of–pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)	Obligations to be Secured

1.	Subject to Section 1 (Considerations) and to paragraph 2.3 below, the obligations to be secured are the Secured Obligations. The Security is to be granted in favour of the Collateral Agent on behalf of each Secured Party.

2.	The secured obligations will be limited:

2.1	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2	to avoid any risk to officers of the relevant member of the Group that is granting Collateral of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

The parties to this Agreement agree to negotiate the form of each Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first Utilization of the Revolving Facility under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in the Guarantee Agreement and, with respect to any additional guarantor, is subject to any limitations set out in the supplement applicable to such additional Loan Party.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default.

(D)	Undertakings/Representations And Warranties

Any representations, warranties or undertakings to be included in any Security Document shall be limited to such provisions which are required for the creation or perfection of the Collateral and be no more onerous (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) than the equivalent provision set out in this Agreement.

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